Exhibit 99.3

Report of Independent Registered Public Accounting Firm, Consolidated Financial Statements and Related Notes, and Exhibits and Financial Statement Schedules

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Pepco Holdings, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Pepco Holdings, Inc. and its subsidiaries at December 31, 2009 and December 31, 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index appearing under Item 15(a)(2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedules and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Washington, D.C.

February 26, 2010, except for Note 20, as to which the date is September 17, 2010

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the Year Ended December 31,	2009	2008	2007
	(millions of dollars, except per share data)
Operating Revenue
Power Delivery	$4,980	$5,488	$5,248
Pepco Energy Services	2,383	2,648	2,309
Other	39	(77)	56

Total Operating Revenue	7,402	8,059	7,613

Operating Expenses
Fuel and purchased energy	5,330	5,927	5,395
Other services cost of sales	85	127	111
Other operation and maintenance	819	775	734
Depreciation and amortization	349	338	325
Other taxes	368	355	354
Deferred electric service costs	(161)	(9)	68
Impairment losses	4	—	2
Effect of settlement of Mirant bankruptcy claims	(40)	—	(33)
Gain on sale of assets	—	(3)	(3)

Total Operating Expenses	6,754	7,510	6,953

Operating Income	648	549	660

Other Income (Expenses)
Interest and dividend income	2	17	17
Interest expense	(340)	(305)	(308)
Gain (loss) from equity investments	2	(4)	10
Other income	16	19	28
Other expenses	(1)	(3)	(2)

Total Other Expenses	(321)	(276)	(255)

Income from Continuing Operations Before Income Tax Expense	327	273	405
Income Tax Expense related to Continuing Operations	104	90	141

Net Income from Continuing Operations	223	183	264
Income from Discontinued Operations, net of Income Taxes	12	117	70

Net Income	$235	$300	$334

Basic and Diluted Share Information
Weighted average shares outstanding	221	204	194

Earnings per share of common stock from Continuing Operations	$1.01	$0.90	$1.36
Earnings per share of common stock from Discontinued Operations	0.05	0.57	0.36

Basic and diluted earnings per share	$1.06	$1.47	$1.72

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Year Ended December 31,	2009	2008	2007
	(millions of dollars)
Net income	$235	$300	$334

Other comprehensive income from continuing operations
Gains (loss) from continuing operations on commodity derivatives designated as cash flow hedges:
(Losses) gains arising during period	(129)	(210)	15
Amount of losses (gains) reclassified into income	166	(8)	36

Net gain (loss) on commodity derivatives	37	(218)	51
Losses on Treasury Rate Locks reclassified into income	5	5	9

Amortization of gains and losses for prior service cost	(13)	(3)	2

Other comprehensive income (loss) from continuing operations, before income taxes	29	(216)	62
Income tax expense (benefit) from continuing operations	12	(87)	24

Other comprehensive income (loss) from continuing operations, net of income taxes	17	(129)	38
Other comprehensive income (loss) from discontinued operations, net of income taxes	4	(87)	19

Comprehensive income	$256	$84	$391

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
	(millions of dollars)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$44	$375
Restricted cash equivalents	11	10
Accounts receivable, less allowance for uncollectible accounts of $44 million and $35 million, respectively	1,019	1,154
Inventories	124	144
Derivative assets	22	39
Prepayments of income taxes	167	294
Deferred income tax assets, net	126	31
Prepaid expenses and other	67	51
Conectiv Energy assets held for sale	346	500

Total Current Assets	1,926	2,598

INVESTMENTS AND OTHER ASSETS
Goodwill	1,407	1,411
Regulatory assets	1,801	2,088
Investment in finance leases held in trust	1,386	1,335
Income taxes receivable	141	23
Restricted cash equivalents	4	108
Assets and accrued interest related to uncertain tax positions	12	32
Derivative assets	16	1
Other	194	212
Conectiv Energy assets held for sale	29	11

Total Investments and Other Assets	4,990	5,221

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	11,431	10,860
Accumulated depreciation	(4,190)	(3,986)

Net Property, Plant and Equipment	7,241	6,874
Conectiv Energy assets held for sale	1,622	1,440

Total Property, Plant and Equipment	8,863	8,314

TOTAL ASSETS	$15,779	$16,133

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
	(millions of dollars, except shares)
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term debt	$530	$465
Current portion of long-term debt and project funding	536	85
Accounts payable and accrued liabilities	574	696
Capital lease obligations due within one year	7	6
Taxes accrued	47	61
Interest accrued	68	71
Liabilities and accrued interest related to uncertain tax positions	1	47
Derivative liabilities	67	96
Other	281	256
Liabilities associated with Conectiv Energy assets held for sale	191	219

Total Current Liabilities	2,302	2,002

DEFERRED CREDITS
Regulatory liabilities	613	893
Deferred income taxes, net	2,600	2,269
Investment tax credits	35	40
Pension benefit obligation	290	626
Other postretirement benefit obligations	409	461
Income taxes payable	5	8
Liabilities and accrued interest related to uncertain tax positions	96	17
Derivative liabilities	54	52
Other	147	143
Liabilities associated with Conectiv Energy assets held for sale	19	48

Total Deferred Credits	4,268	4,557

LONG-TERM LIABILITIES
Long-term debt	4,470	4,859
Transition bonds issued by ACE Funding	368	401
Long-term project funding	17	19
Capital lease obligations	92	99

Total Long-Term Liabilities	4,947	5,378

COMMITMENTS AND CONTINGENCIES (NOTE 17)
EQUITY
Common stock, $.01 par value - authorized 400,000,000 shares, 222,269,895 and 218,906,220 shares outstanding, respectively	2	2
Premium on stock and other capital contributions	3,227	3,179
Accumulated other comprehensive loss	(241)	(262)
Retained earnings	1,268	1,271

Total Shareholders’ Equity	4,256	4,190
Non-controlling interest	6	6

Total Equity	4,262	4,196

TOTAL LIABILITIES AND EQUITY	$15,779	$16,133

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2009	2008	2007
	(millions of dollars)
OPERATING ACTIVITIES
Net income	$235	$300	$334
Less: Income from discontinued operations	(12)	(117)	(70)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	349	338	325
Non-cash rents from cross-border energy lease investments	(54)	(65)	(73)
Non-cash charge to reduce equity value of PHI’s cross-border energy lease investments	3	124	—
Effect of settlement of Mirant bankruptcy claims	(40)	—	(33)
Proceeds from settlement of Mirant bankruptcy claims	—	—	507
Reimbursements to Mirant	—	—	(108)
Changes in restricted cash equivalents related to Mirant settlement	102	315	(417)
Deferred income taxes	249	313	85
Net unrealized losses (gains) on commodity derivatives	2	2	—
Other	(3)	(12)	(8)
Changes in:
Accounts receivable	136	(71)	(109)
Inventories	20	(35)	(15)
Prepaid expenses	(17)	1	(16)
Regulatory assets and liabilities, net	(221)	(325)	4
Accounts payable and accrued liabilities	(153)	29	96
Pension benefit obligation, excluding contributions	95	19	13
Pension contributions	(300)	—	—
Cash collateral related to derivative activities	24	(138)	45
Taxes accrued	76	(241)	37
Proceeds from sale of B.L. England emission allowances	—	—	48
Other assets and liabilities	12	20	28
Net Conectiv Energy assets held for sale	103	(44)	122

Net Cash From Operating Activities	606	413	795

INVESTING ACTIVITIES
Investment in property, plant and equipment	(664)	(643)	(581)
Proceeds from settlement of Mirant bankruptcy claims representing reimbursement for investment in property, plant and equipment	—	—	15
Proceeds from sale of assets	4	56	11
Net other investing activities	—	11	15
Investment in property, plant and equipment associated with Conectiv Energy assets held for sale	(200)	(138)	(42)

Net Cash Used By Investing Activities	(860)	(714)	(582)

FINANCING ACTIVITIES
Dividends paid on common stock	(238)	(222)	(203)
Common stock issued for the Dividend Reinvestment Plan	31	29	28
Issuance of common stock	18	287	200
Redemption of preferred stock of subsidiaries	—	—	(18)
Issuances of long-term debt	110	1,150	704
Reacquisition of long-term debt	(83)	(590)	(855)
Issuances (repayments) of short-term debt, net	65	26	(61)
Cost of issuances	(4)	(30)	(7)
Net other financing activities	10	(21)	5
Net financing activities associated with Conectiv Energy assets held for sale	7	1	—

Net Cash (Used By) From Financing Activities	(84)	630	(207)

Net (Decrease) Increase In Cash and Cash Equivalents	(338)	329	6
Cash and Cash Equivalents of discontinued operations	(2)	(9)	(1)
Cash and Cash Equivalents at Beginning of Year	384	55	49

CASH AND CASH EQUIVALENTS AT END OF YEAR	$44	$375	$54

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $11 million, $11 million and $9 million, respectively)	$353	$316	$338
Cash (received) paid for income taxes	(76)	99	36

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock		Premium	Accumulated Other Comprehensive	Retained
(millions of dollars, except shares)	Shares	Par Value	on Stock	(Loss) Income	Earnings

BALANCE, DECEMBER 31, 2006	191,932,445	$2	$2,645	$(103)	$1,069

Net Income	—	—	—	—	334
Other comprehensive income	—	—	—	57	—
Dividends on common stock ($1.04 per share)	—	—	—	—	(203)
Reacquisition of subsidiary preferred stock	—	—	(1)	—	—
Issuance of common stock:
Original issue shares, net	7,601,290	—	200	—	—
DRP original shares	979,155	—	28	—	—
Net activity related to stock-based awards	—	—	(3)	—	—
Cumulative effect adjustment – uncertain tax positions	—	—	—	—	(7)

BALANCE, DECEMBER 31, 2007	200,512,890	2	2,869	(46)	1,193

Net Income	—	—	—	—	300
Other comprehensive loss	—	—	—	(216)	—
Dividends on common stock ($1.08 per share)	—	—	—	—	(222)
Issuance of common stock:
Original issue shares, net	17,095,081	—	277	—	—
DRP original shares	1,298,249	—	29	—	—
Net activity related to stock-based awards	—	—	4	—	—

BALANCE, DECEMBER 31, 2008	218,906,220	2	3,179	(262)	1,271

Net Income	—	—	—	—	235
Other comprehensive income	—	—	—	21	—
Dividends on common stock ($1.08 per share)	—	—	—	—	(238)
Issuance of common stock:
Original issue shares, net	1,210,261	—	18	—	—
DRP original shares	2,153,414	—	31	—	—
Net activity related to stock-based awards	—	—	(1)	—	—

BALANCE, DECEMBER 31, 2009	222,269,895	$2	$3,227	$(241)	$1,268

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PEPCO HOLDINGS, INC.

(1)	ORGANIZATION

Pepco Holdings, Inc. (PHI or Pepco Holdings), a Delaware corporation incorporated in 2001, is a holding company that, through the following regulated public utility subsidiaries, is engaged primarily in the distribution, transmission and default supply of electricity and the delivery and supply of natural gas (Power Delivery):

•	Potomac Electric Power Company (Pepco), which was incorporated in Washington, D.C. in 1896 and became a domestic Virginia corporation in 1949,

•	Delmarva Power & Light Company (DPL), which was incorporated in Delaware in 1909 and became a domestic Virginia corporation in 1979,

•	Atlantic City Electric Company (ACE), which was incorporated in New Jersey in 1924.

Each of Pepco, DPL and ACE is also a reporting company under the Securities Exchange Act of 1934, as amended. Together the three companies constitute a single segment for financial reporting purposes.

PHI has also been engaged in the competitive energy generation, marketing and supply business (Competitive Energy), which it has conducted through subsidiaries of Conectiv Energy Holding Company (collectively Conectiv Energy) and through Pepco Energy Services, Inc. and its subsidiaries (collectively, Pepco Energy Services), each of which has constituted a separate segment for financial reporting purposes. As more fully described below, PHI is in the process of disposing of Conectiv Energy and is winding down the retail energy supply portion of the business of Pepco Energy Services.

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, treasury, tax, purchasing and information technology services to PHI and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries. The expenses of PHI Service Company are charged to PHI and the participating operating subsidiaries in accordance with cost allocation methodologies set forth in the service agreement.

Power Delivery Business

The largest component of PHI’s business is Power Delivery. Each of Pepco, DPL and ACE is a regulated public utility in the jurisdictions that comprise its service territory. Each company owns and operates a network of wires, substations and other equipment that is classified either as transmission or distribution facilities. Transmission facilities are high-voltage systems that carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities are low-voltage systems that carry electricity to end-use customers in the utility’s service territory.

Each company is responsible for the delivery of electricity and, in the case of DPL, natural gas, in its service territory, for which it is paid tariff rates established by the applicable local public service commissions. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service is Standard Office Service (SOS) in Delaware, the District of Columbia and Maryland, and Basic Generation Service (BGS) in New Jersey. In this Form 8-K, these supply services are referred to generally as Default Electricity Supply.

Competitive Energy Business

On April 20, 2010, the Board of Directors of PHI approved a plan for the disposition of Conectiv Energy. On July 1, 2010, PHI completed the sale of Conectiv Energy’s wholesale power generation business to Calpine Corporation (Calpine) for $1.63 billion. PHI is currently in the process of liquidating all of the Conectiv Energy segment’s remaining operations, consisting of its load service supply contracts, energy hedging portfolio, certain tolling agreements and other assets not included in the Calpine sale, which PHI expects to complete within a period of 12 months following the announcement of the disposition plan. In view of the adoption of a plan of disposition for the Conectiv Energy segment, the entire Conectiv Energy segment is being accounted for as a discontinued operation and is no longer being treated as a separate segment for financial reporting purposes. In addition, substantially all of the information in these Notes to the Consolidated Financial Statements with respect to the operations of the former Conectiv Energy segment has been consolidated in Note (20), “Discontinued Operations.”

The business of the Pepco Energy Services segment has consisted primarily of (i) the retail supply of electricity and natural gas and (ii) providing energy savings performance contracting services principally to federal, state and local government customers, and designing, constructing and operating combined heat and power and central energy plants for customers (Energy Services). Pepco Energy Services also owns and operates two oil-fired generation facilities.

On December 7, 2009, PHI announced that it will wind down the retail electric and natural gas supply business, which it conducts through its subsidiary Pepco Energy Services. The retail energy supply business historically has generated a substantial portion of the operating revenues and net income of PHI’s Pepco Energy Services operating segment. Operating revenues related to the retail energy supply business for the years ended December 31, 2009, 2008 and 2007 were $2.3 billion, $2.5 billion and $2.1 billion, respectively, while operating income for the same periods was $88 million, $54 million and $39 million, respectively. In connection with the operation of the retail energy supply business, as of December 31, 2009, Pepco Energy Services provided letters of credit of $157 million and posted cash collateral of $123 million. These collateral requirements, which are based on existing wholesale energy purchase and sale contracts and current market prices, will decrease as the contracts expire and the collateral is expected to be fully released over time by June 1, 2014. The Energy Services business will not be affected by the wind down of the retail energy supply business.

As further discussed in Note (6), “Goodwill,” as a result of the decision to wind down the retail energy supply business, Pepco Energy Services in the fourth quarter of 2009 recorded (i) a $4 million pre-tax impairment charge reflecting the write off of all goodwill allocated to this business and (ii) a pre-tax charge of less than $1 million related to employee severance. In accordance with Financial Accounting Standards Board (FASB) guidance, the Pepco Energy Services retail electric and natural gas supply business will only be reflected as a discontinued operation once the wind-down is complete.

Other Business Operations

Through its subsidiary Potomac Capital Investment Corporation (PCI), PHI maintains a portfolio of cross-border energy lease investments, with a book value at December 31, 2009 of approximately $1.4 billion. This activity constitutes a third operating segment for financial reporting purposes, which is designated as “Other Non-Regulated.” For a discussion of PHI’s cross-border energy lease investments, see Note (2), “Significant Accounting Policies - Changes in Accounting Estimates,” Note (8), “Leasing Activities - Investment in Finance Leases Held in Trust,” Note (12), “Income Taxes,” and Note (17), “Commitments and Contingencies - PHI’s Cross-Border Energy Lease Investments.”

(2)	SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The accompanying consolidated financial statements include the accounts of Pepco Holdings and its wholly owned subsidiaries. All material intercompany balances and transactions between subsidiaries have been eliminated. Pepco Holdings uses the equity method to report investments, corporate joint ventures, partnerships, and affiliated companies in which it holds a 20% to 50% voting interest and cannot exercise control over the operations and policies of the investment. Undivided interests in several jointly owned electric plants previously held by PHI, and certain transmission and other facilities currently held, are consolidated in proportion to PHI’s percentage interest in the facility.

Change in Accounting Principle

Historically PHI performed its goodwill impairment test on July 1 each year. After the completion of the July 1, 2009 goodwill impairment test, PHI adopted a new accounting policy whereby PHI’s annual impairment review of goodwill will be performed as of November 1 each year. Management believes that PHI’s new annual impairment testing date is preferable because it better aligns the timing of the test with management’s annual update of its long-term financial forecast. This change in accounting principle had no effect on PHI’s consolidated financial statements. For additional discussion on this matter see Note (6), “Goodwill.”

Consolidation of Variable Interest Entities

In accordance with the provisions of FASB guidance on variable interest entities (Accounting Standards Codification (ASC) 810), Pepco Holdings consolidates those variable interest entities with respect to which Pepco Holdings or a subsidiary is the primary beneficiary. The guidance addresses conditions under which an entity should be consolidated based upon variable interests rather than voting interests. Subsidiaries of Pepco Holdings have power purchase agreements (PPAs) with several entities to which the guidance applies.

ACE and Pepco PPAs

Pepco Holdings, through its ACE subsidiary, is a party to three PPAs with unaffiliated, non-utility generators (NUGs). Due to a variable element in the pricing structure of the NUGs, Pepco Holdings potentially assumes the variability in the operations of the plants related to the NUGs and, therefore, has a variable interest in the entities. Pepco Holdings continued, during 2009, to conduct exhaustive efforts to obtain information from these three entities, but was unable to obtain sufficient information to conduct the analysis required under FASB guidance to determine whether these three entities were variable interest entities or if ACE was the primary beneficiary. As a result, Pepco Holdings has applied the scope exemption from the guidance for enterprises that have conducted exhaustive efforts to obtain the necessary information, but have not been able to obtain such information.

Net purchase activities with the NUGs for the years ended December 31, 2009, 2008, and 2007, were approximately $282 million, $349 million and $327 million, respectively, of which approximately $262 million, $305 million and $292 million, respectively, related to power purchases under the PPAs. Pepco Holdings does not have loss exposure under the NUGs because the costs are recoverable from ACE’s customers through regulated rates.

During the third quarter of 2008, Pepco transferred to Sempra Energy Trading LLP (Sempra) an agreement with Panda-Brandywine, L.P. (Panda) under which Pepco was obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (Panda PPA). Net purchase activities under the Panda PPA for the years ended December 31, 2008 and 2007 were approximately $59 million and $85 million, respectively.

DPL Wind Transactions

PHI, through its DPL subsidiary, has entered into four wind PPAs in amounts up to a total of 350 megawatts. Three of the PPAs are with land-based facilities and one of the PPAs is with an offshore facility. When completed and operational, DPL is obligated to purchase energy and renewable energy credits (RECs) from the four wind facilities and capacity from one of the wind facilities. The RECs help DPL fulfill a portion of its requirements under the State of Delaware’s Renewable Energy Portfolio Standards Act, which requires that 20 percent of total load needed in Delaware be produced from renewable sources by 2019. The Delaware Public Service Commission (DPSC) has approved the four agreements, each of which sets forth the prices to be paid by DPL over the life of the contract, and has approved the recovery of DPL’s purchase costs through customer rates.

One of the land-based facilities became operational and went into service in December 2009. DPL is obligated to purchase energy and RECs from this facility over 15 years in amounts generated and delivered not to exceed 50.25 megawatts at rates that are fixed. Payments under the other agreements are currently expected to start in 2010 for the other two land-based contracts and 2014 for the offshore contract, if the projects are ultimately completed and operational.

The terms of the agreements, with facilities that are not yet operational, range between 20 and 25 years. When they become operational, DPL is obligated to purchase energy and RECs in amounts generated and delivered by the sellers at rates that are primarily fixed under these agreements. Recent disruptions in the capital and credit markets, as well as permitting delays, could result in setbacks in the construction schedules and the operational start dates of the wind facilities. If the wind facilities are not operational by specified dates, DPL has the right to terminate the PPAs.

DPL concluded that consolidation is not required for any of these PPAs under FASB guidance on the consolidation of variable interest entities (ASC 810). DPL will need to reassess its accounting conclusions if there are material changes to the contractual arrangements or wind facilities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information available to management at the time the estimates are made. Actual results may differ significantly from these estimates.

Significant matters that involve the use of estimates include the assessment of goodwill and long-lived assets for impairment, fair value calculations for certain derivative instruments, the costs of providing pension and other postretirement benefits, evaluation of the probability of recovery of regulatory assets, and the recognition of income tax benefits as it relates to investments in finance leases held in trust associated with PHI’s portfolio of cross-border energy lease investments. Additionally, PHI is subject to legal, regulatory, and other proceedings and claims that arise in the ordinary course of its business. PHI records an estimated liability for these proceedings and claims, when the loss is determined to be probable and is reasonably estimable.

Changes in Accounting Estimates

As further discussed in Note (8), “Leasing Activities,” Note (12), “Income Taxes,” and Note (17), “Commitments and Contingencies — PHI’s Cross-Border Energy Lease Investments,” PHI maintains a portfolio of cross-border energy lease investments. The book equity value of these cross-border energy lease investments and the pattern of recognizing the related cross-border energy lease income are based on the timing and amount of all cash flows related to the cross-border energy lease investments, including income tax-related cash flows. These investments are more commonly referred to as sale-in lease-out or SILO transactions. PHI currently derives tax benefits from these investments based on the extent to which rental income is exceeded by depreciation deductions on the purchase price of the assets and interest deductions on the non-recourse debt financing (obtained to fund a substantial portion of the purchase price of the assets). The Internal Revenue Service (IRS) has announced broadly its intention to disallow the tax benefits recognized by all taxpayers on these types of investments, and, more specifically, the IRS has disallowed interest and depreciation deductions claimed by PHI related to its investments on the 2001 through 2005 PHI federal income tax returns currently under audit and has sought to recharacterize the leases as loan transactions as to which PHI would be subject to original issue discount income.

In the last several years, IRS challenges to certain cross-border energy lease investment transactions have been the subject of litigation. This litigation has resulted in several decisions in favor of the IRS which were factored into PHI’s decision to adjust the values of the cross-border energy lease investments at June 30, 2008. While PHI believes that its tax position with regard to its cross-border energy lease investments was appropriate based on applicable statutes, regulations and case law, after evaluating the court rulings available at the time, PHI at June 30, 2008 reassessed the sustainability of its tax position and revised its assumptions regarding the estimated timing of the tax benefits from its cross-border energy lease investments. Based on this reassessment, PHI recorded an after-tax charge to net income of $93 million which was comprised of a non-cash pre-tax charge of $124 million ($86 million after-tax) to reduce the equity value of these cross-border energy lease investments and a non-cash charge of $7 million after-tax to reflect the anticipated additional interest expense.

On October 21, 2009, the U.S. Court of Federal Claims issued a decision in favor of a taxpayer regarding a cross-border energy lease investment transaction. PHI views this ruling as a favorable development in PHI’s dispute with the IRS because the transaction that is the subject of the ruling is similar in many respects to PHI’s cross-border energy lease investments. Based on an assessment of the timing of the litigation and an update of its assumptions with respect to the timing of taxes due, PHI recorded an additional non-cash charge to income of $3 million ($2 million after-tax) in the fourth quarter of 2009.

Revenue Recognition

Regulated Revenue

The Power Delivery business recognizes revenue upon delivery of electricity and gas to its customers, including amounts for services rendered but not yet billed (unbilled revenue). Pepco Holdings recorded amounts for unbilled revenue of $199 million and $195 million as of December 31, 2009 and 2008, respectively. These amounts are included in Accounts Receivable. Pepco Holdings’ utility subsidiaries calculate unbilled revenue using an output based methodology. This methodology is based on the supply of electricity or gas intended for distribution to customers. The unbilled revenue process requires management to make assumptions and judgments about input factors such as customer sales mix, temperature and estimated line losses (estimates of electricity and gas expected to be lost in the process of its transmission and distribution to customers), all of which are inherently uncertain and susceptible to change from period to period, and if the actual results differ from the projected results, the impact could be material.

Taxes related to the consumption of electricity and gas by the utility customers, such as fuel, energy, or other similar taxes, are components of the tariff rates charged by PHI subsidiaries and, as such, are billed to customers and recorded in Operating Revenues. Accruals for these taxes are recorded in Other Taxes. Excise tax related generally to the consumption of gasoline by PHI and its subsidiaries in the normal course of business is charged to operations, maintenance or construction, and is not material.

Competitive Revenue

The Competitive Energy business recognizes revenue upon delivery of electricity and gas to the customer, including amounts for electricity and gas delivered, but not yet billed. Sales and purchases of electric power to Independent System Operators (ISO) are netted hourly and classified as operating revenue or operating expenses, as appropriate. Unrealized derivative gains and losses are recognized in current earnings as revenue if the derivative activity does not qualify for hedge accounting or normal sales treatment under FASB guidance on derivatives and hedging (ASC 815). Revenue for Pepco Energy Services’ energy efficiency construction business is recognized using the percentage-of-completion method, which recognizes revenue as work is completed on the contract and revenues from its operation and maintenance and other products and services contracts are recognized when earned.

Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions

Taxes included in Pepco Holdings’ gross revenues were $323 million, $311 million and $318 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Accounting for Derivatives

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. Risk management policies are determined by PHI’s Corporate Risk Management Committee (CRMC). The CRMC monitors interest rate fluctuation, commodity price fluctuation, and credit risk exposure, and sets risk management policies that establish limits on unhedged risk.

PHI accounts for its derivative activities in accordance with FASB guidance on derivatives and hedging. The guidance requires derivative instruments to be measured at fair value. Derivatives are recorded on the Consolidated Balance Sheets as other assets or other liabilities unless designated as “normal purchases and sales.”

Mark-to-market gains and losses on derivatives that are not designated as hedges are presented on the Consolidated Statements of Income as operating revenue. PHI uses mark-to-market accounting through earnings for derivatives that either do not qualify for hedge accounting or that management does not designate as hedges.

The gain or loss on a derivative that hedges exposure to variable cash flow of a forecasted transaction is initially recorded in Other Comprehensive Income (a separate component of common stockholders’ equity) and is subsequently reclassified into earnings in the same category as the item being hedged when the gain or loss from the forecasted transaction occurs. If a forecasted transaction is no longer probable, the deferred gain or loss in accumulated other comprehensive income is immediately reclassified to earnings. Gains or losses related to any ineffective portion of cash flow hedges are also recognized in earnings immediately as operating revenue or as a Fuel and Purchased Energy expense.

Changes in the fair value of derivatives designated as fair value hedges, as well as changes in the fair value of the hedged asset, liability, or firm commitment, are recorded as operating revenue in the Consolidated Statements of Income.

PHI designates certain commodity forwards as “normal purchase or normal sales,” which are not required to be recorded on a mark-to-market basis of accounting under FASB guidance. This type of contract is used in normal operations, settles physically, and follows standard accrual accounting. Unrealized gains and losses on these contracts do not appear on the Consolidated Balance Sheets. Examples of these transactions include purchases of fuel to be consumed in generating plants and actual receipts and deliveries of electric power. Normal purchases and sales transactions are presented on a gross basis, with normal sales recorded as operating revenue and normal purchases recorded as Fuel and Purchased Energy expenses.

The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, pricing services and external broker quotes are used to determine fair value. For some custom and complex instruments, internal models are used to interpolate broker-quality price information. For certain long-dated instruments, broker or exchange data are extrapolated for future periods where limited market information is available. Models are also used to estimate volumes for certain transactions. See Note (15), “Derivative Instruments and Hedging Activities” for more information about the types of derivatives employed by PHI and the methodologies used to value them.

The impact of derivatives that are marked-to-market through current earnings, the ineffective portion of cash flow hedges, and the portion of fair value hedges that flows to current earnings are presented on a net basis in the Consolidated Statements of Income as operating revenue or as a Fuel and Purchased Energy expense. When a hedging gain or loss is realized, it is presented on a net basis in the same line item as the underlying item being hedged. Normal purchase and sale transactions are presented gross on the Consolidated Statements of Income as they are realized. Unrealized derivative gains and losses are presented gross on the Consolidated Balance Sheets except where contractual netting agreements are in place with individual counterparties.

Stock-Based Compensation

Pepco Holdings recognizes compensation expense for stock-based awards, modifications or cancellations based on the grant-date fair value. Compensation expense is recognized over the requisite service period. In addition, compensation expense recognized includes the cost for all stock-based awards granted prior to, but not yet vested as of January 1, 2006, measured at the grant-date fair value. A deferred tax asset and deferred tax benefit are also recognized concurrently with compensation expense for the tax effect of the deduction of stock options and restricted stock awards, which are deductible only upon exercise and vesting/release from restriction, respectively.

PHI has issued awards for both time-based restricted stock and performance-based restricted stock units that vest over a three year period. The compensation expense associated with these awards is based upon estimated fair value at grant date and is recognized over the three-year service period. The time-based awards have been issued annually beginning with the 2007-2009 period.

Pepco Holdings estimates the fair value of each stock option award on the date of grant using the Black-Scholes-Merton option pricing model. This model uses assumptions related to expected option term, expected volatility, expected dividend yield, and risk-free interest rate. Pepco Holdings uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

Pepco Holdings’ current policy is to issue new shares to satisfy stock option exercises and the vesting of restricted stock awards.

Income Taxes

PHI and the majority of its subsidiaries file a consolidated federal income tax return. Federal income taxes are allocated among PHI and the subsidiaries included in its consolidated group pursuant to a written tax sharing agreement, which was approved by the Securities and Exchange Commission (SEC) in connection with the establishment of PHI as a holding company. Under this tax sharing agreement, PHI’s consolidated federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss amounts.

On May 2, 2007, the FASB issued guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. PHI applied the guidance on January 1, 2007.

The consolidated financial statements include current and deferred income taxes. Current income taxes represent the amount of tax expected to be reported on PHI’s and its subsidiaries’ federal and state income tax returns. Deferred income tax assets and liabilities represent the tax effects of temporary differences between the financial statement basis and tax basis of existing assets and liabilities, and are measured using presently enacted tax rates. See Note (12), “Income Taxes,” for a listing of primary deferred tax assets and liabilities. The portions of Pepco’s, DPL’s, and ACE’s deferred tax liabilities applicable to their utility operations that have not been recovered from utility customers represent income taxes recoverable in the future and are included in Regulatory assets on the Consolidated Balance Sheets. See Note (7), “Regulatory Assets and Regulatory Liabilities,” for additional information.

PHI recognizes interest on under/over payments of income taxes, interest on uncertain tax positions, and tax-related penalties in income tax expense. Deferred income tax expense generally represents the net change during the reporting period in the net deferred tax liability and deferred recoverable income taxes.

Investment tax credits are being amortized to income over the useful lives of the related property.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash invested in money market funds, and commercial paper held with original maturities of three months or less.

Restricted Cash Equivalents

The restricted cash equivalents included in Current Assets and the restricted cash equivalents included in Investments and Other Assets represent (i) cash held as collateral that is restricted from use for general corporate purposes and (ii) cash equivalents that are specifically segregated, based on management’s intent with respect to the use of such cash equivalents. The classification as current or non-current conforms to the classification of the related liabilities.

Accounts Receivable and Allowance for Uncollectible Accounts

Pepco Holdings’ accounts receivable balances primarily consist of customer accounts receivable, other accounts receivable, and accrued unbilled revenue generated by subsidiaries in the Power Delivery and Competitive Energy business. Accrued unbilled revenue represents revenue earned in the current period but not billed to the customer until a future date (usually within one month after the receivable is recorded).

PHI maintains an allowance for uncollectible accounts and changes in the allowance are recorded as an adjustment to Other Operation and Maintenance expense in the Consolidated Statements of Income. PHI determines the amount of the allowance based on specific identification of material amounts at risk by customer and maintains a general reserve based on its historical collection experience. The adequacy of this allowance is assessed on a quarterly basis by evaluating all known factors, such as the aging of the receivables, historical collection experience, the economic and competitive environment, and changes in the creditworthiness of its customers. Although management believes its allowance is adequate, it cannot anticipate with any certainty the changes in the financial condition of its customers. As a result, PHI records adjustments to the allowance for uncollectible accounts in the period in which the new information that requires an adjustment becomes known.

Inventories

Inventory is valued at the lower of cost or market value. Included in inventories are:

•	generation, transmission, and distribution materials and supplies;

•	natural gas, fuel oil, and coal; and

•	emission allowances, RECs and Regional Greenhouse Gas Initiative allowances.

PHI utilizes the weighted average cost method of accounting for inventory items, other than fuel oil held for resale. Under this method, an average price is determined for the quantity of units acquired at each price level and is applied to the ending quantity to calculate the total ending inventory balance. Materials and supplies inventory are generally charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

The costs of natural gas, coal, and fuel oil for generating plants, including transportation costs, are included in inventory when purchased and charged to fuel expense when used. The first in first out (FIFO) method is used for fuel oil inventory held for resale in Conectiv Energy’s oil marketing business. For PHI the FIFO method is not materially different from the weighted average cost method due to the high inventory turnover rate in the oil marketing business.

Emission allowances received from the U.S. Environmental Protection Agency (EPA) are added to current inventory each year at a zero cost. Purchased emission allowances are recorded at cost. Emission allowances sold or consumed at the generating plants are expensed at a weighted-average cost. This cost tends to be relatively low due to the inclusion of the zero-basis allowances. At December 31, 2009 and 2008, the book value of emission allowances was $8 million and $11 million, respectively. Pepco Holdings has established a committee to monitor compliance with emissions regulations and to ensure its generating plants have the required number of allowances.

RECs are transferrable, intangible energy certificates that represent proof that one megawatt-hour (MWh) of electricity was generated from an eligible renewable energy resource. RECs are added to current inventory each year at cost. RECs sold or consumed, to satisfy load requirements, are expensed at a weighted-average cost. At December 31, 2009 and 2008, the book value of RECs was $10 million and $3 million, respectively.

At December 31, 2008, the market value of Conectiv Energy’s oil inventory was lower than cost and accordingly a pre-tax charge of $15 million was recorded. This charge is included in Fuel and Purchased Energy expense in the Consolidated Statements of Income.

Goodwill

Goodwill represents the excess of the purchase price of an acquisition over the fair value of the net assets acquired at the acquisition date. Substantially all of Pepco Holdings’ goodwill was generated by Pepco’s acquisition of Conectiv in 2002 and was allocated to Pepco Holdings’ Power Delivery reporting unit based on the aggregation of its components. Pepco Holdings tests its goodwill for impairment annually as of November 1, and whenever an event occurs or circumstances change in the interim that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Factors that may result in an interim impairment test include, but are not limited to: a change in the identified reporting units; an adverse change in business conditions; a decline in PHI’s stock price causing market capitalization to fall further below book value; an adverse regulatory action; or an impairment of long-lived assets in the reporting unit. PHI performed its annual impairment test on November 1, 2009 and did not record an impairment charge as described in Note (6), “Goodwill.”

Regulatory Assets and Regulatory Liabilities

The Power Delivery operations of Pepco are regulated by the District of Columbia Public Service Commission (DCPSC) and the Maryland Public Service Commission (MPSC).

The Power Delivery operations of DPL are regulated by the DPSC and the MPSC and, until the sale of its Virginia assets on January 2, 2008, were also regulated by the Virginia State Corporation Commission. DPL’s interstate transportation and wholesale sale of natural gas are regulated by the Federal Energy Regulatory Commission (FERC).

The Power Delivery operations of ACE are regulated by the New Jersey Board of Public Utilities (NJBPU).

The transmission and wholesale sale of electricity by Pepco, DPL, and ACE are regulated by FERC.

The FASB guidance on Regulated Operations (ASC 980) applies to the Power Delivery businesses of Pepco, DPL, and ACE. It allows regulated entities, in appropriate circumstances, to establish regulatory assets and liabilities and to defer the income statement impact of certain costs that are expected to be recovered in future rates. Management’s assessment of the probability of recovery of regulatory assets requires judgment and interpretation of laws, regulatory commission orders, and other factors. If management subsequently determines, based on changes in facts or circumstances, that a regulatory asset is not probable of recovery, then the regulatory asset will be eliminated through a charge to earnings.

Effective June 2007, the MPSC approved a bill stabilization adjustment mechanism (BSA) for retail customers of Pepco and DPL. The DCPSC also approved a BSA for Pepco’s retail customers, effective in November 2009. See Note (17) “Commitments and Contingencies — Regulatory and Other Matters — Rate Proceedings.” For customers to whom the BSA applies, Pepco and DPL recognize distribution revenue based on an approved distribution charge per customer. From a revenue recognition standpoint, the BSA has the effect of decoupling the distribution revenue recognized in a reporting period from the amount of power delivered during the period. Pursuant to this mechanism, Pepco and DPL recognize either (a) a positive adjustment equal to the amount by which revenue from Maryland and the District of Columbia retail distribution sales falls short of the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer, or (b) a negative adjustment equal to the amount by which revenue from such distribution sales exceeds the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer (a Revenue Decoupling Adjustment). A net positive Revenue Decoupling Adjustment is recorded as a regulatory asset and a net negative Revenue Decoupling Adjustment is recorded as a regulatory liability.

Leasing Activities

Pepco Holdings’ lease transactions can include plant, office space, equipment, software, vehicles, and power purchase agreements. In accordance with FASB guidance on leases (ASC 840), these leases are classified as either leveraged leases, operating leases or capital leases.

Leveraged Leases

Income from investments in leveraged lease transactions, in which PHI is an equity participant, is accounted for using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. Income, including investment tax credits, on leveraged equipment leases is recognized over the life of the lease at a constant rate of return on the positive net investment. Each quarter, PHI reviews the carrying value of each lease, which includes a review of the underlying lease financial assumptions, the timing and collectibility of cash flows, and the credit quality (including, if available, credit ratings) of the lessee. Changes to the underlying assumptions, if any, would be accounted for in accordance with FASB guidance on leases and reflected in the carrying value of the lease effective for the quarter within which they occur.

Operating Leases

An operating lease generally results in a level income statement charge over the term of the lease, reflecting the rental payments required by the lease agreement. If rental payments are not made on a straight-line basis, PHI’s policy is to recognize rent expense on a straight-line basis over the lease term unless another systematic and rational allocation basis is more representative of the time pattern in which the leased property is physically employed.

Capital Leases

For ratemaking purposes, capital leases are treated as operating leases; therefore, in accordance with FASB guidance on Regulated Operations, the amortization of the leased asset is based on the recovery of rental payments through customer rates. Investments in equipment under capital leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment’s estimated useful life.

Arrangements Containing a Lease

PPAs might fall within the criteria of contracts containing a lease if the arrangement conveys the right to use and control property, plant or equipment. If so, PHI is required to determine whether capital or operating lease accounting is appropriate.

Property, Plant and Equipment

Property, plant and equipment are recorded at original cost, including labor, materials, asset retirement costs, and other direct and indirect costs including capitalized interest. The carrying value of property, plant and equipment is evaluated for impairment whenever circumstances indicate the carrying value of those assets may not be recoverable. Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation. For non-regulated property, the cost and accumulated depreciation of the property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of any gain or loss on disposition.

The annual provision for depreciation on electric and gas property, plant and equipment is computed on a straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, less salvage and other recoveries. Property, plant and equipment, other than electric and gas facilities, is generally depreciated on a straight-line basis over the useful lives of the assets. The table below provides system-wide composite annual depreciation rates for the years ended December 31, 2009, 2008, and 2007.

	Transmission and Distribution			Generation
	2009	2008	2007	2009		2008	2007
Pepco	2.7%	2.7%	3.0%	—		—	—
DPL	2.8%	2.8%	2.9%	—		—	—
ACE	2.8%	2.8%	2.9%	—		—	—
Conectiv Energy	—	—	—	2.0%		2.0%	2.0%
Pepco Energy Services	—	—	—	11.4	% (a)	9.5%	10.1%

(a)	Increase in 2009 due to accelerated depreciation of the Benning Road and Buzzard Point generating plants scheduled for retirement in May 2012.

In accordance with FASB guidance, costs associated with planned major maintenance activities related to generation facilities are expensed as incurred.

Long-Lived Asset Impairment Evaluation

Pepco Holdings evaluates long-lived assets to be held and used, such as generating property and equipment and real estate, to determine if they are impaired whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Examples of such events or changes include a significant decrease in the market price of a long-lived asset or a significant adverse change in the manner in which an asset is being used or its physical condition. A long-lived asset to be held and used is written down to fair value if the sum of its expected future undiscounted cash flows is less than its carrying amount.

For long-lived assets held for sale, an impairment loss is recognized to the extent that the asset’s carrying amount exceeds its fair value including costs to sell.

Capitalized Interest and Allowance for Funds Used During Construction

In accordance with FASB guidance on Regulated Operations (ASC 980), PHI’s utility subsidiaries can capitalize as Allowance for Funds Used During Construction (AFUDC) the capital costs of financing the construction of plant and equipment. The debt portion of AFUDC is recorded as a reduction of “interest expense” and the equity portion of AFUDC is credited to “other income” in the accompanying Consolidated Statements of Income.

Pepco Holdings recorded AFUDC for borrowed funds of $7 million, $5 million, and $7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Pepco Holdings recorded amounts for the equity component of AFUDC of $3 million, $5 million and $4 million for the years ended December 31, 2009, 2008, and 2007, respectively.

Amortization of Debt Issuance and Reacquisition Costs

Pepco Holdings defers and amortizes debt issuance costs and long-term debt premiums and discounts over the lives of the respective debt issues. When refinancing existing debt of PHI’s utility subsidiaries, any unamortized premiums, discounts and debt issuance costs are classified as regulatory assets and are amortized generally over the life of the original issue. Any costs associated with the redemption of the existing debt are amortized generally over the life of the original issue.

Asset Removal Costs

In accordance with FASB guidance on asset retirement obligations (ASC 410), asset removal costs are recorded as regulatory liabilities. At December 31, 2009 and 2008, $352 million and $341 million, respectively, are included within regulatory liabilities in the accompanying Consolidated Balance Sheets.

Pension and Other Postretirement Benefit Plans

Pepco Holdings sponsors a non-contributory defined benefit retirement plan that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings subsidiaries (the PHI Retirement Plan). Pepco Holdings also provides supplemental retirement benefits to certain eligible executives and key employees through a nonqualified retirement plan and provides certain postretirement health care and life insurance benefits for eligible retired employees.

Pepco Holdings accounts for the PHI Retirement Plan, nonqualified retirement plans and its retirement healthcare and life insurance benefits for eligible employees in accordance with FASB guidance on Retirement Benefits (ASC 715).

See Note (10), “Pensions and Other Postretirement Benefits,” for additional information.

Preferred Stock

As of December 31, 2009 and 2008, PHI had 40 million shares of preferred stock authorized for issuance, with a par value of $.01 per share. No shares of preferred stock were outstanding at December 31, 2009 and 2008.

Subsequent Events

PHI has evaluated all subsequent events through February 26, 2010, the date of the issuance of the Consolidated Financial Statements.

Reclassifications and Adjustments

Certain prior period amounts have been reclassified in order to conform to the current period presentation. The following adjustments have been recorded which are not considered material either individually or in the aggregate.

In 2009, DPL recorded additional revenue of $14 million related to the unbilled portion of the Gas Cost Rate (GCR) revenue, which was not previously recognized. Because the GCR revenue is deferred, an additional expense of $14 million has also been recorded in 2009. Consequently, there is no impact on consolidated net income as a result of this adjustment.

In the fourth quarter of 2009, PHI recorded certain adjustments to correct errors related to income taxes. These adjustments, which primarily resulted from the completion of additional analysis of the current and deferred income tax balances, resulted in a decrease in income tax expense of $6 million.

During 2008, PHI identified an error in the accounting for certain of its restricted stock awards granted under the Long-Term Incentive Plan that resulted in an understatement of stock-based compensation expense in 2006 and 2007. Pepco and DPL also recorded adjustments to correct errors in Other Operation and Maintenance expenses for prior periods dating back to February 2005 for which late payment fees were incorrectly recognized. These errors were corrected in 2008, resulting in an increase in Other Operation and Maintenance expenses for the year ended December 31, 2008 of $15 million.

(3)	NEWLY ADOPTED ACCOUNTING STANDARDS

Business Combinations (ASC 805)

The accounting guidance on business combinations was amended by the FASB effective beginning January 1, 2009. The amendment did not change the fundamental concepts that the acquisition method of accounting be used and that an acquirer must be identified for each business combination. However, the guidance expanded the definition of a business subject to this guidance and also requires the acquirer to recognize changes in the amount of its deferred tax benefits that are realizable because of a business combination either in income from continuing operations or directly in contributed capital, depending on the circumstances.

On April 1, 2009, the FASB issued additional guidance to clarify the accounting for the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The additional guidance requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be measured at fair value if the acquisition date fair value of that asset and liability can be determined during the measurement period. If the acquisition date fair value cannot be determined, then the asset or liability would be measured in accordance with FASB guidance on contingencies (ASC 450).

The new guidance applied prospectively to business combinations for which the acquisition date was on or after January 1, 2009. The adoption of the guidance did not have a material impact on PHI’s overall financial condition, results of operations, or cash flows.

Fair Value Measurement and Disclosures (ASC 820)

There is a variety of new accounting guidance from the FASB that was effective for different financial reporting periods during 2009. Nonrecurring fair value measurement guidance for non-financial assets and non-financial liabilities was effective beginning January 1, 2009 for PHI. The adoption of this guidance did not have a material impact on the fair value measurements of PHI’s nonfinancial assets and non-financial liabilities.

New FASB guidance for the fair value measurement of liabilities issued with inseparable third-party credit enhancements was also effective beginning January 1, 2009 for PHI. The guidance applies to liabilities such as debt, derivatives, and other instruments that are guaranteed by third parties. The effect of the credit enhancement may not be included in the fair value measurement of the liability, even if the liability has an inseparable third-party credit enhancement. The issuer is required to disclose the existence of the inseparable third-party credit enhancement on the issued liability. The adoption of the guidance did not have a material impact on PHI’s overall financial condition, results of operations, or cash flows.

PHI adopted new FASB guidance in the second quarter of 2009 for fair value measurement when markets are inactive and distressed. This guidance was effective for interim periods ending after June 15, 2009. The guidance outlines a two-step test to identify inactive and distressed markets and provides a fair value application example for financial instruments when both conditions are met. The guidance primarily applies to PHI’s valuation of derivatives valued using information from inactive and distressed markets. Use of such information requires management to exercise judgment regarding how the market information is incorporated into the measurement of fair value. This guidance did not have a material impact on PHI’s overall financial condition, results of operations, or cash flows.

Effective beginning with its June 30, 2009 financial statements, PHI began disclosing the fair value of debt issued by PHI and its utilities on a quarterly basis in Note (16), “Fair Value Disclosures,” in accordance with FASB guidance which was effective for interim reporting periods ending after June 15, 2009.

The FASB issued new guidance on the fair value measurement of liabilities when there is a lack of observable market information. The guidance clarifies that, when a quoted price is not available for the identical liability, an entity can use the quoted price of the identical liability when it is traded as an asset, the quoted price for a similar liability, or the quoted price for a similar liability when it is traded as an asset. If these prices are not available, then entities can employ an income or market valuation approach that considers what the entity would pay to transfer the identical liability or would receive to enter into the identical liability. The guidance was effective for PHI starting October 1, 2009, and did not have an impact on PHI’s overall financial condition, results of operations, or cash flows.

Consolidation (ASC 810)

The FASB established new accounting and reporting standards for a non-controlling interest (also called a “minority interest”) in a subsidiary and for the deconsolidation of a subsidiary. The new guidance clarified that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be separately reported in the consolidated financial statements.

The guidance was effective prospectively for financial statement reporting periods beginning January 1, 2009 for PHI, except for the financial statement presentation and disclosure requirements which also apply to prior reporting periods presented. As of January 1, 2009, PHI adopted the provisions of this guidance and reclassified $6 million of non-controlling interests from the minority interest line item of its balance sheet to a component of equity. Otherwise, the adoption of the guidance did not have a material impact on PHI’s overall financial condition, results of operations, or cash flows.

Derivatives and Hedging Disclosures (ASC 815)

The FASB issued new disclosure requirements for derivatives and hedging effective for financial statement reporting periods beginning January 1, 2009 for PHI. Some of the new disclosures include derivative objectives and strategies, derivative volumes by product type, classification and gross fair values of derivative assets and liabilities, classification and amounts of gains and losses on derivatives and related hedged items, and credit-risk-related contingent features in derivatives. PHI adopted the new requirements beginning with its March 31, 2009 financial statements with comparative disclosures for prior reporting periods. The disclosures are included within Note (15), “Derivative Instruments and Hedging Activities.”

Earnings Per Share (ASC 260)

The FASB issued new guidance to determine when unvested instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS). As of January 1, 2009, PHI adopted the provisions of this guidance for the presentation of EPS data in the Consolidated Statements of Income and Note (14), “Stock-based Compensation, Dividend Restrictions, and Calculations of Earnings Per Share of Common Stock.” All prior period EPS information presented was adjusted retrospectively to conform to the provisions of the guidance. The adoption did not result in a change in the reported EPS for prior periods presented.

Investments – Equity Method and Joint Ventures (ASC 323)

The FASB issued guidance addressing the accounting for equity method investments including: (i) how an equity method investment should initially be measured, (ii) how it should be tested for impairment, and (iii) how to account for an equity method investee’s issuance of shares. As of January 1, 2009, PHI adopted the provisions of this guidance and there was no material impact on PHI’s overall financial condition, results of operations, or cash flows.

Investments – Debt and Equity Securities (ASC 320)

The FASB issued new guidance on other-than-temporary impairment (OTTI) of debt and equity securities. The guidance requires information about the credit and noncredit component of an OTTI event and when an OTTI event has occurred. It requires separate display of losses related to credit deterioration and losses related to other market factors on the statements of income. Market-related losses would be recorded in other comprehensive income if it is not likely that the investor will have to sell the security prior to recovery. PHI adopted this guidance as of April 1, 2009, and concluded that none of its debt and equity securities investments were within its scope. The new guidance, therefore, did not have a material impact on PHI’s overall financial condition, results of operations, or cash flows.

Subsequent Events (ASC 855)

Beginning with its June 30, 2009 financial statements, PHI adopted new FASB guidelines for the disclosure of events that occur after the balance sheet reporting date, but before the financial statements are issued. The new guidance requires the disclosure of the date through which PHI has assessed the impact of subsequent events on the financial statements. The new guidance was effective for interim or annual financial periods ending after June 15, 2009. PHI has disclosed this subsequent events date in Note (2), “Significant Accounting Policies.”

FASB Accounting Standards Codification (ASC 105)

The ASC identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of nongovernmental financial statements presented under GAAP. In addition, it replaces the reference system for standards and guidance with a new numerical designation system known as the ASC. The ASC is the single source reference system for all authoritative GAAP.

The ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. PHI adopted the ASC guidance and referencing system for GAAP in its September 30, 2009 financial statements. Entities are not required to revise previous financial statements for the change in references to GAAP. The adoption of ASC did not result in a change in accounting principle for PHI, therefore, it did not have a material impact on PHI’s overall financial condition, results of operations, or cash flows.

Disclosures about Pension and Postretirement Plan Assets (ASC 715)

The FASB issued new annual disclosure requirements about the fair value measurements and disclosures for plan assets of a defined benefit pension or other postretirement plan that are effective beginning with financial statements issued after December 15, 2009. The disclosures require entities to provide users an understanding of: (i) the investment allocation decisions made, (ii) factors used in investment policies and strategies, (iii) plan assets by major investment types, (iv) inputs and valuation techniques used to measure the fair value of plan assets, (v) significant concentrations of risk within the plan, and (vi) the effects of fair value measurement using significant unobservable inputs on changes in the value of plan assets for the period.

PHI has provided the new disclosures beginning with its December 31, 2009 financial statements in Note (10), “Pensions and Other Postretirement Benefits.” Comparative disclosures are not required for earlier periods presented.

(4)	RECENTLY ISSUED ACCOUNTING STANDARDS, NOT YET ADOPTED

Transfers and Servicing (ASC 860)

The FASB issued new guidance that removes the concept of a qualifying special-purpose entity (QSPE) from the current guidance on transfers and servicing and the QSPE scope exception in current guidance on consolidation. The new guidance also changes the requirements for derecognizing financial assets and requires additional disclosures about a transferor’s continuing involvement in transferred financial assets.

The new guidance is effective for transfers of financial assets occurring in fiscal periods beginning after November 15, 2009; therefore, this guidance will be effective on January 1, 2010 for PHI. PHI does not expect this standard will have a material impact on its overall financial condition, results of operations, or cash flows.

Consolidation of Variable Interest Entities (ASC 810)

The FASB issued new consolidation guidance regarding variable interest entities that eliminates the existing quantitative analysis requirement and adds new qualitative factors to determine whether consolidation is required. The new qualitative factors would be applied on a quarterly basis to interests in variable interest entities. Under the new guidance, the holder of the interest with the power to direct the most significant activities of the entity and the right to receive benefits or absorb losses significant to the entity would consolidate. The new guidance retained the existing provision that allowed entities created before December 31, 2003 to be scoped out from a consolidation assessment if exhaustive efforts are taken and there is insufficient information to determine the primary beneficiary.

The new guidance is effective for fiscal periods beginning after November 15, 2009 for existing and newly created entities; therefore, this guidance will be effective on January 1, 2010 for PHI. PHI does not expect that the new guidance will result in a material change in accounting or disclosures in its financial statements.

Fair Value Measurement and Disclosures (ASC 820)

The FASB issued new disclosure requirements for recurring and non-recurring fair value measurements. Some of the requirements will be effective for PHI beginning with its March 31, 2010 financial statements and include: (i) a disaggregation of balance sheet categories that are measured at fair value into classes (i.e. subsets of assets or liabilities within a balance sheet line item), (ii) a description of pricing inputs and valuation methodologies for instruments with Level 2 and 3 valuation inputs, and (iii) a reconciliation of transfers of instruments between Level 1 and 2 valuation categories. Beginning with its March 31, 2011 financial statements, PHI will be required to disaggregate the Level 3 fair value measurement reconciliations into separate categories for purchases, sales, issuances, and settlements. PHI is evaluating the impact of this new guidance on its financial statement footnote disclosures.

(5)	SEGMENT INFORMATION

Pepco Holdings’ management has identified its operating segments at December 31, 2009 as Power Delivery, Pepco Energy Services and Other Non-Regulated. As further discussed in Note (20), “Discontinued Operations,” on April 20, 2010, the Board of Directors of PHI approved a plan for the disposition of Conectiv Energy. Accordingly, this footnote excludes data related to the former Conectiv Energy segment. Corporate and Other includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization expense related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Segment financial information for the years ended December 31, 2009, 2008, and 2007, is as follows:

	Year Ended December 31, 2009
	(millions of dollars)
	Power Delivery		Pepco Energy Services	Other Non- Regulated	Corporate and Other (a)	PHI Consolidated
Operating Revenue	$4,980		$2,383	$51	$(12)	$7,402
Operating Expense (b)	4,475	(c)	2,294	4	(19)	6,754
Operating Income	505		89	47	7	648
Interest Income	3		1	4	(6)	2
Interest Expense	211		30	14	85	340
Other Income	11		3	2	1	17
Preferred Stock Dividends	—		—	3	(3)	—
Income Tax Expense (Benefit)	109		23	5	(33)	104
Net Income (Loss) from Continuing Operations	199	(d)	40	31	(47)	223
Total Assets (excluding Assets Held for Sale)	10,239		734	1,515	1,294	13,782
Construction Expenditures	$622		$12	$—	$30	$664

(a)	The Total Assets (excluding Assets Held for Sale) line item in this column includes Pepco Holdings’ goodwill balance of $1.4 billion, substantially all of which is allocated to the Power Delivery segment for purposes of assessing impairment. Additionally, Corporate and Other includes intercompany amounts of $(12) million for Operating Revenue, $(4) million for Operating Expense, $(76) million for Interest Income, $(73) million for Interest Expense, and $(3) million for Preferred Stock Dividends.
(b)	Includes depreciation and amortization expense of $349 million, consisting of $323 million for Power Delivery, $18 million for Pepco Energy Services, $2 million for Other Non-Regulated, and $6 million for Corporate and Other.
(c)	Includes $40 million ($24 million after-tax) gain related to settlement of Mirant bankruptcy claims.
(d)	Includes $11 million after-tax state income tax benefit, net of fees, related to a change in the tax reporting for the disposition of certain assets in prior years.

	Year Ended December 31, 2008
	(millions of dollars)
	Power Delivery	Pepco Energy Services	Other Non- Regulated		Corporate and Other (a)	PHI Consolidated
Operating Revenue	$5,488	$2,648	$(60	) (c)	$(17)	$8,059
Operating Expense (b)	4,932	2,592	4		(18)	7,510
Operating Income (Loss)	556	56	(64)		1	549
Interest Income	14	4	4		(5)	17
Interest Expense	195	5	19		86	305
Other Income (Expense)	14	2	(5)		1	12
Preferred Stock Dividends	—	—	3		(3)	—
Income Tax Expense (Benefit)	139	18	(30	) (c)	(37)	90
Net Income (Loss) from Continuing Operations	250	39	(57	) (c)	(49)	183
Total Assets (excluding Assets Held for Sale)	10,089	798	1,452		1,843	14,182
Construction Expenditures	$587	$31	$—		$25	$643

(a)	The Total Assets (excluding Assets Held for Sale) line item in this column includes Pepco Holdings’ goodwill balance of $1.4 billion, substantially all of which is allocated to the Power Delivery segment for purposes of assessing impairment. Additionally, Corporate and Other includes intercompany amounts of $(16) million for Operating Revenue, $(11) million for Operating Expense, $(70) million for Interest Income, $(67) million for Interest Expense, and $(3) million for Preferred Stock Dividends.
(b)	Includes depreciation and amortization of $338 million, consisting of $317 million for Power Delivery, $13 million for Pepco Energy Services, $2 million for Other Non-Regulated and $6 million for Corporate and Other.
(c)	Included in Operating Revenue is a pre-tax charge of $124 million ($86 million after-tax) related to the adjustment to the equity value of cross-border energy lease investments, and included in Income Tax Benefit is a $7 million after-tax charge for the additional interest accrued on the related tax obligations.

	Year Ended December 31, 2007
	(millions of dollars)
	Power Delivery		Pepco Energy Services	Other Non- Regulated	Corporate and Other (a)		PHI Consolidated
Operating Revenue	$5,248		$2,309	$76	$(20)		$7,613
Operating Expense (b)	4,717	(c)	2,251	5	(20	) (e)	6,953
Operating Income	531		58	71	—		660
Interest Income	13		3	11	(10)		17
Interest Expense	189		4	32	83		308
Other Income	19		5	11	1		36
Preferred Stock Dividends	—		—	3	(3)		—
Income Tax Expense (Benefit)	142	(d)	24	10	(35)		141
Net Income (Loss) from Continuing Operations	232		38	48	(54)		264
Total Assets (excluding Assets Held for Sale)	9,800		683	1,536	1,310		13,329
Construction Expenditures	$554		$15	$—	$12		$581

(a)	The Total Assets (excluding Assets Held for Sale) line item in this column includes Pepco Holdings’ goodwill balance of $1.4 billion, substantially all of which is allocated to the Power Delivery segment for purposes of assessing impairment. Additionally, Corporate and Other includes intercompany amounts of $(17) million for Operating Revenue, $(12) million for Operating Expense, $(93) million for Interest Income, $(90) million for Interest Expense, and $(3) million for Preferred Stock Dividends.
(b)	Includes depreciation and amortization of $325 million, consisting of $305 million for Power Delivery, $12 million for Pepco Energy Services, $2 million for Other Non-Regulated and $6 million for Corporate and Other.
(c)	Includes $33 million ($20 million, after-tax) gain related to settlement of Mirant bankruptcy claims.
(d)	Includes $20 million benefit ($18 million net of fees) related to Maryland income tax settlement.
(e)	Includes stock-based compensation expense of $3 million, primarily relating to Power Delivery.

(6)	GOODWILL

Substantially all of PHI’s $1.4 billion goodwill balance was generated by Pepco’s acquisition of Conectiv in 2002 and is allocated to the Power Delivery reporting unit based on the aggregation of its components for purposes of assessing impairment under FASB guidance on goodwill and other intangibles (ASC 350). PHI’s annual impairment test as of November 1, 2009 indicated that goodwill was not impaired. As of December 31, 2009, after review of its significant assumptions in the goodwill impairment analysis, PHI concluded that there were no events requiring PHI to perform an interim goodwill impairment test. Although PHI’s market capitalization was below book value at December 31, 2009, PHI’s market capitalization has improved compared to earlier periods. PHI performed its previous annual goodwill impairment test as of July 1, 2009, and interim impairment tests as of March 31, 2009 and December 31, 2008 when its market capitalization was further below book value than at November 1, 2009, and concluded that its goodwill was not impaired at those earlier dates.

In order to estimate the fair value of its Power Delivery reporting unit, PHI uses two discounted cash flow models. The models differ in the method used to calculate the terminal value of the reporting unit. One model estimates terminal value based on a constant annual cash flow growth rate that is consistent with PHI’s long-term view of the business, and the other model estimates terminal value based on a multiple of earnings before interest, taxes, depreciation, and amortization (EBITDA) that management believes is consistent with EBITDA multiples for comparable utilities. The models use a cost of capital appropriate for a regulated utility as the discount rate for the estimated cash flows associated with the reporting unit. PHI has consistently used this valuation methodology to estimate the fair value of Power Delivery.

The estimation of fair value is dependent on a number of factors that are derived from the Power Delivery reporting unit’s business forecast, including but not limited to interest rates, growth assumptions, returns on rate base, operating and capital expenditure requirements, and other factors, changes in which could materially affect the results of impairment testing. Assumptions used in the models were consistent with historical experience, including assumptions concerning the recovery of operating costs and capital expenditures. Sensitive, interrelated and uncertain variables that could decrease the estimated fair value of the Power Delivery reporting unit include utility sector market performance, sustained adverse business conditions, changes in forecasted revenues, higher operating and capital expenditure requirements, a significant increase in the cost of capital and other factors.

In addition to estimating the fair value of its Power Delivery reporting unit, PHI estimated the fair value of its other reporting units (Conectiv Energy, Pepco Energy Services, Other Non-Regulated, and Corporate and Other) at November 1, 2009. The sum of the fair value of all reporting units was reconciled to PHI’s market capitalization at November 1, 2009 to corroborate estimates of the fair value of its reporting units. The sum of the estimated fair values of all reporting units exceeded the market capitalization of PHI at November 1, 2009. PHI believes that the excess of the estimated fair value of PHI’s reporting units as compared to PHI’s market capitalization reflects a reasonable control premium that is comparable to control premiums observed in historical acquisitions in the utility industry during various economic environments. Given the lack of a fundamental change in the Power Delivery reporting unit’s business, PHI does not believe that the decline in its stock price since mid-2008 indicated a commensurate decline in the fair value of PHI’s Power Delivery reporting unit. PHI’s Power Delivery reporting unit consists of regulated companies with regulated recovery rates and approved rates of return allowing for generally predictable and steady streams of revenues and cash flows over an extended period of time.

PHI will continue to closely monitor for indicators of goodwill impairment, including the sustained period of time that PHI’s stock price has been below its book value

As discussed in Note 1, “Organization,” on December 7, 2009, PHI announced the wind-down of the Pepco Energy Services retail energy supply business. As a result of this decision, PHI determined that all goodwill allocated to this business was impaired, and therefore, PHI recorded a goodwill impairment charge of $4 million in the fourth quarter of 2009 to write-off the goodwill associated with this business.

A roll forward of PHI’s goodwill balance is set forth below in millions of dollars:

Balance, December 31, 2007	$1,410
Add: Changes in estimates related to pre-merger tax contingencies and adjustments to deferred tax balance	1

Balance, December 31, 2008	1,411
Less: Impairment charge associated with wind-down of Pepco Energy Services retail energy business	(4)

Balance, December 31, 2009	$1,407

(7)	REGULATORY ASSETS AND REGULATORY LIABILITIES

The components of Pepco Holdings’ regulatory asset balances at December 31, 2009 and 2008 are as follows:

	2009	2008
	(millions of dollars)
Securitized stranded costs	$620	$674
Pension and OPEB costs	752	944
Deferred energy supply costs	12	31
Deferred income taxes	135	153
Deferred debt extinguishment costs	67	72
Unrecovered purchased power contract costs	7	9
Deferred other postretirement benefit costs	7	10
Phase in credits	—	10
Gas derivatives	42	56
Other	159	129

Total Regulatory Assets	$1,801	$2,088

The components of Pepco Holdings’ regulatory liability balances at December 31, 2009 and 2008 are as follows:

	2009	2008
	(millions of dollars)
Deferred income taxes due to customers	$53	$57
Deferred energy supply costs	116	257
Federal and New Jersey tax benefits, related to securitized stranded costs	25	28
Asset removal costs	352	341
Excess depreciation reserve	58	74
Settlement proceeds — Mirant bankruptcy claims	—	102
Gain from sale of divested assets	—	26
Other	9	8

Total Regulatory Liabilities	$613	$893

A description for each category of regulatory assets and regulatory liabilities follows:

Securitized Stranded Costs: Includes contract termination payments under a contract between ACE and an unaffiliated non-utility generator and costs associated with the regulated operations of ACE’s electricity generation business which are no longer recoverable through customer rates. The recovery of these stranded costs has been securitized through the issuance by Atlantic City Electric Transition Funding LLC (ACE Funding) of transition bonds (Transition Bonds). A customer surcharge is collected by ACE to fund principal and interest payments on the Transition Bonds. The stranded costs are amortized over the life of the Transition Bonds, which mature between 2010 and 2023. A return is earned on these deferrals with the exception of income tax balances.

Pension and OPEB Costs: Represents the unfunded portion of Pepco Holdings’ defined benefit pension and other postretirement benefit (OPEB) plans that is probable of recovery by Pepco, DPL and ACE in rates. A return is earned on these deferrals.

Deferred Energy Supply Costs: The regulatory asset represents primarily deferred costs associated with a net under-recovery of Default Electricity Supply costs incurred by Pepco and DPL. A return is earned on these deferrals. The regulatory liability represents primarily deferred costs associated with a net over-recovery by ACE of Default Electricity Supply costs and other restructuring related costs incurred by ACE. A return is not earned on these deferrals.

Deferred Income Taxes: Represents a receivable from Power Delivery’s customers for tax benefits applicable to utility operations of Pepco, DPL, and ACE previously flowed through before the companies were ordered to account for the tax benefits as deferred income taxes. As the temporary differences between the financial statement basis and tax basis of assets reverse, the deferred recoverable balances are reversed. There is no return earned on these deferrals.

Deferred Debt Extinguishment Costs: Represents the costs of debt extinguishment of Pepco, DPL and ACE for which recovery through regulated utility rates is considered probable and, if approved, will be amortized to interest expense during the authorized rate recovery period. A return is earned on these deferrals.

Unrecovered Purchased Power Contract Costs: Represents deferred costs related to purchase power contracts entered into by ACE. The amortization period began in July 1994 and will end in May 2014. A return is earned on these deferrals.

Deferred Other Postretirement Benefit Costs: Represents the non-cash portion of other postretirement benefit costs deferred by ACE during 1993 through 1997. This cost is being recovered over a 15-year period that began on January 1, 1998. There is no return earned on this deferral.

Phase In Credits: Represented phase-in credits for participating Maryland and Delaware residential and small commercial customers to mitigate the immediate impact of significant rate increases due to energy costs in 2006. The deferral period for Delaware was May 1, 2006 to January 1, 2008, with recovery occurring over a 17-month period beginning January 2008. The Delaware deferral was recovered from participating customers on a straight-line basis. The deferral period for Maryland was June 1, 2006 to June 1, 2007, with the recovery occurring over an 18-month period beginning June 2007. Recovery of all deferred amounts was completed during 2009. There was no return earned on these deferrals.

Gas derivatives: Represents losses associated with the hedge of gas transactions that are recoverable by DPL through the Gas Cost Rate approved by the Delaware Public Service Commission. A return is earned on these deferrals.

Other: Represents miscellaneous regulatory assets that generally are being amortized over 1 to 20 years. Also includes the under-recovery of administrative costs associated with Default Electricity Supply in the District of Columbia and Maryland. These regulatory assets generally do not earn a return.

Deferred Income Taxes Due to Customers: Represents the portions of deferred income tax liabilities applicable to utility operations of Pepco, DPL, and ACE that have not been reflected in current customer rates for which future payment to customers is probable. As temporary differences between the financial statement basis and tax basis of assets reverse, deferred recoverable income taxes are amortized. There is no return earned on these deferrals.

Federal and New Jersey Tax Benefits, Related to Securitized Stranded Costs: Securitized stranded costs include a portion of stranded costs attributable to the future tax benefit expected to be realized when the higher tax basis of generating plants divested by ACE is deducted for New Jersey state income tax purposes, as well as the future benefit to be realized through the reversal of federal excess deferred taxes. To account for the possibility that these tax benefits may be given to ACE’s regulated electricity delivery customers through lower rates in the future, ACE established a regulatory liability. The regulatory liability related to federal excess deferred taxes will remain until such time as the Internal Revenue Service issues its final regulations with respect to normalization of these federal excess deferred taxes. There is no return earned on these deferrals.

Asset Removal Costs: The depreciation rates for Pepco and DPL include a component for removal costs, as approved by the relevant federal and state regulatory commissions. As such, Pepco and DPL have recorded regulatory liabilities for their estimate of the difference between incurred removal costs and the level of removal costs recovered through depreciation rates. There is no return earned on these deferrals.

Excess Depreciation Reserve: The excess depreciation reserve was recorded as part of an ACE New Jersey rate case settlement. This excess reserve is the result of a change in estimated depreciable lives and a change in depreciation technique from remaining life to whole life. The excess is being amortized over an 8.25 year period, which began in June 2005. There is no return earned on these deferrals.

Settlement Proceeds - Mirant Bankruptcy Claims: In 2007, Pepco received $414 million of net proceeds from settlement of a Mirant Corporation (Mirant) bankruptcy claim, plus interest earned, which was designated to pay for future above-market capacity and energy purchases under the Panda PPA. In 2008, Pepco transferred the Panda PPA to Sempra in a transaction in which Pepco made a payment to Sempra and all further Pepco rights, obligations and liabilities under the Panda PPA were terminated. The balance at December 31, 2008 reflects the funds remaining after the Sempra payment.

In March 2009, the DCPSC issued an order approving Pepco’s sharing proposal for the District of Columbia under which approximately $24 million was distributed to District of Columbia customers as a one-time billing credit. In July 2009, the MPSC approved a settlement under which Pepco distributed approximately $38 million to Maryland customers during the billing month of August 2009 through a one-time billing credit. The $40 million balance was recorded by PHI as income in 2009. See Note (17), “Commitments and Contingencies — Proceeds from Settlement of Mirant Bankruptcy Claims,” for additional information. There was no return earned on this deferral.

Gain from Sale of Divested Assets: Represents (i) the balance of the net gain realized by ACE from the sale in 2006 of its interests in the Keystone and Conemaugh generating facilities and (ii) the balance of the net proceeds realized by ACE from the sale in 2007 of the B.L. England generating facility and the monetization of associated emission allowance credits. Both gains, including interest on the unamortized balance, have been returned to ACE’s ratepayers as a credit on their bills — the Keystone and Conemaugh gain over a 33-month period that began during the October 2006 billing period and the B.L. England and emission allowances proceeds over a 12-month period that began during the June 2008 billing period. There was no return earned on these deferrals.

Other: Includes miscellaneous regulatory liabilities such as the over-recovery of administrative costs associated with Default Electricity Supply in Delaware and Maryland. These regulatory liabilities generally do not earn a return.

(8)	LEASING ACTIVITIES

Investment in Finance Leases Held in Trust

As of December 31, 2009 and 2008, Pepco Holdings had cross-border energy lease investments of $1.4 billion and $1.3 billion, respectively, consisting of hydroelectric generation and coal-fired electric generation facilities and natural gas distribution networks located outside of the United States.

As further discussed in Note (2), “Significant Accounting Policies — Changes in Accounting Estimates,” and Note (17), “Commitments and Contingencies - PHI’s Cross-Border Energy Lease Investments,” during 2009 and 2008, PHI reassessed the sustainability of its tax position and revised its assumptions regarding the estimated timing of tax benefits generated from its cross-border energy lease investments. Based on these reassessments, PHI recorded a reduction in its cross-border energy lease investment revenue of $3 million in 2009 and $124 million in 2008.

The components of the cross-border energy lease investments, as of December 31, are summarized below:

	2009	2008
	(millions of dollars)

Scheduled lease payments to PHI, net of non-recourse debt	$2,281	$2,281
Less: Unearned and deferred income	(895)	(946)

Investment in finance leases held in trust	1,386	1,335
Less: Deferred income tax liabilities	(748)	(679)

Net investment in finance leases held in trust	$638	$656

Income recognized from cross-border energy lease investments was comprised of the following for the years ended December 31:

	2009	2008	2007
	(millions of dollars)
Pre-tax income from PHI’s cross-border energy lease investments (included in “Other Revenue”)	$54	$75	$76
Non-cash charge to reduce equity value of PHI’s cross-border energy lease investments	(3)	(124)	—

Pre-tax income (loss) from PHI’s cross-border energy lease investments after adjustment	51	(49)	76
Income tax expense (benefit)	16	(12)	16
Net income (loss) from PHI’s cross-border energy lease investments	$35	$(37)	$60

Scheduled lease payments from the cross-border energy lease investments are net of non-recourse debt. Minimum lease payments receivable from the cross-border energy lease investments for each of the years 2010 through 2014 and thereafter are $16 million for 2010, zero for each of the years 2011 through 2014, and $1,370 million thereafter.

Lease Commitments

Pepco leases its consolidated control center, which is an integrated energy management center used by Pepco to centrally control the operation of its transmission and distribution systems. This lease is accounted for as a capital lease and was initially recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-annual payments of approximately $8 million over a 25-year period beginning in December 1994, and provides for transfer of ownership of the system to Pepco for $1 at the end of the lease term. Under FASB guidance on leases, the amortization of leased assets is modified so that the total interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for rate-making purposes. The amortization expense is included as Depreciation and Amortization in the Consolidated Statements of Income. This lease has been treated as an operating lease for rate-making purposes.

Capital lease assets recorded within Property, Plant and Equipment at December 31, 2009 and 2008, in millions of dollars, are comprised of the following:

	Original Cost	Accumulated Amortization	Net Book Value
At December 31, 2009
Transmission	$76	$27	$49
Distribution	76	26	50
General	3	3	—

Total	$155	$56	$99

At December 31, 2008
Transmission	$76	$24	$52
Distribution	76	23	53
General	3	3	—

Total	$155	$50	$105

The approximate annual commitments under all capital leases are $15 million for each year 2010 through 2014, and $77 million thereafter.

Rental expense for operating leases was $70 million, $69 million, and $50 million for the years ended December 31, 2009, 2008, and 2007, respectively.

Total future minimum operating lease payments for Pepco Holdings as of December 31, 2009, are $79 million in 2010, $49 million in 2011, $34 million in 2012, $22 million in 2013, $23 million in 2014, and $354 million thereafter.

(9)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following:

	Original Cost	Accumulated Depreciation	Net Book Value
	(millions of dollars)
At December 31, 2009
Generation	$1,930	$690	$1,240
Distribution	7,229	2,639	4,590
Transmission	2,193	751	1,442
Gas	398	116	282
Construction work in progress	733	—	733
Non-operating and other property	1,234	658	576

Total	$13,717	$4,854	$8,863

At December 31, 2008
Generation	$1,782	$647	$1,135
Distribution	6,874	2,501	4,373
Transmission	2,101	739	1,362
Gas	386	110	276
Construction work in progress	584	—	584
Non-operating and other property	1,199	615	584

Total	$12,926	$4,612	$8,314

The non-operating and other property amounts include balances for general plant, distribution and transmission plant held for future use as well as other property held by non-utility subsidiaries.

Pepco Holdings’ utility subsidiaries use separate depreciation rates for each electric plant account. The rates vary from jurisdiction to jurisdiction.

Asset Sales

In January 2008, DPL completed (i) the sale of its retail electric distribution assets on the Eastern Shore of Virginia for a purchase price of approximately $49 million, and (ii) the sale of its wholesale electric transmission assets located on the Eastern Shore of Virginia for a purchase price of approximately $5 million.

In 2007, ACE completed the sale of the B.L. England generating facility for a price of $9 million. In 2008, ACE received an additional $4 million in settlement of an arbitration proceeding concerning the terms of the purchase agreement. See Note (7), “Regulatory Assets and Regulatory Liabilities,” for treatment of gains from these sales.

Jointly Owned Plant

PHI’s Consolidated Balance Sheets include its proportionate share of assets and liabilities related to jointly owned plant. At December 31, 2009 and 2008, PHI’s subsidiaries had a $14 million and $15 million net book value ownership interest in transmission and other facilities in which various parties also have ownership interests, respectively. PHI’s share of the operating and maintenance expenses of the jointly-owned plant is included in the corresponding expenses in the Consolidated Statements of Income. PHI is responsible for providing its share of the financing for the above jointly-owned facilities.

(10)	PENSION AND OTHER POSTRETIREMENT BENEFITS

Pension Benefits and Other Postretirement Benefits

Pepco Holdings sponsors the PHI Retirement Plan, which covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings’ subsidiaries. Pepco Holdings also provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans.

Pepco Holdings provides certain postretirement health care and life insurance benefits for eligible retired employees. Most employees hired on January 1, 2005 or later will not have company subsidized retiree medical coverage; however, they will be able to purchase coverage at full cost through PHI.

Net periodic benefit cost is included in other operation and maintenance expense, net of the portion of the net periodic benefit cost that is capitalized as part of the cost of labor for internal construction projects. After intercompany allocations, the three utility subsidiaries are generally responsible for approximately 80% to 85% of total PHI net periodic benefit cost.

Pepco Holdings accounts for the PHI Retirement Plan, nonqualified retirement plans, and its postretirement health care and life insurance benefits for eligible employees in accordance with FASB guidance on retirement benefits. PHI’s financial statement disclosures are also prepared in accordance with FASB guidance on retirement benefits.

All amounts in the following tables are in millions of dollars:

	Pension Benefits		Other Postretirement Benefits
At December 31,	2009	2008	2009	2008
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,753	$1,701	$653	$620
Service cost	36	36	7	7
Interest cost	111	108	40	40
Amendments	1	15	—	—
Actuarial loss (gain)	72	3	(10)	24
Benefits paid (a)	(177)	(110)	(39)	(38)

Benefit obligation at end of year	$1,796	$1,753	$651	$653

Change in Plan Assets
Fair value of plan assets at beginning of year	$1,123	$1,631	$192	$234
Actual return on plan assets	248	(403)	40	(56)
Company contributions	306	5	49	52
Benefits paid (a)	(177)	(110)	(39)	(38)

Fair value of plan assets at end of year	$1,500	$1,123	$242	$192

Funded Status at end of year (plan assets less plan obligations)	$(296)	$(630)	$(409)	$(461)

(a)	Other Postretirement Benefits paid is net of Medicare Part D subsidy receipts of $3 million in 2009 and $2 million in 2008.

At December 31, 2009, PHI Retirement Plan assets were $1.5 billion and the accumulated benefit obligation (ABO) was approximately $1.6 billion. At December 31, 2008, PHI’s Retirement Plan assets were approximately $1.1 billion and the ABO was approximately $1.6 billion.

The following table provides the amounts recognized in PHI’s Consolidated Balance Sheets as of December 31, in millions of dollars:

	Pension Benefits		Other Postretirement Benefits
	2009	2008	2009	2008
Regulatory asset	$583	$726	$169	$218
Current liabilities	(6)	(4)	—	—
Pension benefit obligation	(290)	(626)	—	—
Other postretirement benefit obligations	—	—	(409)	(461)
Deferred income taxes, net	11	6	—	—
Accumulated other comprehensive loss, net of tax	17	10	—	—

Net amount recognized	$315	$112	$(240)	$(243)

Amounts included in accumulated other comprehensive loss (pre-tax) and regulatory assets at December 31, in millions of dollars, consist of:

	Pension Benefits		Other Postretirement Benefits
	2009	2008	2009	2008
Unrecognized net actuarial loss	$611	$742	$188	$241
Unamortized prior service cost (credit)	—	—	(21)	(26)
Unamortized transition liability	—	—	2	3
Total	$611	$742	$169	$218

Accumulated other comprehensive loss ($17 million and $10 million, net of tax)	$28	$16	$—	$—
Regulatory assets	583	726	169	218

Total	$611	$742	$169	$218

The estimated net actuarial loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are $47 million and zero, respectively. The estimated net loss and prior service credit for the other postretirement benefit plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are $13 million and $4 million, respectively.

The table below provides the components of net periodic benefit costs recognized for the years ended December 31, in millions of dollars:

	Pension Benefits			Other Postretirement Benefits
	2009	2008	2007	2009	2008	2007
Service cost	$36	$36	$36	$7	$7	$7
Interest cost	111	108	102	40	40	37
Expected return on plan assets	(101)	(130)	(130)	(13)	(16)	(14)
Amortization of prior service cost	—	—	1	(4)	(4)	(4)
Amortization of net actuarial loss	56	10	9	16	13	11
Recognition of Benefit Contract	1	—	4	—	—	2
Curtailment Settlement Loss	—	—	3	—	—	—

Net periodic benefit cost	$103	$24	$25	$46	$40	$39

The table below provides the split of the combined pension and other postretirement net periodic benefit costs among subsidiaries for the years ended December 31, in million of dollars:

	2009	2008	2007
Pepco	$38	$24	$22
DPL	25	3	4
ACE	20	12	11
Other subsidiaries	66	25	27

Total	$149	$64	$64

The following weighted average assumptions were used to determine the benefit obligations at December 31:

	Pension Benefits		Other Postretirement Benefits
	2009	2008	2009	2008
Discount rate	6.40%	6.50%	6.30%	6.50%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%
Health care cost trend rate assumed for current year	—	—	8.00%	8.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	—	—	2015	2015

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects, in millions of dollars:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Increase (decrease) on total service and interest cost	$2	$(2)
Increase (decrease) on postretirement benefit obligation	$27	$(25)

The following weighted average assumptions were used to determine the net periodic benefit cost for the years ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2009	2008	2007	2009	2008	2007

Discount rate	6.50%	6.25%	6.00%	6.50%	6.25%	6.00%
Expected long-term return on plan assets	8.25%	8.25%	8.25%	8.25%	8.25%	8.25%
Rate of compensation increase	5.00%	5.00%	4.50%	5.00%	5.00%	4.50%

The discount rate is developed using a cash flow matched bond portfolio approach to value liabilities. A hypothetical bond portfolio is created comprised of high quality fixed income securities with cash flows and maturities that mirror the expected benefit payments to be made under the plans.

In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The plan assets consist of equity, fixed income investments, real estate and private equity and, when viewed over a long-term horizon, are expected to yield a return on assets of 8.25%.

In 2008, PHI and its actuaries conducted an experience study, a periodic analysis of plan experience against actuarial assumptions. The study reviewed withdrawal, retirement and salary increase assumptions. As a result of the study, assumed retirement rates were changed and the age-related salary scale assumption was increased from an average over an employee’s career of 4.50% to 5.00%. No changes were made in the 2009 valuation.

In addition, for the 2008 Other Postretirement Benefit Plan valuation, the medical trend rate was changed to 8.5%, declining .5% per year to 5.00% in 2015 and beyond, from the 2007 valuation assumption for 2008 of 7%, declining 1% per year to 5% in 2010 and beyond. No changes were made for the 2009 valuation.

Plan Assets

Investment Policies and Strategies

The goal of PHI’s investment policy is to preserve capital and maximize investment earnings in excess of inflation within acceptable levels of volatility to meet the actuarial projected liabilities of the benefit plans. To accomplish this goal, PHI actively manages its plan assets with the objective of optimizing long-term returns while maintaining a high standard of portfolio quality and proper diversification.

In developing its allocation policy for the assets in the PHI Retirement Plan and the other postretirement plan, PHI examined projections of asset returns and volatility over a long-term horizon. In connection with this analysis, PHI evaluated the risk return tradeoffs of alternative asset classes and asset mixes given long-term historical relationships as well as prospective capital market returns. PHI also conducted an asset liability study to match projected asset growth with projected liability growth to determine whether there is sufficient liquidity for projected benefit payments. PHI developed its asset mix guidelines by incorporating the results of these analyses with an assessment of its risk posture, and taking into account industry practices.

Under these guidelines, PHI diversifies assets in order to protect against large investment losses and to reduce the probability of excessive volatility while earning a return that is commensurate with an acceptable risk level. Assets are diversified by allocating investments to various asset classes and investment styles within those asset classes and by retaining investment management firms with complementary investment styles and approaches.

Based on the assessment of employee demographics, actuarial funding, and PHI’s business and financial circumstances, PHI believes that its risk posture is slightly below average relative to other pension plans. Consequently, PHI believes that a slightly below average equity exposure (i.e., a target equity asset allocation of 60%) is appropriate for the PHI Retirement Plan and other postretirement plan. On a periodic basis, PHI reviews its asset mix and rebalances assets back to the target allocation over a reasonable period of time.

The PHI Retirement Plan asset allocations at December 31, 2009 and 2008, by asset category, were as follows:

	Plan Assets at December 31,		Target Plan Asset Allocation	Minimum Maximum
Asset Category	2009	2008

Equity	56%	50%	60%	55% - 65%
Fixed Income	37%	41%	30%	30% - 50%
Other (real estate, private equity)	7%	9%	10%	0% - 10%

Total	100%	100%	100%

PHI’s other postretirement plan asset allocations at December 31, 2009 and 2008, by asset category, were as follows:

	Plan Assets at December 31,		Target Plan Asset Allocation	Minimum Maximum
Asset Category	2009	2008

Equity	60%	56%	60%	55% - 65%
Fixed Income	35%	37%	35%	20% - 50%
Cash	5%	7%	5%	0% - 10%

Total	100%	100%	100%

Risk Management and General Investment Manager Guidelines

Plan assets may be invested in separately managed accounts in which there is ownership of individual securities, shares of commingled funds or mutual funds, or limited partnerships. Commingled funds and mutual funds are subject to detailed policy guidelines set forth in the fund’s prospectus or fund declaration, and limited partnerships are subject to the terms of the partnership agreement.

Separate account investment managers are responsible for achieving a level of diversification in their portfolio that is consistent with their investment approach and their role in PHI’s overall investment structure. Separate account investment managers must follow risk management guidelines established by PHI unless authorized otherwise in writing by PHI.

For equity managers, the maximum position in a single issuer’s securities should not exceed 5% of the portfolio’s cost or 8% of the portfolio’s market value. The holdings in any one industry should not exceed 25% of the portfolio’s market value, and the holdings in any one economic sector should not exceed 40% of the portfolio’s market value. International equity managers shall not invest more than 25% of the portfolio’s market value in emerging markets and no more than 50% in any single country. Market and currency hedges are limited to defensive purposes.

For fixed income managers, the maximum position in a single issuer’s securities should not exceed 5% of the portfolio’s market value, with the exception of US Treasury or US Government agencies and instrumentalities. The investment manager is expected to maintain a weighted average bond portfolio quality rating of at least “A.” The manager may invest up to 20% of the portfolio’s market value in bonds rated below investment grade. A manager may invest in non-dollar securities up to 20% of the portfolio’s market value, and currency hedging is allowed if it is a normal approach to international fixed income management. No more than 30% of the portfolio’s market value can be invested in combined non-dollar and below investment grade securities.

Derivative instruments are permissible in an investment portfolio to the extent they comply with policy guidelines and are consistent with risk and return objectives. Under no circumstances may such instruments be used speculatively or to leverage the portfolio. PHI common stock is not a permitted plan asset.

Fair Value of Plan Assets

Effective January 1, 2008, PHI adopted FASB guidance on fair value measurement and disclosures (ASC 820) that established a framework for measuring fair value and disclosing information about fair value measurements.

As defined in the FASB guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The

FASB’s fair value framework includes a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurements). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. Investments are classified as follows in the fair value hierarchy:

•	Level 1: Investments are valued using quoted prices in active markets for identical investments.

•	Level 2: Investments are valued using other significant observable inputs (e.g., quoted prices for similar investments, interest rates, credit risks, etc).

•	Level 3: Investments are valued using significant unobservable inputs, including internal assumptions.

The following table presents the fair values of PHI’s Retirement Plan and other postretirement plan assets by asset category, as of December 31, 2009:

	Fair Value Measurements at December 31, 2009
	(millions of dollars)
Asset Category	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Pension Plan Assets:
Equity
Domestic (a)	$627	$340	$287	$—
International (b)	198	197	1	—
Fixed Income (c)	553	84	457	12
Other
Private Equity	55	—	—	55
Real Estate	40	—	—	40
Cash and Cash Equivalents (d)	27	27	—	—

Pension Plan Assets Subtotal	1,500	648	745	107

Other Postretirement Plan Assets:
Equity (e)	145	125	20	—
Fixed Income (f)	85	85	—	—
Cash Equivalents	12	12	—	—

Postretirement Plan Assets Subtotal	242	222	20	—

Total Pension and Other Postretirement Plan Assets	$1,742	$870	$765	$107

(a)	Includes predominantly domestic common and preferred stock, warrants and commingled funds.
(b)	Includes predominantly foreign common and preferred stock.
(c)	Predominantly includes corporate bonds, government bonds, municipal/provincial bonds, collateralized mortgage obligations, asset backed securities, commingled funds and guaranteed investment contracts.
(d)	Cash and cash equivalents includes $21 million held in equity accounts and $2 million held in fixed income accounts.
(e)	Includes domestic and international commingled funds.
(f)	Includes fixed income commingled funds.

There were no significant concentrations of risk in pension and other postretirement plan assets at December 31, 2009.

Valuation Techniques Used to Determine Fair Value

Equity

Equity securities were primarily comprised of securities issued by public companies in domestic and foreign markets plus investments in commingled funds, all of which are valued on a daily basis. PHI can exchange shares of the publicly traded securities and their fair values are primarily sourced from their closing prices on stock exchanges where there is active trading, therefore they would be classified as Level 1 in the fair value measurement hierarchy. If there is less active trading, then the publicly traded securities would typically be priced using observable data, such as bid ask prices, and these measurements would be classified as Level 2 in the fair value measurement hierarchy.

The fair values of PHI’s interests in commingled funds are based on the Net Asset Value (NAV). These funds have ongoing subscription and redemption activities. Commingled funds with publicly quoted NAV and active trading are classified as Level 1 investments. Commingled funds with less active trading are classified as Level 2 in the fair value measurement hierarchy because the NAV of these funds is based on the quoted prices of underlying securities.

Fixed Income

Fixed income investments are primarily fixed income securities and fixed income commingled funds. The prices for direct investments in fixed income securities are generated on a daily basis. Like the equity securities, fair values generated from active trading on exchanges are classified as Level 1 in the fair value measurement hierarchy. Prices generated from less active trading with wider bid ask prices are classified as Level 2 in the fair value measurement hierarchy. If prices are based on uncorroborated and unobservable inputs, then the investments are classified as Level 3.

The fair values of PHI’s interests in commingled funds are based on the NAV. These funds have ongoing subscription and redemption activities. Commingled funds with publicly quoted NAV and active trading are classified as Level 1 investments. Commingled funds with less active trading are classified as Level 2 in the fair value measurement hierarchy because the NAV of these funds is based on the quoted prices of underlying securities.

Other – Private Equity and Real Estate

Investments in private equity and real estate funds primarily invest in privately held real estate investment properties, trusts, and partnerships as well as equity and debt issued by public or private companies. PHI’s interest in the fund or partnership is valued at the net asset value. PHI’s interest in these funds cannot be readily redeemed due to the inherent lack of liquidity and the primarily long-term nature of the underlying assets. Distribution is made through the liquidation of the underlying assets. PHI views these investments as part of a long-term investment strategy. These investments are valued by each investment manager based on the underlying assets. The majority of the underlying assets are valued using significant unobservable inputs and often require significant management judgment or estimation based on best available information. Market data includes observations of the trading multiples of public companies considered comparable to the private companies being valued. The funds utilize valuation techniques consistent with the market, income, and cost approach to measure fair value. As a result, PHI classifies the measurement of these investments as Level 3 in the fair value measurement hierarchy.

The investments in private equity and real estate funds require capital commitments, which may be called over a specific number of years. Unfunded capital commitments as of December 31, 2009 totaled $26 million.

A reconciliation of the beginning and ending balance of PHI’s fair value measurements using significant unobservable inputs (Level 3) for investments in the pension plan is shown below:

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	(millions of dollars)
	Fixed Income	Private Equity	Real Estate	Total Level 3
Beginning balance as of January 1, 2009	$20	$32	$69	$121
Transfer in (out) of Level 3	(8)	—	—	(8)
Purchases, sales, and other	—	5	6	11
Unrealized gain/loss	—	18	(29)	(11)
Realized gain/loss	—	—	(6)	(6)

Ending balance as of December 31, 2009	$12	$55	$40	$107

Cash Flows

Contributions - PHI Retirement Plan

PHI’s funding policy with regard to the PHI Retirement Plan is to maintain a funding level that is at least equal to the funding target level under the Pension Protection Act of 2006. During 2009, discretionary tax-deductible contributions totaling $300 million were made to the PHI Retirement Plan, which brought plan assets to at least the funding target level for 2009 under the Pension Protection Act. Of this amount, $240 million consisted of tax-deductible contributions made by Pepco, ACE and DPL in the amounts of $170 million, $60 million and $10 million, respectively. The remaining $60 million consisted of tax-deductible contributions made by the PHI Service Company. No contributions were made in 2008.

Although PHI projects there will be no quarterly minimum funding requirements under the Pension Protection Act guidelines in 2010, PHI currently plans to make a discretionary tax-deductible contribution of approximately $100 million to bring its plan assets to at least the funding target level for 2010 under the Pension Protection Act.

Contributions - Other Postretirement Benefits

In 2009 and 2008, Pepco contributed $8 million and $9 million, respectively, DPL contributed $10 million and $9 million, respectively, and ACE contributed $6 million and $7 million, respectively, to the other postretirement benefit plan. In 2009 and 2008, contributions of $16 million and $14 million, respectively, were made by other PHI subsidiaries. Assuming no changes to the other postretirement benefit pension plan assumptions, PHI expects similar amounts to be contributed in 2010.

Expected Benefit Payments

Estimated future benefit payments to participants in PHI’s pension and other postretirement welfare benefit plans, which reflect expected future service as appropriate, are as follows (millions of dollars):

		Other Postretirement Benefits
Years	Pension Benefits	Net of Medicare Part D Subsidy	Without Medicare Part D Subsidy
2010	$116	$44	$46
2011	119	46	48
2012	124	48	50
2013	123	49	52
2014	125	51	53
2015 through 2019	652	264	277

Medicare Prescription Drug Improvement and Modernization Act of 2003

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Medicare Act) became effective. The Medicare Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Pepco Holdings sponsors postretirement health care plans that provide prescription drug benefits that PHI plan actuaries have determined are actuarially equivalent to Medicare Part D. At December 31, 2009, the estimated reduction in accumulated postretirement benefit obligation is $27 million. In 2009 and 2008, Pepco Holdings received $3 million and $2 million, respectively, in federal Medicare prescription drug subsidies.

Pepco Holdings Retirement Savings Plan

Pepco Holdings has a defined contribution retirement savings plan. Participation in the plan is voluntary. All participants are 100% vested and have a nonforfeitable interest in their own contributions and in the Pepco Holdings company matching contributions, including any earnings or losses thereon. Pepco Holdings’ matching contributions were $12 million, $12 million, and $11 million for the years ended December 31, 2009, 2008, and 2007, respectively.

(11)	DEBT

Long-Term Debt

The components of long-term debt are shown below.

		At December 31,
Interest Rate	Maturity	2009	2008
		(millions of dollars)
First Mortgage Bonds
Pepco:
5.75% (a)	2010	$16	$16
4.95% (a)(b)	2013	200	200
4.65% (a)(b)	2014	175	175
6.20% (a)(b)	2022	110	—
5.375% (a)	2024	38	38
5.75% (a)(b)	2034	100	100
5.40% (a)(b)	2035	175	175
6.50% (a)(b)	2037	500	500
7.90%	2038	250	250
ACE:
7.25% - 7.63%	2010 - 2014	8	8
6.63%	2013	69	69
7.68%	2015 - 2016	17	17
7.75%	2018	250	250
6.80% (a)	2021	39	39
5.60% (a)	2025	4	4
5.80% (a)(b)	2034	120	120
5.80% (a)(b)	2036	105	105
DPL:
6.40%	2013	250	250
5.22% (a)	2016	100	—
5.20% (a)	2019	31	—
4.90% (a)(e)	2026	35	—

Total First Mortgage Bonds		$2,592	$2,316

Unsecured Tax-Exempt Bonds
DPL:
5.20% (c)	2019	$—	$31
5.50% (d)	2025	15	15
4.90% (c) (e)	2026	—	35
5.65% (d)	2028	16	16

Total Unsecured Tax-Exempt Bonds		$31	$97

(a)	Represents a series of First Mortgage Bonds issued by the indicated company (Collateral First Mortgage Bonds) as collateral for an outstanding series of senior notes issued by the company or tax-exempt bonds issued for the benefit of the company. The maturity date, optional and mandatory prepayment provisions, if any, interest rate, and interest payment dates on each series of senior notes or the obligations in respect of the tax-exempt bonds are identical to the terms of the corresponding series of Collateral First Mortgage Bonds. Payments of principal and interest on a series of senior notes or the company’s obligations in respect of the tax-exempt bonds satisfy the corresponding payment obligations on the related series of Collateral First Mortgage Bonds. Because each series of senior notes and tax-exempt bonds and the corresponding series of Collateral First Mortgage Bonds securing that series of senior notes or tax-exempt bonds effectively represents a single financial obligation, the senior notes and the tax-exempt bonds are not separately shown on the table.
(b)	Represents a series of Collateral First Mortgage Bonds issued by the indicated company that will, at such time as there are no First Mortgage Bonds of the issuing company outstanding (other than Collateral First Mortgage Bonds securing payment of senior notes), cease to secure the corresponding series of senior notes and will be cancelled.
(c)	In September 2009, DPL issued Collateral First Mortgage Bonds to secure its reimbursement obligations under a bond insurance policy insuring the principal and interest payments on this series of tax-exempt bonds previously issued for the benefit of DPL. Because this series of tax-exempt bonds and the related series of Collateral First Mortgage Bonds effectively represents a single financial obligation, the tax-exempt bonds are no longer shown as outstanding on the table and instead the debt obligation is represented by the related series of Collateral First Mortgage Bonds.
(d)	The bonds are subject to mandatory tender on July 1, 2010.
(e)	The bonds are subject to mandatory tender on May 1, 2011.

NOTE: Schedule is continued on next page.

		At December 31,
Interest Rate	Maturity	2009	2008
		(millions of dollars)
Medium-Term Notes (unsecured)
Pepco:
6.25%	2009	$—	$50

DPL:
7.56% - 7.58%	2017	14	14
6.81%	2018	4	4
7.61%	2019	12	12
7.72%	2027	10	10

Total Medium-Term Notes (unsecured)		$40	$90

Recourse Debt
PCI:
6.59% - 6.69%	2014	$11	$11

Notes (secured)
Pepco Energy Services:
7.36% - 7.85%	2017	$9	$10

Notes (unsecured)
PHI:
Variable	2010	$250	$250
4.00%	2010	200	200
6.45%	2012	750	750
5.90%	2016	200	200
6.125%	2017	250	250
6.00%	2019	200	200
7.45%	2032	250	250

DPL:
5.00%	2014	100	100
5.00%	2015	100	100
5.22% (f)	2016	—	100

Total Notes (unsecured)		$2,300	$2,400

Total Long-Term Debt		$4,983	$4,924
Net unamortized discount		(14)	(15)
Current portion of long-term debt		(499)	(50)

Total Net Long-Term Debt		$4,470	$4,859

Transition Bonds Issued by ACE Funding
2.89%	2011	$—	$5
4.21%	2013	34	57
4.46%	2016	49	52
4.91%	2017	118	118
5.05%	2020	54	54
5.55%	2023	147	147

Total		$402	$433
Net unamortized discount		—	—
Current portion of long-term debt		(34)	(32)

Total Net Long-Term Transition Bonds issued by ACE Funding		$368	$401

(f)	In September 2009, DPL issued Collateral First Mortgage Bonds to secure its reimbursement obligations under a bond insurance policy insuring the principal and interest payments on this series of notes previously issued by DPL. Because this series of notes and the related series of Collateral First Mortgage Bonds effectively represent a single financial obligation, the notes are no longer shown as outstanding on the table and instead the debt obligation is represented by the related series of Collateral First Mortgage Bonds.

The outstanding First Mortgage Bonds issued by each of Pepco, DPL and ACE are subject to a lien on substantially all of the issuing company’s property, plant and equipment.

ACE Funding was established in 2001 solely for the purpose of securitizing authorized portions of ACE’s recoverable stranded costs through the issuance and sale of Transition Bonds. The proceeds of the sale of each series of Transition Bonds have been transferred to ACE in exchange for the transfer by ACE to ACE Funding of the right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU in an amount sufficient to fund the principal and interest payments on the Transition Bonds and related taxes, expenses and fees (Bondable Transition Property). The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE’s customers, are not available to creditors of ACE. The holders of Transition Bonds have recourse only to the assets of ACE Funding.

The aggregate amounts of maturities for long-term debt and Transition Bonds outstanding at December 31, 2009, are $533 million in 2010, $70 million in 2011, $787 million in 2012, $558 million in 2013, $334 million in 2014, and $3,103 million thereafter.

PHI’s long-term debt is subject to certain covenants. PHI and its subsidiaries are in compliance with all requirements.

Long-Term Project Funding

As of December 31, 2009 and 2008, Pepco Energy Services had outstanding total long-term project funding (including current maturities) of $20 million and $21 million, respectively, related to energy savings contracts performed by Pepco Energy Services. The aggregate amounts of maturities for the project funding debt outstanding at December 31, 2009, are $3 million for 2010, $2 million for each year 2011 through 2014, and $9 million thereafter.

Short-Term Debt

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes, and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs, but may also be used to temporarily fund long-term capital requirements. A detail of the components of Pepco Holdings’ short-term debt at December 31, 2009 and 2008 is as follows:

	2009	2008
	(millions of dollars)
Commercial Paper	$384	$—
Variable Rate Demand Bonds	146	118
Bonds held under Standby Bond Purchase Agreement	—	22
Bank Loans	—	175
Credit Facility Loans	—	150

Total	$530	$465

Commercial Paper

Pepco Holdings maintains an ongoing commercial paper program of up to $875 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $500 million, $500 million, and $250 million, respectively. The commercial paper programs of each of PHI, Pepco, DPL and ACE are backed by that company’s borrowing capacity under the $1.9 billion in credit facilities, which are described under the heading “Credit Facilities” below.

Pepco Holdings and ACE had $324 million and $60 million, respectively, of commercial paper outstanding at December 31, 2009. Pepco did not issue any commercial paper during 2009, and DPL had no commercial paper outstanding at December 31, 2009. The weighted average interest rate for Pepco Holdings, DPL and ACE commercial paper issued during 2009 was 1.35%, 0.56% and 0.63%, respectively. The weighted average maturity for Pepco Holdings, DPL and ACE was 11, 5, and 8 days, respectively, for all commercial paper issued during 2009.

Variable Rate Demand Bonds

Variable Rate Demand Bonds (VRDB) are subject to repayment on the demand of the holders and, for this reason, are accounted for as short-term debt in accordance with GAAP. However, bonds submitted for purchase are remarketed by a remarketing agent on a best efforts basis. PHI expects that the bonds submitted for purchase will be remarketed successfully due to the credit worthiness of the issuing company and because the remarketing resets the interest rate to the then-current market rate. The issuing company also may utilize one of the fixed rate fixed term conversion options of the bonds to establish a maturity which corresponds to the date of final maturity of the bonds. On this basis, PHI views VRDBs as a source of long-term financing. The VRDBs outstanding at December 31, 2009 mature as follows: 2014 to 2017 ($49 million), 2024 ($33 million) and 2028 to 2031 ($64 million). The weighted average interest rate for VRDB was 1.44% during 2009 and 3.10% during 2008. Of the $146 million in VRDB, $72 million are secured by Collateral First Mortgage Bonds issued by DPL, the issuer of the VRDB.

In June 2009, ACE completed the remarketing of $23 million in VRDBs that are supported by letters of credit issued by The Bank of New York Mellon. The letter of credit will expire on June 23, 2010, unless extended. The expiration, cancellation, or termination of a letter of credit prior to the maturity of the related VRDBs will require ACE to repurchase the VRDBs.

Credit Facilities

PHI, Pepco, DPL and ACE maintain an unsecured credit facility to provide for their respective short-term liquidity needs. The aggregate borrowing limit under this credit facility is $1.5 billion, all or any portion of which may be used to obtain loans or to issue letters of credit. PHI’s credit limit under the facility is $875 million. The credit limit of each of Pepco, DPL and ACE is the lesser of $500 million and the maximum amount of debt the company is permitted to have outstanding by its regulatory authorities, except that the aggregate amount of credit used by Pepco, DPL and ACE at any given time collectively may not exceed $625 million. The interest rate payable by each company on utilized funds is, at the borrowing company’s election, (i) the greater of the prevailing prime rate and the federal funds effective rate plus 0.5% or (ii) the prevailing Eurodollar rate, plus a margin that varies according to the credit rating of the borrower. The facility also includes a “swingline loan sub-facility” pursuant to which each company may make same day borrowings in an aggregate amount not to exceed $150 million. Any swingline loan must be repaid by the borrower within seven days of receipt thereof.

The facility commitment expiration date is May 5, 2012, with each company having the right to elect to have 100% of the principal balance of the loans outstanding on the expiration date continued as non-revolving term loans for a period of one year from such expiration date.

The facility is intended to serve primarily as a source of liquidity to support the commercial paper programs of the respective companies. The companies also are permitted to use the facility to borrow funds for general corporate purposes and issue letters of credit. In order for a borrower to use the facility, certain representations and warranties must be true and correct, and the borrower must be in compliance with specified covenants, including (i) the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreement, which excludes from the definition of total indebtedness certain trust preferred securities and deferrable interest subordinated debt (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than certain sales and dispositions, and (iii) a restriction on the incurrence of liens on the assets of a borrower or any of its significant subsidiaries other than permitted liens.

The absence of a material adverse change in the borrower’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the facility. The facility does not include any rating triggers.

In November 2008, PHI entered into a second unsecured credit facility in the amount of $400 million with a syndicate of nine lenders, which was amended and restated in October 2009, to extend the facility termination date to October 15, 2010. Under this facility, PHI may obtain revolving loans and swingline loans over the term of the facility. The facility does not provide for the issuance of letters of credit. The interest rate payable on funds borrowed under the facility is, at PHI’s election, based on either (a) the prevailing Eurodollar rate or (b) the highest of (i) the prevailing prime rate, (ii) the federal funds effective rate plus 0.5% or (iii) the one-month Eurodollar rate plus 1.0%, plus a margin that varies according to the credit rating of PHI. Under the swingline loan sub-facility, PHI may obtain loans for up to seven days in an aggregate principal amount which does not exceed 10% of the aggregate borrowing limit under the facility. In order to obtain loans under the facility, PHI must be in compliance with the same covenants and conditions that it is required to satisfy for utilization of the $1.5 billion credit facility. The absence of a material adverse change in PHI’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the facility. The facility does not include any ratings triggers.

The $1.5 billion credit facility and the $400 million credit facility are referred to herein collectively as PHI’s “primary credit facilities.” As of December 31, 2009, each borrower was in compliance with the covenants of each of the primary credit facilities.

In May 2009, PHI entered into a $50 million, 18-month bi-lateral credit agreement, which can only be used for the purpose of obtaining letters of credit. As of December 31, 2009, $29 million in letters of credit were outstanding under this agreement.

Collateral Requirements of the Competitive Energy Business

In conducting its retail energy supply business, Pepco Energy Services, during periods of declining energy prices, is exposed to the asymmetrical risk of having to post collateral under its wholesale purchase contracts without receiving a corresponding amount of collateral from its retail customers. To partially address these asymmetrical collateral obligations, Pepco Energy Services, in the first quarter of 2009, entered into a credit intermediation arrangement with Morgan Stanley Capital Group, Inc. (MSCG). Under this arrangement, MSCG, in consideration for the payment to MSCG of certain fees: (i) has assumed by novation certain electricity purchase obligations of Pepco Energy Services in years 2009 through 2011 under several wholesale purchase contracts, and (ii) has agreed to supply electricity to Pepco Energy Services on the same terms as the novated transactions, but without imposing on Pepco Energy Services any obligation to post collateral based on changes in electricity prices. As of December 31, 2009, approximately 17% of Pepco Energy Services’ wholesale electricity purchase obligations (measured in megawatt hours) were covered by this credit intermediation arrangement with MSCG. The fees in the amount of $25 million incurred by Pepco Energy Services in connection with the entry into this agreement are being amortized into expense in declining amounts over the life of the arrangement based on the fair value of the underlying contracts at the time of novation. For the year ended December 31, 2009, approximately $16 million of the fees have been amortized and reflected in interest expense.

In addition to Pepco Energy Services’ retail energy supply business, Conectiv Energy and Pepco Energy Services, in the ordinary course of business, enter into various other contracts to buy and sell electricity, fuels and related products, including derivative instruments, designed to reduce their financial exposure to changes in the value of their assets and obligations due to energy price fluctuations. These contracts also typically have collateral requirements.

Depending on the contract terms, the collateral required to be posted by Pepco Energy Services and Conectiv Energy can be of varying forms, including cash and letters of credit. As of December 31, 2009, Pepco Energy Services and Conectiv Energy had posted net cash collateral of $123 million and $240 million, respectively, and letters of credit of $157 million and $22 million, respectively. At December 31, 2008, Pepco Energy Services and Conectiv Energy had posted net cash collateral of $125 million and $206 million, respectively, and letters of credit of $474 million and $84 million, respectively.

At December 31, 2009 and 2008, the amount of cash, plus borrowing capacity under the primary credit facilities available to meet the future liquidity needs of the Competitive Energy business totaled $820 million and $684 million, respectively.

(12)	INCOME TAXES

PHI and the majority of its subsidiaries file a consolidated federal income tax return. Federal income taxes are allocated among PHI and the subsidiaries included in its consolidated group pursuant to a written tax sharing agreement that was approved by the SEC in connection with the establishment of PHI as a holding company. Under this tax sharing agreement, PHI’s consolidated federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss.

The provision for consolidated income taxes, reconciliation of consolidated income tax rate, and components of consolidated deferred tax liabilities (assets) are shown below.

As further discussed in Note (20), “Discontinued Operations,” on April 20, 2010, the Board of Directors of PHI approved a plan for the disposition of Conectiv Energy. Accordingly, the tables below for the Provision for Consolidated Income Taxes and Reconciliation of Consolidated Income Tax Rate have been revised to reflect income taxes associated with Continuing Operations.

Provision for Consolidated Income Taxes – Continuing Operations

	For the Year Ended December 31,
	2009	2008	2007
	(millions of dollars)
Current Tax (Benefit) Expense
Federal	$(160)	$(78)	$55
State and local	(32)	(21)	(3)

Total Current Tax (Benefit) Expense	(192)	(99)	52

Deferred Tax Expense (Benefit)
Federal	261	147	92
State and local	39	46	—
Investment tax credits	(4)	(4)	(3)

Total Deferred Tax Expense	296	189	89

Total Consolidated Income Tax Expense	$104	$90	$141

Reconciliation of Consolidated Income Tax Rate – Continuing Operations

	For the Year Ended December 31,
	2009	2008	2007

Federal statutory rate	35.0%	35.0%	35.0%
Increases (decreases) resulting from
Depreciation	2.0	2.3	2.0
State income taxes, net of federal effect	5.7	8.0	4.3
State tax benefits related to prior years’ asset dispositions	(4.0)	(1.0)	(4.8)
Cross-border energy lease investments	(1.7)	(0.2)	(1.8)
Change in estimates and interest related to uncertain and effectively settled tax positions	(0.4)	(3.6)	1.0
Other, net	(4.8)	(7.5)	(0.9)

Consolidated Effective Income Tax Rate	31.8%	33.0%	34.8%

During 2009, PHI received a refund of $6 million (after-tax) of state income taxes and established a state tax benefit carryforward of $7 million (after-tax), each related to a change in tax reporting for certain asset dispositions occurring in prior years.

During 2009, the IRS issued a Revenue Agent’s Report (RAR) for the audit of PHI’s consolidated federal income tax returns for the calendar years 2003 to 2005. The IRS has proposed adjustments to PHI’s tax returns, including adjustments to PHI’s deductions related to cross-border energy lease investments, the capitalization of overhead costs for tax purposes and the deductibility of certain casualty losses. PHI has appealed certain of the proposed adjustments and believes it has adequately reserved for the adjustments proposed in the RAR. See Note (17), “Commitments and Contingencies – PHI’s Cross-Border Energy Lease Investments,” for additional information.

During 2009, PHI also received a refund of taxes paid in prior years of approximately $138 million, a substantial portion of which is associated with PHI’s utility subsidiaries. The refund results from the carry back of a 2008 net operating loss for tax reporting purposes that reflected, among other things, significant tax deductions related to accelerated depreciation, the pension plan contributions made in 2009 (which were deductible for 2008) and the cumulative effect of adopting a new method of tax reporting for certain repairs.

During 2008, Pepco Holdings completed an analysis of its current and deferred income tax accounts and, as a result, recorded an $8 million net credit to income tax expense in 2008, which is primarily included in “Other, net” in the reconciliation provided above. In conjunction with the analysis, Pepco Holdings also identified a $1 million adjustment of its current and deferred income tax accounts that related to pre-acquisition tax contingencies associated with the Conectiv acquisition in 2002, which was recorded as an increase in goodwill. Also identified as part of the analysis were new uncertain tax positions under ASC 740 (primarily representing overpayments of income taxes in previously filed tax returns) that resulted in the recording of after-tax net interest income of $4 million, which is included as a reduction of income tax expense.

In addition, during 2008, Pepco Holdings recorded after-tax net interest income of $13 million under ASC 740 primarily related to the reversal of previously accrued interest payable resulting from a tentative settlement on the mixed service cost issue with the IRS, and a claim made with the IRS related to the tax reporting for fuel over- and under-recoveries. This amount was offset by $7 million in after-tax interest expense related to the change in assumptions regarding the estimated timing of the tax benefits on cross-border energy lease investments.

Reconciliation of Beginning and Ending Balances of Unrecognized Tax Benefits

	2009	2008	2007
	(millions of dollars)
Beginning balance as of January 1,	$255	$275	$187
Tax positions related to current year:
Additions	(1)	2	37
Reductions	(2)	—	(1)
Tax positions related to prior years:
Additions	77	196	112
Reductions	(83)	(209)	(13)
Settlements	—	(9)	(47)

Ending balance as of December 31,	$246	$255	$275

Unrecognized Benefits That, If Recognized, Would Affect the Effective Tax Rate

Unrecognized tax benefits represent those tax benefits related to tax positions that have been taken or are expected to be taken in tax returns that are not recognized in the financial statements because management has either measured the tax benefit at an amount less than the benefit claimed or expected to be claimed, or has concluded that it is not more likely than not that the tax position will be ultimately sustained. For the majority of these tax positions, the ultimate deductibility is highly certain, but there is uncertainty about the timing of such deductibility. Unrecognized tax benefits at December 31, 2009 included $18 million that, if recognized, would lower the effective tax rate.

Interest and Penalties

PHI recognizes interest and penalties relating to its uncertain tax positions as an element of income tax expense. For the years ended December 31, 2009, 2008 and 2007, PHI recognized $2 million of interest income pre-tax ($1 million after-tax), $17 million of interest income pre-tax ($10 million after-tax), and $4 million of interest expense pre-tax ($2 million after-tax), respectively, as a component of Income tax expense related to continuing operations. As of December 31, 2009, 2008 and 2007, PHI had $13 million, $16 million and $31 million, respectively, of accrued interest payable related to effectively settled and uncertain tax positions.

Possible Changes to Unrecognized Tax Benefits

It is reasonably possible that the amount of the unrecognized tax benefit with respect to some of PHI’s uncertain tax positions will significantly increase or decrease within the next 12 months. The possible settlement of the cross-border energy lease investments issue, the final resolution of the mixed service cost issue, or other federal or state audits could impact the balances significantly. At this time, other than the mixed service cost issue, an estimate of the range of reasonably possible outcomes cannot be determined. The unrecognized benefit related to the mixed service cost issue could decrease by $55 million within the next 12 months upon the final resolution of the tentative settlement with the IRS. See Note (17), “Commitments and Contingencies,” for additional information.

Tax Years Open to Examination

PHI’s federal income tax liabilities for Pepco legacy companies for all years through 2000, and for Conectiv legacy companies for all years through 1999, have been determined by the IRS, subject to adjustment to the extent of any net operating loss or other loss or credit carrybacks from subsequent years. The open tax years for the significant states where PHI files state income tax returns (District of Columbia, Maryland, Delaware, New Jersey, Pennsylvania and Virginia) are the same as for the federal returns.

Components of Consolidated Deferred Tax Liabilities (Assets)

	At December 31,
	2009	2008
	(millions of dollars)
Deferred Tax Liabilities (Assets)
Depreciation and other basis differences related to plant and equipment	$1,813	$1,545
Goodwill and fair value adjustments	(100)	(104)
Deferred electric service and electric restructuring liabilities	173	189
Finance and operating leases	748	679
Federal and state net operating losses	(148)	(43)
Valuation allowance on state net operating losses	36	35
Pension and other postretirement benefits	133	141
Deferred taxes on amounts to be collected through future rates	42	42
Other	(229)	(245)

Total Deferred Tax Liabilities, Net	2,468	2,239

Deferred tax assets included in Current Assets	126	31
Deferred tax liabilities included in Other Current Liabilities	6	(1)

Total Consolidated Deferred Tax Liabilities, Net Non-Current	$2,600	$2,269

The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement basis and tax basis of assets and liabilities. The portion of the net deferred tax liability applicable to PHI’s operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net, and is recorded as a regulatory asset on the balance sheet.

The Tax Reform Act of 1986 repealed the investment tax credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco’s, DPL’s and ACE’s property continues to be amortized to income over the useful lives of the related property.

Resolution of Certain Internal Revenue Service Audit Matters

In 2006, PHI resolved certain, but not all, tax matters that were raised in IRS audits related to the 2001 and 2002 tax years. Adjustments recorded related to these resolved tax matters resulted in a $6 million increase in net income ($3 million for Power Delivery and $5 million for Other Non-Regulated, partially offset by an unfavorable $2 million impact in Corporate and Other). To the extent that the matters resolved related to tax contingencies from the Conectiv legacy companies that existed at the August 2002 merger date, in accordance with accounting rules, an additional adjustment of $9 million ($3 million related to Power Delivery and $6 million related to Other Non-Regulated) was recorded in Corporate and Other to eliminate the tax benefits recorded by Power Delivery and Other Non-Regulated against the goodwill balance that resulted from the merger. Also during 2006, the total favorable impact of $3 million was recorded that resulted from changes in estimates related to prior year tax liabilities subject to audit ($4 million for Power Delivery, partially offset by an unfavorable $1 million for Corporate and Other).

Taxes Other Than Income Taxes

Taxes other than income taxes for each year are shown below. The total amounts below include $358 million, $347 million and $348 million, for the years ended December 31, 2009, 2008 and 2007, respectively, related to the Power Delivery business, which are recoverable through rates.

	2009	2008	2007
	(millions of dollars)
Gross Receipts/Delivery	$142	$146	$146
Property	71	67	64
County Fuel and Energy	94	90	88
Environmental, Use and Other	65	56	59

Total	$372	$359	$357

(13)	NONCONTROLLING INTEREST

The outstanding preferred stock issued by subsidiaries of PHI as of December 31, 2009 and 2008 consisted of the following series of serial preferred stock issued by ACE. The shares of each of the series are redeemable solely at the option of the issuer.

	Redemption	Shares Outstanding		December 31,
	Price	2009	2008	2009	2008
				(millions of dollars)

4.0% Series of 1944, $100 per share par value	$105.50	24,268	24,268	$2	$2
4.35% Series of 1949, $100 per share par value	$101.00	2,942	2,942	—	—
4.35% Series of 1953, $100 per share par value	$101.00	1,680	1,680	—	—
4.10% Series of 1954, $100 per share par value	$101.00	20,504	20,504	2	2
4.75% Series of 1958, $100 per share par value	$101.00	8,631	8,631	1	1
5.0% Series of 1960, $100 per share par value	$100.00	4,120	4,120	1	1

Total Preferred Stock of Subsidiaries		62,145	62,145	$6	$6

(14)	STOCK-BASED COMPENSATION, DIVIDEND RESTRICTIONS, AND CALCULATIONS OF EARNINGS PER SHARE OF COMMON STOCK

Stock-Based Compensation

PHI maintains a Long-Term Incentive Plan (LTIP), the objective of which is to increase shareholder value by providing a long-term incentive to reward officers, key employees, and directors of Pepco Holdings and its subsidiaries and to increase the ownership of Pepco Holdings’ common stock by such individuals. Any officer or key employee of Pepco Holdings or its subsidiaries may be designated by the PHI board of directors as a participant in the LTIP. Under the LTIP, awards to officers and key employees may be in the form of restricted stock, stock options, performance units, stock appreciation rights, and dividend equivalents. At inception, 10 million shares of common stock were authorized for issuance under the LTIP.

Total stock-based compensation expense recorded in the Consolidated Statements of Income for the years ended December 31, 2009, 2008, and 2007 was as follows:

	2009	2008	2007
	(millions of dollars)

Stock options	$—	$—	$—
Restricted stock awards	5	16	4

Total stock compensation expense	$5	$16	$4

During 2008, PHI identified an error in the accounting for certain of its restricted stock awards granted under the LTIP that resulted in an understatement of stock-based compensation expense in 2006 and 2007. This error was corrected in 2008, resulting in an increase in stock-based compensation expense for the year ended December 31, 2008 of $9 million.

No material amount of stock compensation expense was capitalized for the years ended December 31, 2009, 2008 and 2007.

Restricted Stock Awards

Description of awards

A number of programs have been established under the LTIP involving the issuance of Restricted Stock Awards, including awards of performance-based restricted stock units, time-based restricted stock, retention stock and the Conectiv performance accelerated restricted stock (PARS). A summary of each of these programs is as follows:

•

Under the performance-based restricted stock program, performance criteria are selected and measured over a three-year period. Depending on the extent to which the performance criteria are satisfied, the participants are eligible to earn shares of common stock and dividends accrued thereon over the vesting period, ranging from 0% to 200% of the target stock unit award opportunities, inclusive of dividends accrued.

•	Time-based restricted stock award opportunities have a requisite service period of three years and participants have the right to receive dividends on the shares.

•

In connection with the acquisition of Conectiv by Pepco in 2002, Conectiv PARS were converted to shares of Pepco Holdings restricted stock. These shares typically vested over 5 to 7 years. In January 2009, all 6,669 remaining shares outstanding fully vested.

•

In September 2007, retention awards in the form of 9,015 shares of restricted stock were granted to certain PHI executives, with vesting periods of two or three years. In September 2009, 5,409 of these shares vested.

Activity for the year

The 2009 activity for non-vested restricted stock and performance-based restricted stock unit awards is summarized below:

	Number of Shares	Total Number of Shares	Weighted Average Grant Date Fair Value
Balance at January 1, 2009
Time-based restricted stock	270,397		$24.78
Performance-based restricted stock units	560,232		24.89
Other (a)	15,684		23.70

Total		846,313

Granted during 2009
Time-based restricted stock	158,112		17.18
Performance-based restricted stock units	333,044		17.51

Total		491,156

Vested during 2009
Time-based restricted stock	(149,277)		24.09
Performance-based restricted stock units	(163,069)		23.28
Other (a)	(12,078)		22.50

Total		(324,424)

Forfeited during 2009
Time-based restricted stock	(46,174)		21.49
Performance-based restricted stock units	(230,314)		21.17

Total		(276,488)

Balance at December 31, 2009
Time-based restricted stock	233,058		20.72
Performance-based restricted stock units	499,893		22.21
Other (a)	3,606		$27.73

Total		736,557

(a)	Includes share activity under the Conectiv PARS and retention awards.

Grants included in the table above reflect 2009 grants of performance-based restricted stock units and time-based restricted stock. PHI recognizes compensation expense related to performance-based restricted stock awards and time-based restricted stock awards based on the fair value of the awards at date of grant. The fair value is based on the market value of PHI common stock at the date the award opportunity is granted. The following table provides the weighted average grant date fair value of those awards for each of the three years ended December 31, 2009:

	2009	2008	2007

Weighted average grant-date fair value of each performance-based restricted stock unit granted during the year	$17.51	$25.36	$25.65

Weighted average grant-date fair value of each award of time-based restricted stock granted during the year	$17.18	$25.36	$25.65

As of December 31, 2009, there was approximately $5 million of unrecognized compensation cost (net of estimated forfeitures) related to non-vested stock and stock units granted under the LTIP. That cost is expected to be recognized over a weighted-average period of approximately two years.

Stock options

Non-qualified stock options to purchase shares of PHI’s common stock are granted under the LTIP. The exercise price of the stock options is equal to the fair market value of the underlying stock on the date of the option grant. Stock options granted under the LTIP generally become exercisable upon a specified vesting date. All stock options have an expiration date of ten years from the date of grant. No options have been granted since May 1, 2002.

Non-employee directors are entitled, under the terms of the LTIP, to a grant on May 1 of each year of a nonqualified stock option for 1,000 shares of common stock. However, the Board of Directors has determined that these grants will not be made.

Stock option activity for the year ended December 31, 2009 is summarized below:

	Number of Options	Weighted Average Exercise Price		Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2009	374,904	$22.26		2.47
Options granted	—	—		—
Options exercised	—	—		—
Options forfeited or expired	28,400	24.43		—
Outstanding at December 31, 2009	346,504	22.09		1.51	—
Exercisable at December 31, 2009	346,504	22.09	(a)	1.51	—

(a)	Range of exercise prices is $13.08 to $29.78

The following table summarizes additional information regarding stock options for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
	(millions of dollars)

Total intrinsic value for stock options exercised	$—	$—	$4
Tax benefits recognized in relation to stock-based compensation costs of stock options	$—	$—	$1

Directors’ Deferred Compensation

Under the Pepco Holdings’ Executive and Director Deferred Compensation Plan, Pepco Holdings directors may elect to defer all or part of their retainer or meeting fees that constitute normal compensation. Deferred retainer or meeting fees can be invested in phantom Pepco Holdings shares and receive accruals equal to the dividends paid on the corresponding number of shares of Pepco Holdings common stock. The phantom share account balances are settled in cash. The amount deferred and invested in phantom Pepco Holdings shares in the years ended December 31, 2009, 2008 and 2007 was not material.

Compensation expense recognized in respect of dividends and increase in fair value in the years ended December 31, 2009, 2008 and 2007 was not material. The balance of deferred compensation invested in phantom Pepco Holdings’ shares was approximately $1 million at December 31, 2009 and 2008.

Dividend Restrictions

PHI, on a stand-alone basis, generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate laws, which impose limitations on the funds that can be used to pay dividends and, in the case of ACE, the regulatory requirement that it obtain the prior approval of the NJBPU before dividends can be paid if its equity as a percent of its total capitalization, excluding securitization debt, falls below 30%; (ii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities; and (iii) certain provisions of ACE’s charter that impose restrictions on payment of common stock dividends for the benefit of preferred stockholders. Pepco and DPL have no shares of preferred stock outstanding. Currently, the capitalization ratio limitation to which ACE is subject and the restriction in the ACE charter do not limit ACE’s ability to pay common stock dividends.

For the years ended December 31, Pepco Holdings received dividends from its subsidiaries as follows:

Subsidiary	2009	2008	2007
	(millions of dollars)
Pepco	$—	$89	$86
DPL	28	52	39
ACE	64	46	50
Conectiv Energy	—	—	50

Total	$92	$187	$225

Calculations of Earnings per Share of Common Stock

The numerator and denominator for basic and diluted earnings per share of common stock calculations are shown below.

	For the Year Ended December 31,
	2009	2008	2007
	(millions of dollars, except share data)

Income (Numerator):
Net Income	$235	$300	$334

Shares (Denominator):
Weighted Average Shares Outstanding for Computation of Basic and Diluted Earnings Per Share of Common Stock	221	204	194

Basic earnings per share of common stock	$1.06	$1.47	$1.72
Diluted earnings per share of common stock	$1.06	$1.47	$1.72

Shareholder Dividend Reinvestment Plan

PHI maintains a Shareholder Dividend Reinvestment Plan through which shareholders may reinvest cash dividends and both existing shareholders and new investors can make purchases of shares of PHI common stock through the investment of not less than $25 each calendar month nor more than $200,000 each calendar year. Shares of common stock purchased through the DRP may be new shares or, at the election of PHI, shares purchased in the open market. Approximately 2 million new shares were issued and sold under the DRP in 2009, and approximately 1 million in each of 2008 and 2007.

Pepco Holdings Common Stock Reserved and Unissued

The following table presents Pepco Holdings’ common stock reserved and unissued at December 31, 2009:

Name of Plan	Number of Shares

DRP	6,782,737
Conectiv Incentive Compensation Plan (a)	1,187,157
Potomac Electric Power Company Long-Term Incentive Plan (a)	327,059
Pepco Holdings Long-Term Incentive Plan	8,200,021
Pepco Holdings Non-Management Directors Compensation Plan	482,832
Pepco Holdings Retirement Savings Plan	2,686,326

Total	19,666,132

(a)	No further awards will be made under this plan.

(15)	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivatives are used by Pepco Energy Services and Power Delivery to hedge commodity price risk, as well as by PHI and its subsidiaries, from time to time, to hedge interest rate risk. The information previously included in this Note to the consolidated financial statements with respect to the operations of the former Conectiv Energy segment has been included in Note (20), “Discontinued Operations.”

Pepco Energy Services purchases energy commodity contracts in the form of electric and natural gas futures, swaps, options and forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers. The primary risk management objective is to manage the spread between retail sales commitments and the cost of supply used to service those commitments to ensure stable cash flows and lock in favorable prices and margins when they become available.

Pepco Energy Services accounts for its futures and swap contracts as cash flow hedges of forecasted transactions. Certain commodity contracts that do not qualify as cash flow hedges of forecasted transactions or do not meet the requirements for normal purchase and normal sale accounting are marked-to-market through current earnings. Forward contracts that meet the requirements for normal purchase and normal sale accounting are accounted for using accrual accounting.

In the Power Delivery business, DPL uses derivative instruments in the form of forward contracts, futures, swaps, and exchange-traded and over-the-counter options primarily to reduce gas commodity price volatility and limit its customers’ exposure to increases in the market price of gas. DPL also manages commodity risk with physical natural gas and capacity contracts that are not classified as derivatives. All premiums paid and other transaction costs incurred as part of DPL’s natural gas hedging activity, in addition to all gains and losses related to hedging activities, are deferred under FASB guidance on regulated operations (ASC 980) until recovered based on a fuel adjustment clause approved by the DPSC.

PHI and its subsidiaries also use derivative instruments from time to time to mitigate the effects of fluctuating interest rates on debt incurred in connection with the operation of their businesses. In June 2002, PHI entered into several treasury rate lock transactions in anticipation of the issuance of several series of fixed-rate debt commencing in July 2002. Upon issuance of the fixed-rate debt, the rate locks were terminated at a loss. The loss has been deferred in accumulated other comprehensive (loss) income and is being recognized in income over the life of the debt issued.

The tables below identify the balance sheet location and fair values of derivative instruments as of December 31, 2009 and 2008:

	As of December 31, 2009
Balance Sheet Caption	Derivatives Designated as Hedging Instruments	Other Derivative Instruments	Gross Derivative Instruments	Effects of Cash Collateral and Netting	Net Derivative Instruments
	(millions of dollars)
Derivative Assets (current assets)	$100	$54	$154	$(132)	$22
Derivative Assets (non-current assets)	44	21	65	(49)	16

Total Derivative Assets	144	75	219	(181)	38

Derivative Liabilities (current liabilities)	(234)	(70)	(304)	237	(67)
Derivative Liabilities (non-current liabilities)	(88)	(35)	(123)	69	(54)

Total Derivative Liabilities	(322)	(105)	(427)	306	(121)

Net Derivative (Liability) Asset	$(178)	$(30)	$(208)	$125	$(83)

	As of December 31, 2008
Balance Sheet Caption	Derivatives Designated as Hedging Instruments	Other Derivative Instruments	Gross Derivative Instruments	Effects of Cash Collateral and Netting	Net Derivative Instruments
	(millions of dollars)
Derivative Assets (current assets)	$97	$54	$151	$(112)	$39
Derivative Assets (non-current assets)	64	33	97	(96)	1

Total Derivative Assets	161	87	248	(208)	40

Derivative Liabilities (current liabilities)	(293)	(66)	(359)	263	(96)
Derivative Liabilities (non-current liabilities)	(101)	(47)	(148)	96	(52)

Total Derivative Liabilities	(394)	(113)	(507)	359	(148)

Net Derivative (Liability) Asset	$(233)	$(26)	$(259)	$151	$(108)

Under FASB guidance on the offsetting of balance sheet accounts (ASC 210-20), PHI offsets the fair value amounts recognized for derivative instruments and the fair value amounts recognized for related collateral positions executed with the same counterparty under master netting agreements. The amount of cash collateral that was offset against these derivative positions is as follows:

	December 31, 2009	December 31, 2008
	(millions of dollars)
Cash collateral pledged to counterparties with the right to reclaim (a)	$125	$151

(a)	Includes cash deposits on commodity brokerage accounts

As of December 31, 2009 and 2008, all PHI cash collateral pledged or received related to derivative instruments accounted for at fair value was entitled to be offset under master netting agreements.

Derivatives Designated as Hedging Instruments

Cash Flow Hedges

Pepco Energy Services

For energy commodity contracts that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of accumulated other comprehensive loss (AOCL) and is reclassified into income in the same period or periods during which the hedged transactions affect income. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current income. This information for the activity during the years ended December 31, 2009, 2008 and 2007 is provided in the tables below:

	Years Ended December 31,
	2009	2008	2007
	(millions of dollars)
Amount of net pre-tax (loss) gain arising during the period included in accumulated other comprehensive (loss) income	$(129)	$(210)	$15

Amount of net pre-tax (loss) gain reclassified into income:
Effective portion:
Fuel and Purchased Energy	(164)	8	(36)

Total	(164)	8	(36)

Ineffective portion: (a)
Revenue	(2)	—	—

Total	(2)	—	—

Total net (loss) gain reclassified into income	(166)	8	(36)

Net pre-tax gain (loss) on commodity derivatives included in other comprehensive (loss) income	$37	$(218)	$51

(a)	Included in the above table is a loss of $2 million, $1 million and $1 million for the years ended December 31, 2009, 2008 and 2007, respectively, which was reclassified from AOCL to income because the forecasted hedged transactions were deemed probable not to occur.

As of December 31, 2009 and 2008, Pepco Energy Services had the following types and volumes of energy commodity contracts employed as cash flow hedges of forecasted purchases and forecasted sales.

	Quantities
Commodity	December 31, 2009	December 31, 2008
Forecasted Purchases Hedges
Natural gas (One Million British Thermal Units (MMBtu))	54,477,500	41,384,233
Electricity (Megawatt hours (MWh))	9,708,919	16,652,512
Electric capacity (MW-Days)	—	1,340,000

Forecasted Sales Hedges
Electricity (MWh)	7,322,535	13,760,600

Power Delivery

As described above, all premiums paid and other transaction costs incurred as part of DPL’s natural gas hedging activity, in addition to all of DPL’s gains and losses related to hedging activities, are deferred under FASB guidance on regulated operations until recovered through a fuel adjustment clause approved by the DPSC. The following table indicates the amounts deferred as regulatory assets or liabilities and the location in the consolidated statements of income of amounts reclassified to income through the fuel adjustment clause for the years ended December 31, 2009 and 2008:

	For the Year Ended December 31,
	2009	2008
	(millions of dollars)
Net Gain (Loss) Deferred as a Regulatory Asset or Liability	$21	$(29)
Net Loss Reclassified from Regulatory Liability to Fuel and Purchased Energy Expense	(39)	(6)

As of December 31, 2009 and 2008, DPL had the following outstanding commodity forward contracts that were entered into to hedge forecasted transactions:

	Quantities
Commodity	December 31, 2009	December 31, 2008
Forecasted Purchases Hedges:
Natural Gas (MMBtu)	5,695,000	10,805,000

Cash Flow Hedges Included in Accumulated Other Comprehensive Loss

The tables below provide details regarding effective cash flow hedges included in PHI’s consolidated balance sheet as of December 31, 2009 and 2008. Cash flow hedges are marked-to-market on the balance sheet with corresponding adjustments to AOCL. The data in the tables indicate the cumulative net loss after-tax related to effective cash flow hedges by contract type included in AOCL, the portion of AOCL expected to be reclassified to income during the next 12 months, and the maximum hedge or deferral term:

As of December 31, 2009 Contracts	Accumulated Other Comprehensive Loss After-tax (a)	Portion Expected to be Reclassified to Income during the Next 12 Months	Maximum Term
	(millions of dollars)
Energy Commodity (b)	$99	$58	53 months
Interest Rate	22	3	272 months

Total	$121	$61

(a)	Accumulated Other Comprehensive Loss on PHI’s consolidated balance sheet as of December 31, 2009, includes a $17 million balance related to minimum pension liability and a $103 million balance related to Conectiv Energy. These balances are not included in this table as the minimum pension liability is not a cash flow hedge and Conectiv Energy is reported as a discontinued operation. See Note (20), “Discontinued Operations.”
(b)	The large unrealized derivative losses recorded in Accumulated Other Comprehensive Loss are largely offset by forecasted natural gas and electricity physical purchases in gain positions that are subject to accrual accounting. These forward purchase contracts are exempted from mark-to-market accounting because they either qualify as normal purchases under FASB guidance on derivatives and hedging, or they are not derivative contracts. Under accrual accounting, no asset is recorded on the balance sheet for these contracts, and revenue is not recognized until the period of delivery.

As of December 31, 2008 Contracts	Accumulated Other Comprehensive Loss After-tax (a)	Portion Expected to be Reclassified to Income during the Next 12 Months	Maximum Term
	(millions of dollars)
Energy Commodity (b)	$120	$78	65 months
Interest Rate	25	3	284 months

Total	$145	$81

(a)	Accumulated Other Comprehensive Loss on PHI’s consolidated balance sheet as of December 31, 2008, includes a $10 million balance related to minimum pension liability and a $107 million balance related to Conectiv Energy. These balances are not included in this table as the minimum pension liability is not a cash flow hedge and Conectiv Energy is reported as a discontinued operation. See Note (20), “Discontinued Operations.”
(b)	The large unrealized derivative losses recorded in Accumulated Other Comprehensive Loss are largely offset by forecasted natural gas and electricity physical purchases in gain positions that are subject to accrual accounting. These forward purchase contracts are exempted from mark-to-market accounting because they either qualify as normal purchases under FASB guidance on derivatives and hedging, or they are not derivative contracts. Under accrual accounting, no asset is recorded on the balance sheet for these contracts, and revenue is not recognized until the period of delivery.

Other Derivative Activity

Pepco Energy Services

Pepco Energy Services holds certain derivatives that do not qualify as hedges. Under FASB guidance on derivatives and hedging, these derivatives are recorded at fair value through income with corresponding adjustments on the balance sheet.

For the years ended December 31, 2009, 2008 and 2007, the amount of the derivative gain (loss) recognized in income is provided in the table below:

	For the Year Ended December 31, 2009			For the Year Ended December 31, 2008			For the Year Ended December 31, 2007
	Revenue	Fuel and Purchased Energy Expense	Total	Revenue	Fuel and Purchased Energy Expense	Total	Revenue	Fuel and Purchased Energy Expense	Total
	(millions of dollars)
Realized mark-to-market gains (losses)	$(2)	$—	$(2)	$1	$—	$1	$1	$—	$1

Unrealized mark-to-market (losses) gains	(2)	—	(2)	(2)	—	(2)	—	—	—

Total net mark-to-market (losses) gains	$(4)	$—	$(4)	$(1)	$—	$(1)	$1	$—	$1

As of December 31, 2009 and 2008, Pepco Energy Services had the following net outstanding commodity forward contract volumes and net position on derivatives that did not qualify for hedge accounting:

	December 31, 2009		December 31, 2008
Commodity	Quantity	Net Position	Quantity	Net Position
Natural gas (MMBtu)	—	—	90,767	Long
Electricity (MWh)	—	—	53,600	Short
Financial transmission rights (MWh)	532,556	Long	1,755,000	Long

Power Delivery

DPL holds certain derivatives that do not qualify as hedges. These derivatives are recorded at fair value on the balance sheet with the gain or loss recorded in income. In accordance with FASB guidance on regulated operations, offsetting regulatory assets or regulatory liabilities are recorded on the balance sheet and the recognition of the gain or recovery of the loss is deferred. For the years ended December 31, 2009 and 2008, the amount of the derivative gain (loss) recognized in the consolidated statements of income is provided in the table below by line item:

	For the Year Ended December 31,
	2009	2008
	(millions of dollars)
Loss Deferred as a Regulatory Asset or Liability	$(8)	$(13)
Loss Reclassified from Regulatory Asset or Liability to Fuel and Purchased Energy Expense	(11)	(1)

As of December 31, 2009 and 2008, DPL had the following net outstanding natural gas commodity forward contracts that did not qualify for hedge accounting:

	December 31, 2009		December 31, 2008
Commodity	Quantity	Net Position	Quantity	Net Position
Natural Gas (MMBtu)	10,442,546	Long	8,928,750	Long

Contingent Credit Risk Features

The primary contracts used by Pepco Energy Services and Power Delivery for derivative transactions are entered into under an International Swaps and Derivatives Association Master Agreement (ISDA) or similar agreements that closely mirror the principal credit provisions of the ISDA. The ISDAs include a Credit Support Annex (CSA) that governs the mutual posting and administration of collateral security. The failure of a party to comply with an obligation under the CSA, including an obligation to transfer collateral security when due or the failure to maintain any required credit support, constitutes an event of default under the ISDA for which the other party may declare an early termination and liquidation of all transactions entered into under the ISDA, including foreclosure against any collateral security. In addition, some of the ISDAs have cross default provisions under which a default by a party under another commodity or derivative contract, or the breach by a party of another borrowing obligation in excess of a specified threshold, is a breach under the ISDA.

The collateral requirements under the ISDA or similar agreements generally work as follows. The parties establish a dollar threshold of unsecured credit for each party in excess of which the party is required to post collateral to secure its obligations to the other party. The amount of the unsecured credit threshold generally varies according to the senior, unsecured debt rating of the respective parties or that of a guarantor of the party’s obligations. The fair values of all transactions between the parties are netted under the master netting provisions. Transactions may include derivatives accounted for on the balance sheet or normal purchases and normal sales that are accounted for off-balance sheet. If the aggregate fair value of the transactions is a net loss position that exceeds the unsecured credit threshold, then collateral is required to be posted in an amount equal to the amount by which the unsecured credit threshold is exceeded. The obligations of Pepco Energy Services are usually guaranteed by PHI. The obligations of DPL are stand-alone obligations without the guaranty of PHI. If PHI’s or DPL’s credit rating were to fall below “investment grade,” the unsecured credit threshold would typically be set at zero and collateral would be required for the entire net loss position. Exchange-traded contracts are required to be fully collateralized without regard to the credit rating of the holder.

The gross fair value of PHI’s derivative liabilities, excluding the impact of offsetting transactions or collateral under master netting agreements, with credit risk-related contingent features on December 31, 2009, was $303 million. As of that date, PHI had posted cash collateral of $6 million in the normal course of business against the gross derivative liability resulting in a net liability of $297 million before giving effect to offsetting transactions that are encompassed within master netting agreements that would reduce this amount. PHI’s net settlement amount in the event of a downgrade of PHI and DPL below “investment grade” as of December 31, 2009, would have been approximately $183 million after taking into consideration the master netting agreements. The offsetting transactions or collateral that would reduce PHI’s obligation to the net settlement amount include derivatives and normal purchase and normal sale contracts in a gain position as well as letters of credit already posted as collateral.

PHI’s primary sources for posting cash collateral or letters of credit are its credit facilities. At December 31, 2009, the aggregate amount of cash plus borrowing capacity under PHI credit facilities available to meet the future liquidity needs of PHI and its utility subsidiaries on a consolidated basis totaled $1.4 billion, of which $820 million was available for the businesses of Pepco Energy Services and Conectiv Energy.

(16)	FAIR VALUE DISCLOSURES

Fair Value of Assets and Liabilities Excluding Debt

Effective January 1, 2008, PHI adopted FASB guidance on fair value measurement and disclosures (ASC 820) which established a framework for measuring fair value and expanded disclosures about fair value measurements.

As defined in the guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). PHI utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. Accordingly, PHI utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. PHI is able to classify fair value balances based on the observability of those inputs. The guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using broker quotes in liquid markets, and other observable pricing data. Level 2 also includes those financial instruments that are valued using internally developed methodologies that have been corroborated by observable market data through correlation or by other means. Significant assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 – Pricing inputs include significant inputs that are generally less observable than those from objective sources. Level 3 includes those financial instruments that are valued using models or other valuation methodologies. Level 3 instruments classified as derivative assets are primarily power and capacity swaps. The majority of Conectiv Energy’s pricing information for its level 3 valuations was obtained from a third party pricing system used widely throughout the energy industry.

Level 3 instruments classified as derivative liabilities also include natural gas options purchased by DPL as part of a natural gas hedging program approved by the DPSC. Some non-standard assumptions are used in their forward valuation to adjust for the pricing; otherwise, most of the options follow NYMEX valuation. A few of the options have no significant NYMEX components, and have to be priced using internal volatility assumptions.

Level 3 instruments classified as executive deferred compensation plan assets and liabilities consist of life insurance policies that are valued using the cash surrender value of the policies which does not represent a quoted price in an active market.

The following tables set forth, by level within the fair value hierarchy, PHI’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009 and 2008. As required by the guidance, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. PHI’s assessment of the significance of a particular input to the fair value measurement requires the exercise of judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Fair Value Measurements at December 31, 2009
Description	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(millions of dollars)
ASSETS
Derivative instruments	$75	$8		$37	$30
Cash equivalents	37	37		—	—
Executive deferred compensation plan assets	75	13		43	19

	$187	$58		$80	$49

LIABILITIES
Derivative instruments	$442	$142	(a)	$268	$32
Executive deferred compensation plan liabilities	32	—		32	—

	$474	$142		$300	$32

(a)	Includes a contra-liability balance of $6 million related to the impact of netting certain counterparties across the levels of the fair value hierarchy.

	Fair Value Measurements at December 31, 2008
Description	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(millions of dollars)
ASSETS
Derivative instruments	$139	$53	$79	$7
Cash equivalents	460	460	—	—
Executive deferred compensation plan assets	70	11	41	18

	$669	$524	$120	$25

LIABILITIES
Derivative instruments	$509	$184	$296	$29
Executive deferred compensation plan liabilities	31	—	31	—

	$540	$184	$327	$29

Reconciliations of the beginning and ending balances of PHI’s fair value measurements using significant unobservable inputs (Level 3) for the years ended December 31, 2009 and 2008 are shown below:

	Year Ended December 31, 2009
	Net Derivative Instruments Asset (Liability)	Deferred Compensation Plan Assets
	(millions of dollars)
Beginning balance as of January 1, 2009	$(22)	$18
Total gains or (losses) (realized and unrealized):
Included in income	18	4
Included in accumulated other comprehensive (loss) income	25	—
Included in regulatory liabilities	(18)	—
Purchases and issuances	—	(3)
Settlements	2	—
Transfers in (out) of Level 3	(7)	—

Ending balance as of December 31, 2009	$(2)	$19

	Operating Revenue	Other Operation and Maintenance Expense
	(millions of dollars)
Gains or (losses) (realized and unrealized) included in income for the period above are as follows:
Total gains (losses) included in income for the period above	$18	$4

Change in unrealized gains (losses) relating to assets still held at reporting date	$12	$4

	For the Year Ended December 31, 2008
	Net Derivative Instruments Asset (Liability)	Deferred Compensation Plan Assets
	(millions of dollars)
Beginning balance as of January 1, 2008	$(3)	$17
Total gains or (losses) (realized and unrealized)
Included in income	(3)	4
Included in accumulated other comprehensive (loss) income	—	—
Included in regulatory liabilities	(14)	—
Purchases and issuances	—	(3)
Settlements	5	—
Transfers in (out) of Level 3	(7)	—

Ending balance as of December 31, 2008	$(22)	$18

	Operating Revenue	Other Operation and Maintenance Expense
	(millions of dollars)
Gains or (losses) (realized and unrealized) included in income for the period above are as follows:
Total gains (losses) included in income for the period above	$(3)	$4

Change in unrealized gains (losses) relating to assets still held at reporting date	$2	$4

Fair Value of Debt Instruments

The estimated fair values of PHI’s non-derivative financial instruments at December 31, 2009 and 2008 are shown below:

	December 31, 2009		December 31, 2008
	(millions of dollars)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-Term Debt	$4,969	$5,350	$4,909	$4,736
Transition Bonds issued by ACE Funding	402	427	433	431
Long-Term Project Funding	20	20	21	21
Redeemable Serial Preferred Stock	6	4	6	4

The methods and assumptions described below were used to estimate, as of December 31, 2009 and 2008, the fair value of each class of non-derivative financial instruments shown above for which it is practicable to estimate a value.

The fair value of Long-Term Debt issued by PHI and its utility subsidiaries was based on actual trade prices as of December 31, 2009 and 2008, or bid prices obtained from brokers if actual trade prices were not available. The fair values of Transition Bonds issued by ACE Funding, including amounts due within one year, were derived based on bid prices obtained from brokers if actual trade prices were not available or were based on discounted cash flows using current rates for similar issues with similar credit ratings, terms, and remaining maturities for issues with no market price available.

The fair value of the Redeemable Serial Preferred Stock, excluding amounts due within one year, was derived based on quoted market prices or discounted cash flows using current rates for preferred stock with similar terms.

The carrying amounts of all other financial instruments in the accompanying financial statements approximate fair value.

(17)	COMMITMENTS AND CONTINGENCIES

Regulatory and Other Matters

Proceeds from Settlement of Mirant Bankruptcy Claims

In 2000, Pepco sold substantially all of its electricity generating assets to Mirant. As part of the sale, Pepco and Mirant entered into a “back-to-back” arrangement, whereby Mirant agreed to purchase from Pepco the 230 megawatts of electricity and capacity that Pepco was obligated to purchase annually through 2021 from Panda under the Panda PPA at the purchase price Pepco was obligated to pay to Panda. In 2003, Mirant commenced a voluntary bankruptcy proceeding in which it sought to reject certain obligations that it had undertaken in connection with the asset sale. As part of the settlement of Pepco’s claims against Mirant arising from the bankruptcy, Pepco agreed not to contest the rejection by Mirant of its obligations under the “back-to-back” arrangement in exchange for the payment by Mirant of damages corresponding to the estimated amount by which the purchase price that Pepco was obligated to pay Panda for the energy and capacity exceeded the market price. In 2007, Pepco received as damages $414 million in net proceeds from the sale of shares of Mirant common stock issued to it by Mirant. In September 2008, Pepco transferred the Panda PPA to Sempra, along with a payment to Sempra, thereby terminating all further rights, obligations and liabilities of Pepco under the Panda PPA. In November 2008, Pepco filed with the DCPSC and the MPSC proposals to share with customers the remaining balance of proceeds from the Mirant settlement in accordance with divestiture sharing formulas approved previously by the respective commissions.

In March 2009, the DCPSC issued an order approving Pepco’s sharing proposal for the District of Columbia under which approximately $24 million was distributed to District of Columbia customers as a one-time billing credit. As a result of this decision, Pepco recorded a pre-tax gain of approximately $14 million for the quarter ended March 31, 2009.

On July 2, 2009, the MPSC approved a settlement agreement among Pepco, the Maryland Office of People’s Counsel and the MPSC staff under which Pepco distributed approximately $38 million to Maryland customers during the billing month of August 2009 through a one-time billing credit. As a result of this decision, Pepco recorded a pre-tax gain of $26 million in the quarter ended September 30, 2009.

As a consequence of the MPSC order, $64 million previously accounted for as restricted cash was released and the corresponding regulatory liability was extinguished.

Rate Proceedings

In recent electric service distribution base rate cases, PHI’s utility subsidiaries have proposed the adoption of revenue decoupling methods for retail customers. To date:

•	A BSA has been approved and implemented for both Pepco and DPL electric service in Maryland and for Pepco electric service in the District of Columbia.

•	A modified fixed variable rate design (MFVRD) has been approved in concept for DPL electric service in Delaware and may be implemented in DPL’s pending electric base rate case.

•

A MFVRD has been approved in concept for DPL natural gas service in Delaware and may be implemented either in the context of a pending decoupling case or DPL’s next Delaware natural gas distribution base rate case

•	A proposed BSA remains pending for ACE in New Jersey.

Under the BSA, customer delivery rates are subject to adjustment (through a credit or surcharge mechanism), depending on whether actual distribution revenue per customer exceeds or falls short of the revenue-per-customer amount approved by the applicable public service commission. The BSA increases rates if actual distribution revenues fall below the approved level and decreases rates if actual distribution revenues are above the approved level. The result is that, over time, the utility collects its authorized revenues for distribution deliveries. As a consequence, a BSA “decouples” distribution revenue from unit sales consumption and ties the growth in distribution revenues to the growth in the number of customers. Some advantages of the BSA are that it (i) eliminates revenue fluctuations due to weather and changes in customer usage patterns and, therefore, provides for more predictable distribution revenues that are better aligned with costs, (ii) provides for more reliable fixed-cost recovery, (iii) tends to stabilize customers’ delivery bills, and (iv) removes any disincentives for the regulated utilities to promote energy efficiency programs for their customers, because it breaks the link between overall sales volumes and distribution revenues. The MFVRD adopted in Delaware provides for a fixed customer charge (i.e., not tied to the customer’s volumetric consumption) to recover the utility’s fixed costs, plus a reasonable rate of return. Although different from the BSA, PHI views the MFVRD as an appropriate distribution revenue decoupling mechanism.

Delaware

In August 2008, DPL submitted its 2008 GCR filing to the DPSC, requesting an increase in the level of GCR, which permits DPL to recover gas procurement costs through customer rates. In September 2008, the DPSC issued an initial order approving the requested increase, which became effective on November 1, 2008, subject to refund pending final DPSC approval after evidentiary hearings. Due to a significant decrease in wholesale gas prices, DPL in January 2009 submitted to the DPSC an interim GCR filing, requesting a decrease in the level of GCR. The proposed decrease became effective on a temporary basis on March 1, 2009, and when combined with the increase that became effective November 1, 2008, had the net effect of a 13.8% increase in the level of GCR. On October 6, 2009, the DPSC issued a final order approving the 13.8% net increase, reflecting a settlement agreement among DPL, the DPSC staff and the Delaware Public Advocate.

On August 31, 2009, DPL submitted its 2009 GCR filing to the DPSC, requesting a 10.2% decrease in the level of GCR, to become effective on a temporary basis on November 1, 2009. This rate proposal was approved by the DPSC on September 9, 2009, subject to refund and pending final DPSC approval.

On September 18, 2009, DPL submitted an application with the DPSC to increase its electric distribution base rates. The filing seeks approval of an annual rate increase of approximately $28 million, assuming approval of the implementation of the MFVRD, based on a requested return on equity (ROE) of 10.75% (if implementation of the MFVRD is not approved, the increase would be $29 million, based on an ROE of 11.00%). DPL placed an increase of approximately $2.5 million annually into effect on a temporary basis on November 17, 2009, subject to refund and pending final DPSC approval of the entirety of the requested increase. As permitted by Delaware law, DPL currently anticipates that it will place the remaining $25.5 million of the requested increase into effect on April 19, 2010, subject to refund and pending the final DPSC order. The DPSC has established a procedural schedule that provides for hearings in April 2010 and a DPSC decision in July 2010.

On June 25, 2009, DPL filed an application requesting approval for the implementation of the MFVRD for gas distribution rates. This filing is based on revenues established in DPL’s last gas distribution base rate case, and accordingly is revenue neutral. On August 4, 2009, the DPSC issued an order opening a docket for the matter. A similar application on June 25, 2009 requesting approval for the implementation of the MFVRD for electric distribution rates has been consolidated with the electric distribution base rate proceeding discussed above.

District of Columbia

In January 2008, the DCPSC approved, effective February 20, 2008, a revenue requirement increase for Pepco of approximately $28 million, based on an authorized return on rate base of 7.96%, including a 10% ROE. In June 2008, the District of Columbia Office of People’s Counsel (the DC OPC), citing alleged errors by the DCPSC, filed with the DCPSC a motion for reconsideration of the order, which was denied by the DCPSC. In August 2008, the DC OPC filed with the District of Columbia Court of Appeals a petition for review of the DCPSC’s order denying its motion for reconsideration. Briefs have been filed by the parties and oral argument was held on March 23, 2009. On February 18, 2010, the Court of Appeals issued its decision affirming the decision of the DCPSC.

On May 22, 2009, Pepco submitted an application to the DCPSC to increase electric distribution base rates. The filing seeks approval of an annual rate increase of approximately $50 million with the BSA, based on a requested ROE of 11.25% (subsequently revised by Pepco to 10.75%). The filing also proposes recovery of pension expenses and uncollectible costs through a surcharge mechanism. If the proposed surcharge mechanism is approved, the annual rate increase requested would be reduced by approximately $3 million. Evidentiary hearings were held in mid-November 2009 and a decision is expected from the DCPSC in early 2010.

Maryland

On May 6, 2009, DPL filed an electric distribution base rate case in Maryland. The filing sought approval of an annual rate increase of approximately $14 million, based on a requested ROE of 11.25%. On December 2, 2009, the MPSC approved an annual increase of approximately $7.5 million, based on an overall rate of return of 7.96%, including an ROE of 10%. The MPSC rejected a proposed surcharge mechanism for pension, OPEB and uncollectible expenses. The rate increase was implemented through rates that are effective for electric usage on and after December 2, 2009.

On December 30, 2009, Pepco filed an electric distribution base rate case in Maryland. The filing seeks approval of an annual rate increase of approximately $40 million, based on a requested ROE of 10.75%. A decision by the MPSC is expected by the end of July, 2010.

New Jersey

On August 14, 2009, ACE submitted a petition to the NJBPU to increase its electric distribution base rates, including a request for the implementation of a BSA. Based on a test year ending December 31, 2009, adjusted for known and measurable changes, ACE requested an annual net increase in its current retail distribution rates for electric service in the amount of approximately $54 million (which includes a reduction to its Regulatory Asset Recovery Charge) based on a requested ROE of 11.50% (or an increase of approximately $52 million, based on an ROE of 11.25%, if the BSA is approved). Hearings are scheduled for late May and June 2010.

District of Columbia Divestiture Case

In June 2000, the DCPSC approved a divestiture settlement under which Pepco is required to share with its District of Columbia customers the net proceeds realized by Pepco from the sale of its generation-related assets. An unresolved issue relating to the application filed with the DCPSC by Pepco to implement the divestiture settlement is whether Pepco should be required to share with customers the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. As of December 31, 2009, the District of Columbia allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $6 million each.

Pepco believes that a sharing of EDIT and ADITC with its District of Columbia customers would violate the IRS normalization rules. Under these rules, Pepco could not transfer the EDIT and the ADITC benefit to customers more quickly than on a straight line basis over the book life of the related assets. Since the assets are no longer owned by Pepco, there is no book life over which the EDIT and ADITC can be returned. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. Also, in addition to sharing with customers the generation-related EDIT and ADITC balances, Pepco would have to pay to the IRS an amount equal to Pepco’s District of Columbia jurisdictional generation-related ADITC balance ($6 million as of December 31, 2009), as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance ($3 million as of December 31, 2009), in each case as those balances exist as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative.

In March 2008, the IRS approved final regulations, effective March 20, 2008, which allow utilities whose assets cease to be utility property (whether by disposition, deregulation or otherwise) to return to its utility customers the normalization reserve for EDIT and part or all of the normalization reserve for ADITC. This ruling applies to assets divested after December 21, 2005. For utility property divested on or before December 21, 2005, the IRS stated that it would continue to follow the holdings set forth in private letter rulings prohibiting the flow through of EDIT and ADITC associated with the divested assets. Pepco made a filing in April 2008, advising the DCPSC of the adoption of the final regulations and requesting that the DCPSC issue an order consistent with the IRS position. If the DCPSC issues the requested order, no accounting adjustments to the gain recorded in 2000 would be required.

Pepco believes that its calculation of the District of Columbia customers’ share of divestiture proceeds is correct. Nevertheless, if Pepco is required by the DCPSC to share its EDIT and ADITC balances with its District of Columbia customers, the additional gain-sharing payments, along with any required ADITC-related payments to the IRS, could have a material adverse effect on Pepco’s and PHI’s results of operations for periods in which the payments are required to be made. However, neither PHI nor Pepco believes that such payments would have a material adverse impact on its financial position or cash flows.

ACE Sale of B.L. England Generating Facility

In February 2007, ACE completed the sale of the B.L. England generating facility to RC Cape May Holdings, LLC (RC Cape May), an affiliate of Rockland Capital Energy Investments, LLC. In July 2007, ACE received a claim for indemnification from RC Cape May under the purchase agreement in the amount of $25 million. RC Cape May contends that one of the assets it purchased, a contract for terminal services (TSA) between ACE and Citgo Asphalt Refining Co. (Citgo), has been declared by Citgo to have been terminated due to a failure by ACE to renew the contract in a timely manner. The claim for indemnification seeks payment from ACE in the event the TSA is held not to be enforceable against Citgo.

RC Cape May commenced an arbitration proceeding against Citgo seeking a determination that the TSA remains in effect and notified ACE of the proceedings. On July 1, 2009, the arbitrator issued its interim award, ruling that the TSA remains in effect and is enforceable by RC Cape May against Citgo. PHI believes this ruling invalidates RC Cape May’s indemnification claim against ACE, but cannot predict whether RC Cape May will continue to pursue indemnification.

General Litigation

In 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George’s County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as “In re: Personal Injury Asbestos Case.” Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, the plaintiffs argued that Pepco was negligent in not providing a safe work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily by the plaintiff or by the court. As of December 31, 2009, there are approximately 180 cases still pending against Pepco in the State Courts of Maryland, of which approximately 90 cases were filed after December 19, 2000, and were tendered to Mirant for defense and indemnification pursuant to the terms of the Asset Purchase and Sale Agreement between Pepco and Mirant under which Pepco sold its generation assets to Mirant in 2000.

While the aggregate amount of monetary damages sought in the remaining suits (excluding those tendered to Mirant) is approximately $360 million, PHI and Pepco believe the amounts claimed by the remaining plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be determined at this time; however, based on information and relevant circumstances known at this time, neither PHI nor Pepco believes these suits will have a material adverse effect on its financial condition, results of operations or cash flows. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco’s and PHI’s financial condition, results of operations and cash flows.

Environmental Litigation

PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI’s subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices. Although penalties assessed for violations of environmental laws and regulations are not recoverable from customers of the operating utilities, environmental clean-up costs incurred by Pepco, DPL and ACE would be included by each company in its respective cost of service for ratemaking purposes.

Delilah Road Landfill Site. In 1991, the New Jersey Department of Environmental Protection (NJDEP) identified ACE as a potentially responsible party (PRP) at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with two other PRPs, signed an administrative consent order with NJDEP to remediate the site. The soil cap remedy for the site has been implemented and, in August 2006, NJDEP issued a No Further Action Letter (NFA) and Covenant Not to Sue for the site. Among other things, the NFA requires the PRPs to monitor the effectiveness of institutional (deed restriction) and engineering (cap) controls at the site every two years. In September 2007, NJDEP approved the PRP group’s petition to conduct semi-annual, rather than quarterly, ground water monitoring for two years and deferred until the end of the two-year period a decision on the PRP group’s request for annual groundwater monitoring thereafter. In August 2007, the PRP group agreed to reimburse the costs of the EPA in the amount of $81,400 in full satisfaction of EPA’s claims for all past and future response costs relating to the site (of which ACE’s share is one-third). Effective April 2008, EPA and the PRP group entered into a settlement agreement which will allow EPA to reopen the settlement in the event of new information or unknown conditions at the site. On November 23, 2008, Lenox, Inc., a member of the PRP group, filed a bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code. ACE has filed a proof of claim in the Lenox bankruptcy seeking damages resulting from the rejection by Lenox, Inc., of its cost sharing obligations to ACE. ACE believes that its liability for post-remedy operation and maintenance costs will not have a material adverse effect on its financial position, results of operations or cash flows, regardless of the impact of the Lenox bankruptcy. Effective October 13, 2009, EPA deleted the Delilah Road Landfill site from the national priorities list, after determining that all appropriate response actions under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) have been completed. Based on information currently available, ACE anticipates that its share of additional cost associated with this site for post-remedy operation and maintenance will be approximately $555,000 to $600,000.

Frontier Chemical Site. In June 2007, ACE received a letter from the New York Department of Environmental Conservation (NYDEC) identifying ACE as a PRP at the Frontier Chemical Waste Processing Company site in Niagara Falls, N.Y. based on hazardous waste manifests indicating that ACE sent in excess of 7,500 gallons of manifested hazardous waste to the site. ACE has entered into an agreement with the other parties identified as PRPs to form a PRP group and has informed NYDEC that it has entered into good faith negotiations with the PRP group to address ACE’s responsibility at the site. In February 2010, ACE accepted the PRP group’s offer of a deminimis cash-out settlement under which ACE paid a total of $16,000 to receive a release from liability and be relieved from any further involvement at the site.

Franklin Slag Pile Site. On November 26, 2008, ACE received a general notice letter from EPA concerning the Franklin Slag Pile site in Philadelphia, Pennsylvania, asserting that ACE is a PRP that may have liability with respect to the site. If liable, ACE would be responsible for reimbursing EPA for clean-up costs incurred and to be incurred by the agency and for the costs of implementing an EPA-mandated remedy. The EPA’s claims are based on ACE’s sale of boiler slag from the B.L. England generating facility to MDC Industries, Inc. (MDC) during the period June 1978 to May 1983 (ACE owned B.L. England at that time and MDC formerly operated the Franklin Slag Pile site). EPA further claims that the boiler slag ACE sold to MDC contained copper and lead, which are hazardous substances under CERCLA, and that the sales transactions may have constituted an arrangement for the disposal or treatment of hazardous substances at the site, which could be a basis for liability under CERCLA. The EPA’s letter also states that as of the date of the letter, EPA’s expenditures for response measures at the site exceed $6 million. EPA estimates approximately $6 million as the cost for future response measures it recommends. ACE understands that the EPA sent similar general notice letters to three other companies and various individuals.

ACE believes that the B.L. England boiler slag sold to MDC was a valuable material with various industrial applications, and therefore, the sale was not an arrangement for the disposal or treatment of any hazardous substances as would be necessary to constitute a basis for liability under CERCLA. ACE intends to contest any claims to the contrary made by the EPA. In a May 2009 decision arising under CERCLA, which did not involve ACE, the U.S. Supreme Court rejected an EPA argument that the sale of a useful product constituted an arrangement for disposal or treatment of hazardous substances. While this decision supports ACE’s position, at this time ACE cannot predict how EPA will proceed with respect to the Franklin Slag Pile site, or what portion, if any, of the Franklin Slag Pile site response costs EPA would seek to recover from ACE.

Peck Iron and Metal Site. EPA informed Pepco in a May 20, 2009 letter that Pepco may be a PRP under CERCLA with respect to the cleanup of the Peck Iron and Metal site in Portsmouth, Virginia, or for costs EPA has incurred in cleaning up the site. EPA’s letter states that Peck Iron and Metal purchased, processed, stored and shipped metal scrap from military bases, governmental agencies and businesses and that Peck’s metal scrap operations resulted in the improper storage and disposal of hazardous substances. EPA bases its allegation that Pepco arranged for disposal or treatment of hazardous substances sent to the site on information provided by Peck Iron and Metal personnel, who informed the EPA that Pepco was a customer at the site. Pepco has advised the EPA by letter that its records show no evidence of any sale of scrap metal by Pepco to the site. Even if EPA has such records and such sales did occur, Pepco believes that any such scrap metal sales are entitled to the recyclable material exemption from CERCLA liability. At this time Pepco cannot predict how EPA will proceed regarding this matter, or what portion, if any, of the Peck Iron and Metal Site response costs EPA would seek to recover from Pepco. In a notice published on November 4, 2009, EPA placed the Peck Iron and Metal Site on the National Priorities List.

Ward Transformer Site. In April 2009, a group of PRPs with respect to the Ward Transformer site in Raleigh, North Carolina, filed a complaint in the U.S. District Court for the Eastern District of North Carolina, alleging cost recovery and/or contribution claims against ACE, DPL and Pepco with respect to past and future response costs incurred by the PRP group in performing a removal action at the site. With the court’s permission, the plaintiffs filed amended complaints on September 1, 2009. ACE, DPL and Pepco, as part of a group of defendants, filed a motion to dismiss on October 13, 2009. Although it is too early in the process to characterize the magnitude of the potential liability at this site, it does not appear that any of the three PHI utilities had extensive business transactions, if any, with the Ward Transformer site.

Deepwater Generating Facility. In December 2005, NJDEP issued a Title V operating permit (the Title V Permit) to Deepwater generating facility (Deepwater) owned by Conectiv Energy. In January 2006, Conectiv Energy filed an appeal (the Title V Appeal) with the New Jersey Office of Administrative Law (OAL) challenging several provisions of the Title V Permit, including newly imposed limits on unit heat input (the amount of energy introduced to the boiler in a specified time period). In an October 2007 order, the OAL administrative law judge (ALJ) granted a summary decision in favor of Conectiv Energy, finding that NJDEP does not have the authority to use hourly heat input as a basis to condition or limit electric generating operations, which the ALJ subsequently amended also to include annual heat limitations (as amended, the October 2007 Order).

On July 29, 2009, the ALJ issued an initial decision incorporating the October 2007 Order, an intervening December 2008 order regarding other challenged permit conditions and the parties’ partial stipulation of settlement, and transmitted the matter to the NJDEP Commissioner for a final decision. On December 8, 2009, the NJDEP Commissioner issued a final decision rejecting the ALJ’s initial October 2007 Order as it related to hourly and annual heat input limits and remanding to the ALJ for further consideration Conectiv Energy’s challenge to NJDEP’s asserted legal basis for including annual fuel use limits in the Title V Permit. Upon resolution of the fuel use limit issue, Conectiv Energy will evaluate whether to appeal the NJDEP Commissioner’s decision.

In April 2007, NJDEP initiated enforcement action by issuing an Administrative Order and Notice of Civil Administrative Penalty Assessment (the April 2007 Order) alleging that on several occasions Deepwater Unit 1 exceeded the maximum allowable hourly heat input in calendar year 2005 and that Unit 6/8 exceeded its maximum allowable hourly heat input in calendar years 2005 and 2006. The April 2007 Order required Conectiv Energy to operate the Deepwater units in compliance with their hourly heat input limits and assessed a penalty of approximately $1 million. In May 2007, NJDEP initiated a second enforcement action (the May 2007 Order, and collectively with the April 2007 Order, the Enforcement Orders) alleging that each of the Deepwater units exceeded its maximum allowable hourly heat input in calendar year 2004. The May 2007 Order required Conectiv Energy to operate the units in compliance with their hourly heat input limits and assessed a penalty of $811,600. Conectiv Energy appealed the Enforcement Orders in the OAL. Because the ALJ for the AOL was already reviewing NJDEP’s authority to impose heat input limits as part of the Deepwater Title V appeal, the ALJ placed the appeal of the Enforcement Orders on inactive status. The ALJ has indicated that the Enforcement Orders will remain inactive pending resolution, including any appeal of Conectiv Energy’s challenge to the NJDEP’s authority to impose heat input limits as a basis to condition or limit electric generating operations.

Appeal of New Jersey Flood Hazard Regulations. In November 2007, NJDEP adopted amendments to the agency’s regulations under the Flood Hazard Area Control Act (FHACA) to minimize damage to life and property from flooding caused by development in flood plains. The amended regulations impose a new regulatory program to mitigate flooding and related environmental impacts from a broad range of construction and development activities, including electric utility transmission and distribution construction that was previously unregulated under the FHACA. These regulations impose restrictions on construction of new electric transmission and distribution facilities and increase the time and personnel resources required to obtain permits and conduct maintenance activities. In November 2008, ACE filed an appeal of these regulations with the Appellate Division of the Superior Court of New Jersey. The grounds for ACE’s appeal include the lack of administrative record justification for the FHACA regulations and conflict between the

FHACA regulations and other state and federal regulations and standards for maintenance of electric power transmission and distribution facilities. The case is currently in the briefing process before the appellate court.

PHI’s Cross-Border Energy Lease Investments

Between 1994 and 2002, PCI, a subsidiary of PHI, entered into eight cross-border energy lease investments involving public utility assets (primarily consisting of hydroelectric generation and coal-fired electric generation facilities and natural gas distribution networks) located outside of the United States. Each of these investments is structured as a sale and leaseback transaction commonly referred to as a sale-in/lease-out or SILO transaction. PHI’s current annual tax benefits from these eight cross-border energy lease investments are approximately $55 million. As of December 31, 2009, PHI’s equity investment in its cross-border energy leases was approximately $1.4 billion, which included the impact of the reassessments discussed below. From January 1, 2001, the earliest year that remains open to audit, to December 31, 2009, PHI has derived approximately $516 million in federal and state income tax benefits from the depreciation and interest deductions in excess of rental income with respect to these cross-border energy lease investments.

In 2005, the Treasury Department and IRS issued Notice 2005-13 identifying sale-leaseback transactions with certain attributes entered into with tax-indifferent parties as tax avoidance transactions, and the IRS announced its intention to disallow the associated tax benefits claimed by the investors in these transactions. PHI’s cross-border energy lease investments, each of which is with a tax-indifferent party, have been under examination by the IRS as part of the normal PHI federal income tax audits. In the final RARs issued in June 2006 and in March 2009 in connection with the audit of PHI’s 2001-2002, and 2003-2005 income tax returns, respectively, the IRS disallowed the depreciation and interest deductions in excess of rental income claimed by PHI with respect to each of its cross-border energy lease investments. In addition, the IRS has sought to recharacterize each of the leases as loan transactions as to which PHI would be subject to original issue discount income. PHI disagrees with the IRS’ proposed adjustments and filed tax protests in August 2006 and May 2009 in connection with the audit of PHI’s 2001-2002 and 2003-2005 income tax returns, respectively. Both cases have been forwarded to and are under review by the IRS Appeals Office.

Under applicable accounting guidance ASC 840, PHI is required to assess on a periodic basis the likely outcome of tax positions relating to its cross-border energy lease investments and, if there is a change or a projected change in the timing of the tax benefits generated by the transactions, it is required to recalculate the value of its equity investment. While PHI believes that its tax position with regard to its cross-border energy lease investments was appropriate based on applicable statutes, regulations and case law, after evaluating the court rulings available at the time, PHI at June 30, 2008 reassessed the sustainability of its tax position and revised its assumptions regarding the estimated timing of the tax benefits from its cross-border energy lease investments. Based on this reassessment, PHI for the quarter ended June 30, 2008, recorded an after-tax charge to net income of $93 million consisting of (i) a non-cash pre-tax charge of $124 million ($86 million after-tax) to reduce the equity value of these cross-border energy lease investments and (ii) a non-cash charge of $7 million after-tax to reflect the anticipated additional interest expense.

The tax benefits associated with the lease transactions represent timing differences that do not change the aggregate amount of the lease net income over the life of the transactions. The $124 million charge reflects changes to the book equity value of the cross-border energy lease investments and the pattern of recognizing the related cross-border energy lease income that will be recognized as income over the remaining term of the affected leases, which expire between 2017 and 2047. Beginning with the 2007 tax return, PHI has reduced the tax benefits claimed on its federal and state tax returns consistent with the revised assumptions regarding the estimated timing of the tax benefits. Other than these adjustments, PHI has made no additional cash payments of federal or state income taxes or interest thereon as a result of the reassessment discussed above. Whether PHI makes any additional payments, and the amount and timing thereof, will depend on a number of factors, including PHI’s litigation strategy and whether a settlement with the IRS can be reached.

PHI believes that it is unlikely that a resolution will be reached with the Appeals Office and, therefore, PHI currently intends to pursue litigation against the IRS to defend its tax position, which, absent a settlement, may take several years to resolve. In the last several years, IRS challenges to certain cross-border lease transactions have been the subject of litigation, including several decisions in favor of the IRS which were factored into PHI’s decision to adjust the lease values in June 2008. On October 21, 2009, the U.S. Court of Federal Claims issued a decision in favor of a taxpayer regarding a cross-border lease transaction. PHI views this ruling as a favorable development in PHI’s dispute with the IRS because the transaction that is the subject of the ruling is similar in many respects to PHI’s cross-border energy lease investments.

At December 31, 2009, PHI modified its tax cash flow assumptions under its cross-border energy lease investments for the period 2010-2012 to reflect the anticipated timing of potential litigation with the IRS concerning the investments. As the result of the recalculation of the equity investment, PHI recorded an additional $2 million after-tax non-cash earnings charge in 2009, and expects to record an additional $3 million after-tax non-cash earnings benefit in 2010.

In the event that the IRS were to be successful in disallowing 100% of the tax benefits associated with these leases and recharacterizing these leases as loans, PHI estimates that, as of December 31, 2009, it would be obligated to pay approximately $617 million in additional federal and state taxes and $106 million of interest. In addition, the IRS could require PHI to pay a penalty of up to 20% on the amount of additional taxes due.

PHI anticipates that any additional taxes that it would be required to pay as a result of the disallowance of prior deductions or a re-characterization of the leases as loans would be recoverable in the form of lower taxes over the remaining terms of the affected leases. Moreover, the entire amount of any additional tax would not be due immediately. Rather, the federal and state taxes would be payable when the open audit years are closed and PHI amends subsequent tax returns not then under audit. To mitigate the taxes due in the event of a total disallowance of tax benefits, PHI could, were it to so elect, choose to liquidate all or a portion of its cross-border energy lease portfolio, which PHI estimates could be accomplished over a period of six months to one year. Based on current market values, PHI estimates that liquidation of the entire portfolio would generate sufficient cash proceeds to cover the estimated $723 million in federal and state taxes and interest due as of December 31, 2009, in the event of a total disallowance of tax benefits and a recharacterization of the transactions as loans. If payments of additional taxes and interest preceded the receipt of liquidation proceeds, the payments would be funded by currently available sources of liquidity.

To the extent that PHI does not to prevail in this matter and suffers a disallowance of the tax benefits and incurs imputed original issue discount income due to the recharacterization of the leases as loans, PHI would be required under FASB guidance on leases (ASC 840 and ASC 850) to recalculate the timing of the tax benefits generated by the cross-border energy lease investments and adjust the equity value of the investments, which would result in a non-cash charge to earnings.

IRS Mixed Service Cost Issue

During 2001, Pepco, DPL, and ACE changed their methods of accounting with respect to capitalizable construction costs for income tax purposes. The change allowed the companies to accelerate the deduction of certain expenses that were previously capitalized and depreciated. As a result of this method change, PHI generated incremental tax cash flow benefits of approximately $205 million (consisting of $94 million for Pepco, $62 million for DPL, and $49 million for ACE).

In 2005, the IRS issued Revenue Ruling 2005-53, which limited the ability of Pepco, DPL and ACE to utilize its tax accounting method on their 2001 through 2004 tax returns. In accordance with this Revenue Ruling, the RAR for the 2001 and 2002 tax returns disallowed substantially all of the incremental tax benefits that Pepco, DPL and ACE had claimed on those returns.

In March 2009, PHI reached a tentative settlement with the IRS for all years (2001 through 2004). The terms of the tentative settlement reduced the tax benefits related to the mixed service costs deductions by $35 million ($17 million for Pepco, $12 million for DPL, and $6 million for ACE) from $205 million claimed on originally filed returns to $170 million.

District of Columbia Tax Legislation

On January 4, 2010, the Mayor of the District of Columbia signed emergency legislation adopting mandatory combined unitary business reporting effective for tax year 2011, and revising the District’s related party expense disallowance effective for tax year 2009. This emergency legislation is effective for 90 days from the date it was signed by the Mayor and, therefore, will expire in early April 2010.

On December 24, 2009, the Mayor approved permanent legislation adopted by the City Council that mirrors the emergency legislation. The permanent legislation was transmitted to Congress on January 5, 2010. If Congress does not intervene during a 30-day period (consisting of days in which the Congress is “in session”), the permanent legislation will become binding law. The 30-day Congressional review period is expected to end on March 2, 2010. Because the 30-day period begins in 2010 and the City Council must still write and pass further legislation providing guidance on how to implement unitary reporting before these provisions are effective, PHI believes that the legislative process was not complete as of December 31, 2009, and, therefore, the effect of neither the emergency nor the permanent legislation (both for combined unitary business tax reporting and related party expense disallowance) was accounted for as of December 31, 2009.

The permanent legislation does not define the term “unitary business” and does not specify how combined tax reporting would differ from our current consolidated tax reporting in the District of Columbia. However, based upon PHI’s interpretation of combined unitary business tax reporting in other taxing jurisdictions, the legislation would likely result in a change in PHI’s overall state income tax rate and, therefore, would likely require an adjustment to PHI’s net deferred income tax liabilities. Further, to the extent that the change in rate increases net deferred income tax liabilities, PHI must determine if these increased tax liabilities are probable of recovery in future rates. The related party expense disallowance provisions of the permanent legislation would likely result in a change in PHI’s overall state income tax rate. No timetable has been established by the City Council to write and pass further legislation and, therefore, uncertainty exists as to whether combined unitary reporting will be effective for PHI.

Management is currently analyzing the impact of this legislation on the financial position, results of operations and cash flows of PHI and its subsidiaries.

Third Party Guarantees, Indemnifications, and Off-Balance Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations that they have entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2009, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The commitments and obligations, in millions of dollars, were as follows:

	Guarantor
	PHI	Pepco	DPL	ACE	Total
Energy marketing obligations of Conectiv Energy (a)	$141	$—	$—	$—	$141
Energy procurement obligations of Pepco Energy Services (a)	434	—	—	—	434
Guaranteed lease residual values (b)	—	1	3	2	6
Other (c)	1	—	—	—	1

Total	$576	$1	$3	$2	$582

(a)	Pepco Holdings has contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties under routine energy sales and procurement obligations, including retail customer load obligations of Pepco Energy Services and requirements under BGS contracts entered into by Conectiv Energy with ACE.
(b)	Subsidiaries of Pepco Holdings have guaranteed residual values in excess of fair value of certain equipment and fleet vehicles held through lease agreements. As of December 31, 2009, obligations under the guarantees were approximately $6 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantees have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, Pepco Holdings believes the likelihood of payments being required under the guarantees is remote.
(c)	Pepco Holdings has guaranteed a subsidiary building lease of $1 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.

Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in these agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Dividends

On January 28, 2010, Pepco Holdings’ Board of Directors declared a dividend on common stock of 27 cents per share payable March 31, 2010, to shareholders of record on March 10, 2010.

Contractual Obligations

As of December 31, 2009, Pepco Holdings’ contractual obligations under non-derivative fuel and purchase power contracts were $1,112 million in 2010, $1,109 million in 2011 to 2012, $592 million in 2013 to 2014, and $2,130 million in 2015 and thereafter.

(18)	ACCUMULATED OTHER COMPREHENSIVE LOSS

A detail of the components of Pepco Holdings’ Accumulated Other Comprehensive (Loss) Income is as follows. For additional information, see the Consolidated Statements of Comprehensive Income.

	Commodity Derivatives	Treasury Lock	Other	Accumulated Other Comprehensive (Loss) Income
	(millions of dollars)
Balance, December 31, 2006	$(62)	$(33)	$(8)	$(103)
Current year change	53	4	—	57

Balance, December 31, 2007	(9)	(29)	(8)	(46)
Current year change	(218)	4	(2)	(216)

Balance, December 31, 2008	(227)	(25)	(10)	(262)
Current year change	25	3	(7)	21

Balance, December 31, 2009	$(202)	$(22)	$(17)	$(241)

A detail of the income tax expense (benefit) allocated to the components of Pepco Holdings’ Accumulated Other Comprehensive (Loss) Income for each year is as follows.

As of:	Commodity Derivatives	Treasury Lock	Other		Accumulated Other Comprehensive (Loss) Income
	(millions of dollars)
December 31, 2007	$32	$5	$1	(a)	$38
December 31, 2008	$(147)	$1	$(1	)(a)	$(147)
December 31, 2009	$19	$2	$(5	)(a)	$16

(a)	Represents income tax expense on amortization of gains and losses for prior service costs.

(19)	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The quarterly data presented below reflect all adjustments necessary in the opinion of management for a fair presentation of the interim results. Quarterly data normally vary seasonally because of temperature variations, differences between summer and winter rates, and the scheduled downtime and maintenance of electric generating units. The totals of the four quarterly basic and diluted earnings per common share amounts may not equal the basic and diluted earnings per common share for the year due to changes in the number of common shares outstanding during the year.

	2009
	First Quarter		Second Quarter	Third Quarter		Fourth Quarter		Total
	(millions, except per share amounts)
Total Operating Revenue	$2,037		$1,666	$2,050		$1,649		$7,402
Total Operating Expenses	1,896	(a)	1,522	1,815	(a)	1,521		6,754
Operating Income	141		144	235		128		648
Other Expenses	(78)		(81)	(80)		(82)		(321)
Income From Continuing Operations Before Income Tax Expense	63		63	155		46		327
Income Tax Expense Related to Continuing Operations	22		24	51	(b)	7	(c)	104
Net Income From Continuing Operations	41		39	104		39		223
Income (Loss) From Discontinued Operations, net of tax	4		(14)	20		2		12
Net Income	$45		$25	$124		$41		$235
Basic and Diluted Earnings Per Share of Common Stock
Earnings per share of Common Stock from continuing operation	0.19		0.18	0.47		0.17		1.01
Earnings per share of Common Stock from discontinued operation	0.02		(0.07)	0.09		0.01		0.05
Basic and Diluted Earnings Per Share of Common Stock	0.21		0.11	0.56		0.18		1.06
Cash Dividends Per Common Share	0.27		0.27	0.27		0.27		1.08

(a)	Includes gains during the first and third quarters related to settlement of Mirant bankruptcy claims of $14 million ($8 million after-tax) and $26 million ($16 million after-tax), respectively.
(b)	Includes benefit of $13 million related to a change in the Maryland state income tax reporting for the disposition of certain assets in prior years.
(c)	Includes a $6 million benefit related to additional analysis of current and deferred income tax balances completed during the fourth quarter and a $2 million benefit related to the resolution of an uncertain state income tax position.

	2008
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Total
	(millions, except per share amounts)
Total Operating Revenue	$1,930		$1,818	(e)	$2,395		$1,916		$8,059
Total Operating Expenses	1,794		1,745	(f)	2,209	(h)	1,762		7,510
Operating Income	136		73		186		154		549
Other Expenses	(65)		(66)		(70)		(75)		(276)
Income From Continuing Operations Before Income Tax Expense	71		7		116		79		273
Income Tax Expense Related to Continuing Operations	20	(d)	12	(g)	46		12	(i)	90
Net Income (Loss) From Continuing Operations	51		(5)		70		67		183
Income From Discontinued Operations, net of tax	48		20		49		—		117
Net Income	$99		$15		$119		$67		$300
Basic and Diluted Earnings Per Share of Common Stock
Earnings per share of Common Stock from continuing operation	0.26		(0.03)		0.35		0.32		0.90
Earnings per share of Common Stock from discontinued operation	0.23		0.10		0.24		—		0.57
Basic and Diluted Earnings Per Share of Common Stock	0.49		0.07		0.59		0.32		1.47
Cash Dividends Per Common Share	0.27		0.27		0.27		0.27		1.08

(d)	Includes $7 million of after-tax net interest income on uncertain tax positions primarily related to casualty losses.
(e)	Includes a $124 million charge ($86 million after-tax) related to the adjustment to the equity value of cross-border energy lease investments.
(f)	Includes a $4 million adjustment to correct an understatement of operating expenses for prior periods dating back to February 2005 where late payment fees were incorrectly recognized.
(g)	Includes $7 million of after-tax interest income related to the tentative settlement of the IRS mixed service cost issue and $2 million of after-tax interest income received in 2008 on the Maryland state tax refund offset by a $7 million after-tax charge for interest related to the increased tax obligation associated with the adjustment to the equity value of cross-border energy lease investments.
(h)	Includes a $9 million charge related to an adjustment in the accounting for certain restricted stock awards granted under the Long-Term Incentive Plan and a $4 million adjustment to correct an understatement of operating expenses for prior periods dating back to May 2006 where late payment fees were incorrectly recognized.
(i)	Includes $11 million of after-tax net interest income on uncertain and effectively settled tax positions (primarily associated with the final settlement with the IRS on the like-kind exchange issue, a claim made with the IRS related to the tax reporting for fuel over- and under-recoveries, and the reversal of the majority of the interest income recognized on uncertain tax positions related to casualty losses in the first quarter) and a benefit of $8 million (including a $3 million correction of prior period errors) related to additional analysis of deferred tax balances completed in 2008.

(20)	DISCONTINUED OPERATIONS

On April 20, 2010, the Board of Directors of PHI approved a plan for the disposition of Conectiv Energy. The plan consists of (i) the sale of Conectiv Energy’s wholesale power generation business and (ii) the liquidation, within the succeeding twelve months, of all of Conectiv Energy’s remaining assets and businesses, including its load service supply contracts, energy hedging portfolio, certain tolling agreements and other non-generation assets. In accordance with the plan, PHI on the same date entered into the Purchase Agreement with Calpine, under the terms of which, Calpine agreed to purchase Conectiv Energy’s wholesale power generation business.

On July 1, 2010, PHI completed the sale of its wholesale power generation business to Calpine. Under the terms of the Purchase Agreement, dated April 20, 2010, the $1.65 billion sales price was subject to several adjustments, including a $49 million payment for the estimated value of the fuel inventory at the time of the closing and a $60 million reduction in the closing payment attributable to lower capital expenditures incurred by PHI than was anticipated at the time of execution of the Purchase Agreement for the Delta Project during the period from January 1,

2010 through the date of the closing. After giving effect to these and other adjustments, PHI received proceeds at the closing in the amount of approximately $1.63 billion (subject to possible post-closing adjustments).

PHI currently estimates that the sale of the wholesale power generation business to Calpine and the liquidation of the remaining Conectiv Energy assets and businesses will result in a loss through the completion of the liquidation for financial reporting purposes ranging from $75 million to $100 million, after tax. This range of loss includes estimates of (i) the loss on the Calpine transaction, including transaction expenses, (ii) the additional income tax charges associated with the Calpine transaction, (iii) expenses for employee severance and retention benefits, and (iv) accrued expenses for certain obligations associated with the Calpine transaction, offset by (v) estimates of gains from the anticipated disposition of Conectiv Energy’s remaining assets and businesses not included in the Calpine sale, including load service supply contracts, the energy hedging portfolio, certain tolling agreements and other non-generation assets. The loss recognized in the second quarter of 2010 has exceeded the estimated range of loss because certain unrealized losses associated with derivative instruments that no longer qualify for cash flow hedge accounting have been recognized in the second quarter of 2010, and these losses are expected to be reduced primarily by gains from future dispositions of the load service supply contracts.

As a result of the plan of disposition, PHI commenced reporting the results of operations of the former Conectiv Energy segment in discontinued operations from June 30, 2010. This reclassification of the results of operations of the Conectiv Energy segment to discontinued operations has also been reflected in all periods presented in the accompanying Consolidated Statements of Income. Further, the assets and liabilities of Conectiv Energy, excluding the related current and deferred income tax accounts and certain retained liabilities, are reported as held for sale as of each date presented in the accompanying Consolidated Balance Sheets. In addition, Note (1), “Organization,” Note (5), “Segment Information,” Note (12), “Income Taxes,” Note (15), “Derivative Instruments and Hedging Activities,” and Note (20), “Discontinued Operations” have been updated to reflect the Conectiv Energy segment as discontinued operations.

Operating Results

The operating results of Conectiv Energy, which have been classified as discontinued operations in the Consolidated Statements of Income, are as follows:

	2009	2008	2007
	(millions of dollars)
Income from discontinued operations before income tax expense	$18	$195	$117
Income tax expense related to discontinued operations	6	78	47

Income from discontinued operations, net of income taxes	$12	$117	$70

Balance Sheet Information

Details of the assets and liabilities of Conectiv Energy at December 31, 2009 and 2008 are as follows:

	December 31, 2009	December 31, 2008
	(millions of dollars)
Current Assets
Cash and cash equivalents	$2	$9
Accounts receivable, less allowance for uncollectible accounts	194	238
Inventories	128	189
Derivative assets	21	59
Prepaid expenses and other	1	5

Total Current Assets	346	500

Investments And Other Assets
Derivative assets	27	8
Other	2	3

Total Investments and Other Assets	29	11

Property, Plant And Equipment
Property, plant and equipment	2,286	2,066
Accumulated depreciation	(664)	(626)

Net Property, Plant and Equipment	1,622	1,440

Current Liabilities
Accounts payable and accrued liabilities	138	151
Derivative liabilities	37	48
Other	16	20

Total Current Liabilities	191	219

Deferred Credits
Derivative liabilities	8	7
Other	11	41

Total Deferred Credits	19	48

Net Assets	$1,787	$1,684

Derivative Instruments and Hedging Activities

Conectiv Energy has historically used derivative instruments primarily to reduce its financial exposure to changes in the value of its assets and obligations due to commodity price fluctuations. The derivative instruments used have included forward contracts, futures, swaps, and exchange-traded and over-the-counter options. The two primary risk management objectives were: (i) to manage the spread between the cost of fuel used to operate electric generation facilities and the revenue received from the sale of the power produced by those facilities, and (ii) to manage the spread between retail sales commitments and the cost of supply used to service those commitments to ensure stable cash flows and lock in favorable prices and margins when they become available.

Conectiv Energy accounts for most of its futures, swaps and certain forward contracts as cash flow hedges of forecasted transactions. Derivative contracts purchased or sold in excess of probable amounts of forecasted hedge transactions are marked-to-market through current earnings. All option contracts are marked-to-market through current earnings. Certain natural gas and oil futures and swaps have been used as fair value hedges to protect the value of natural gas transportation contracts and physical fuel inventory. Some forward contracts are accounted for using standard accrual accounting since these contracts meet the requirements for normal purchase and normal sale accounting.

The tables below identify the balance sheet location and fair values of Conectiv Energy’s derivative instruments as of December 31, 2009 and 2008:

	As of December 31, 2009
Balance Sheet Caption	Derivatives Designated as Hedging Instruments	Other Derivative Instruments	Gross Derivative Instruments	Effects of Cash Collateral and Netting	Net Derivative Instruments
	(millions of dollars)
Derivative Assets (current assets held for sale)	$52	$574	$626	$(605)	$21
Derivative Assets (non-current assets held for sale)	23	44	67	(40)	27

Total Derivative Assets	75	618	693	(645)	48

Derivative Liabilities (current liabilities associated with assets held for sale)	(236)	(575)	(811)	774	(37)
Derivative Liabilities (non-current liabilities associated with assets held for sale)	(14)	(27)	(41)	33	(8)

Total Derivative Liabilities	(250)	(602)	(852)	807	(45)

Net Derivative (Liability) Asset	$(175)	$16	$(159)	$162	$3

	As of December 31, 2008
Balance Sheet Caption	Derivatives Designated as Hedging Instruments	Other Derivative Instruments	Gross Derivative Instruments	Effects of Cash Collateral and Netting	Net Derivative Instruments
	(millions of dollars)
Derivative Assets (current assets held for sale)	$217	$1,682	$1,899	$(1,840)	$59
Derivative Assets (non-current assets held for sale)	22	54	76	(68)	8

Total Derivative Assets	239	1,736	1,975	(1,908)	67

Derivative Liabilities (current liabilities associated with assets held for sale)	(405)	(1,604)	(2,009)	1,961	(48)
Derivative Liabilities (non-current liabilities associated with assets held for sale)	(12)	(65)	(77)	70	(7)

Total Derivative Liabilities	(417)	(1,669)	(2,086)	2,031	(55)

Net Derivative (Liability) Asset	$(178)	$67	$(111)	$123	$12

Under FASB guidance on the offsetting of balance sheet accounts (ASC 210-20), PHI offsets the fair value amounts recognized for derivative instruments and the fair value amounts recognized for related collateral positions executed with the same counterparty under master netting agreements. The amount of cash collateral that was offset against these derivative positions is as follows:

	December 31, 2009	December 31, 2008
	(millions of dollars)
Cash collateral pledged to counterparties with the right to reclaim	$168	$175
Cash collateral received from counterparties with the obligation to return	(6)	(52)

As of December 31, 2009 and 2008, all cash collateral pledged or received related to Conectiv Energy’s derivative instruments accounted for at fair value was entitled to offset under master netting agreements.

Derivatives Designated as Hedging Instruments

Cash Flow Hedges

For energy commodity contracts that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of accumulated other comprehensive loss (AOCL) and is reclassified into income in the same period or periods during which the hedged transactions affect income. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current income. This information for the activity of Conectiv Energy during the years ended December 31, 2009, 2008 and 2007 is provided in the table below:

	Years Ended December 31,
	2009	2008	2007
	(millions of dollars)
Amount of net pre-tax loss arising during the period included in other comprehensive income (loss)	$(216)	$(105)	$(24)

Amount of net pre-tax (loss) gain reclassified into income:
Effective portion:
Income from Discontinued Operations	(224)	45	(55)
Ineffective portion:
Income from Discontinued Operations(a)	—	(3)	(2)

Total net pre-tax (loss) gain reclassified into income	(224)	42	(57)

Net pre-tax gain (loss) on commodity derivatives included in other comprehensive income (loss) comprehensive loss	$8	$(147)	$33

(a)	For the years ended December 31, 2009, 2008 and 2007, amounts of $3 million, zero and $1 million, respectively, were reclassified from AOCL to income because the forecasted transactions were deemed probable not to occur.

As of December 31, 2009 and 2008, Conectiv Energy had the following types and volumes of energy commodity contracts employed as cash flow hedges of forecasted purchases and forecasted sales.

	Quantities
Commodity	December 31, 2009	December 31, 2008

Forecasted Purchases Hedges
Coal (Tons)	325,000	120,000
Natural gas (One Million British Thermal Units (MMBtu))	43,032,500	43,650,000
Electricity (Megawatt hours (MWh))	10,758,844	11,203,525
Electric capacity (MW-Days)	—	60,400
Heating oil (Barrels)	89,000	128,000

Forecasted Sales Hedges
Coal (Tons)	255,000	—
Natural gas (MMBtu)	3,859,643	—
Electricity (MWh)	5,701,472	6,047,591
Electric capacity (MW-Days)	203,640	308,220
Financial transmission rights (MWh)	48,014	—

Cash Flow Hedges Included in Accumulated Other Comprehensive Loss

The tables below provide details regarding effective cash flow hedges of Conectiv Energy included in PHI’s consolidated balance sheet as of December 31, 2009 and 2008. Cash flow hedges are marked-to-market on the balance sheet with corresponding adjustments to AOCL. The data in the tables indicate the cumulative net loss after-tax related to effective cash flow hedges by contract type included in AOCL, the portion of AOCL expected to be reclassified to income during the next 12 months, and the maximum hedge or deferral term:

	Accumulated Other Comprehensive Loss After-tax (a)	Portion Expected to be Reclassified to Income during the Next 12 Months	Maximum Term
	(millions of dollars)
Energy Commodity Contracts as of December 31, 2009 (a)	$103	$154	48 months

Energy Commodity Contracts as of December 31, 2008 (a)	$107	$73	60 months

(a)	The unrealized derivative losses recorded in Accumulated Other Comprehensive Loss are largely offset by wholesale and retail load service sales contracts in gain positions that are subject to accrual accounting. These forward sales contracts to commercial and industrial customers, utilities, municipalities, and electric cooperatives are exempted from mark-to-market accounting because they either qualify as normal sales under FASB guidance on derivatives and hedging or they are not derivative contracts. Under accrual accounting, no asset is recorded on the balance sheet for these contracts, and revenue is not recognized until the period of delivery.

Fair Value Hedges

In connection with its energy commodity activities, Conectiv Energy designates certain derivatives as fair value hedges. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting gain or loss on the hedged item attributable to the hedged risk is recognized in current income. For the year ended December 31, 2009, the net pretax gains recognized in Income from Discontinued Operations were $1 million. For each of the years ended December 31, 2008 and 2007, there were no such gains or losses recognized.

As of December 31, 2009 and 2008, Conectiv Energy had the following outstanding commodity forward contract volumes and net position on derivatives that were accounted for as fair value hedges of fuel inventory and natural gas transportation:

Commodity	December 31, 2009		December 31, 2008
	Quantity	Net Position	Quantity	Net Position
Natural Gas (MMBtu)	1,180,000	Short	1,800,000	Short
Oil (Barrels)	—	—	466,000	Short

Other Derivative Activity

In connection with its energy commodity activities, Conectiv Energy holds certain derivatives that do not qualify as hedges. Under FASB guidance on derivatives and hedging, these derivatives are recorded at fair value through income with corresponding adjustments on the balance sheet.

The amount of the derivative pretax gain (loss) for Conectiv Energy included in Income from Discontinued Operations for the years ended December 31, 2009, 2008 and 2007, is provided in the table below:

	For the Year Ended December 31,
	2009	2008	2007
	(millions of dollars)
Realized mark-to-market gains	$47	$57	$7
Unrealized mark-to-market (losses) gains	(57)	24	2

Total net mark-to-market (losses) gains	$(10)	$81	$9

As of December 31, 2009 and 2008, Conectiv Energy had the following net outstanding commodity forward contract volumes and net positions on derivatives that did not qualify for hedge accounting:

	December 31, 2009		December 31, 2008
Commodity	Quantity	Net Position	Quantity	Net Position
Coal (Tons)	60,000	Long	30,000	Short
Natural gas (MMBtu)	2,268,024	Long	669,210	Short
Natural gas basis (MMBtu)	12,445,000	Long	18,300,000	Long
Heating oil (Barrels)	139,000	Short	556,000	Short
Light sweet crude oil (Barrels)	—	—	361,988	Short
RBOB UL gasoline (Barrels)	—	—	67,000	Short
Electricity (MWh)	76,324	Long	233,559	Short
Financial transmission rights (MWh)	1,241,237	Short	2,231,759	Long

Contingent Credit Risk Features

The primary contracts used by Conectiv Energy for derivative transactions are generally the same as those described in Note (15), “Derivative Instruments and Hedging Activities,” and include comparable provisions for mutual posting and administration of collateral security. If the aggregate fair value of the transactions in a net loss position exceeds the unsecured credit threshold, then collateral is required to be posted in an amount equal to the amount by which the unsecured credit threshold is exceeded. The obligations of Conectiv Energy are usually guaranteed by PHI. If PHI’s credit rating were to fall below “investment grade,” the unsecured credit threshold would typically be set at zero and collateral would be required for the entire net loss position. Exchange-traded contracts are required to be fully collateralized without regard to the credit rating of the holder.

The gross fair value of Conectiv Energy’s derivative liabilities, excluding the impact of offsetting transactions or collateral under master netting agreements, with credit risk-related contingent features on December 31, 2009, was $179 million. As of that date, Conectiv Energy had posted cash collateral of $17 million in the normal course of business against the gross derivative liability resulting in a net liability of $162 million before giving effect to offsetting transactions that are encompassed within master netting agreements that would reduce this amount. Conectiv Energy’s net settlement amount in the event of a downgrade of PHI below “investment grade” as of December 31, 2009, would have been approximately $63 million, after taking into consideration the master netting agreements. The offsetting transactions or collateral that would reduce Conectiv Energy’s obligation to the net settlement amount include derivatives and normal purchase and normal sale contracts in a gain position as well as letters of credit already posted as collateral.

PHI’s primary sources for posting cash collateral or letters of credit are its credit facilities. At December 31, 2009, the aggregate amount of cash plus borrowing capacity under PHI credit facilities available to meet the future liquidity needs of PHI, including Conectiv Energy, totaled $820 million.

Fair Value Disclosures

Conectiv Energy has adopted FASB guidance on fair value measurement and disclosures (ASC 820) which established a framework for measuring fair value that is further described in Note (16), “Fair Value Disclosures.”

Level 1 instruments consist of derivative instruments where quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis such as the New York Mercantile Exchange (NYMEX).

As of December 31, 2009 level 2 instruments primarily consist of electricity derivatives and wholesale gas futures and swaps. Power swaps are priced at liquid trading hub prices or valued using the liquid hub prices plus a congestion adder that is calculated using historical regression analysis. Natural gas futures and swaps are valued using broker quotes in liquid markets, and other observable pricing data.

The level 3 instruments with the most significant amount of fair value at December 31, 2009 are electricity derivatives. The majority of Conectiv Energy’s pricing information for these level 3 valuations was obtained from a third party pricing system used widely throughout the energy industry. A portion of these electricity derivatives are comprised of load service contracts valued using liquid hub prices, a zonal congestion adder that is calculated using historical regression, historical ancillary service costs, and a series of modeled risk adders.

The following tables set forth, by level within the fair value hierarchy, Conectiv Energy’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009 and 2008:

	Fair Value Measurements at December 31, 2009
Description	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(millions of dollars)
ASSETS
Derivative instruments	$54	$8	$16	$30

	$54	$8	$16	$30

LIABILITIES
Derivative instruments	$213	$58	$152	$3

	$213	$58	$152	$3

	Fair Value Measurements at December 31, 2008
Description	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(millions of dollars)
ASSETS
Derivative instruments	$119	$53	$59	$7

	$119	$53	$59	$7

LIABILITIES
Derivative instruments	$230	$56	$169	$5

	$230	$56	$169	$5

Reconciliations of the beginning and ending balances of Conectiv Energy’s fair value measurements using significant unobservable inputs (Level 3) for the years ended December 31, 2009 and 2008 are shown below:

	For the Year Ended December 31,
	2009	2008
	(millions of dollars)
Beginning balance as of January 1	$2	$1
Total gains or (losses) (realized and unrealized)
Included in income from discontinued operations (a)	18	(3)
Included in accumulated other comprehensive loss	25	—
Purchases and issuances	—	—
Settlements	(11)	4
Transfers in (out) of Level 3	(7)	—

Ending balance as of December 31	$27	$2

(a)	As of December 31, 2009, $12 million of the $18 million gain is unrealized. As of December 31, 2008, $2 million of the $3 million loss is unrealized.

Item 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Documents List

1.	Financial Statements

Pepco Holdings, Inc.

Consolidated Statements of Income for each of the years ended December 31, 2009, 2008 and 2007

Consolidated Statements of Comprehensive Income for each of the years ended December 31, 2009, 2008 and 2007

Consolidated Balance Sheets as of December 31, 2009 and 2008

Consolidated Statements of Cash Flows for each of the years ended December 31, 2009, 2008 and 2007

Consolidated Statements of Equity for each of the years ended December 31, 2009, 2008 and 2007

Notes to Consolidated Financial Statements

2.	Financial Statement Schedules

The financial statement schedules specified by Regulation S-X, other than those listed below, are omitted because either they are not applicable or the required information is presented in the financial statements set forth in Exhibit 99.3.

Schedule I, Condensed Financial Information of Parent Company

Schedule II, Valuation and Qualifying Accounts

Schedule I, Condensed Financial Information of Parent Company is submitted below.

PEPCO HOLDINGS, INC. (Parent Company)

STATEMENTS OF INCOME

	For the Year Ended December 31,
	2009	2008	2007
	(millions of dollars, except share data)
OPERATING REVENUE	$—	$—	$—

OPERATING EXPENSES
Other operation and maintenance	5	5	3

Total operating expenses	5	5	3

OPERATING LOSS	(5)	(5)	(3)

OTHER INCOME (EXPENSES)
Interest and dividend income	—	2	1
Interest expense	(87)	(90)	(91)
Income from equity investments	278	239	320

Total other income	191	151	230
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	186	146	227
INCOME TAX BENEFIT RELATED TO CONTINUING OPERATIONS	(37)	(37)	(37)

NET INCOME FROM CONTINUING OPERATIONS	223	183	264
INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	12	117	70

NET INCOME	$235	$300	$334

BASIC AND DILUTED EARNINGS PER SHARE
Earnings per share of common stock from Continuing Operations	$1.01	$0.90	$1.36
Earnings per share of common stock from Discontinued Operations	0.05	0.57	0.36

Basic and diluted earnings per share	$1.06	$1.47	$1.72

The accompanying Notes are an integral part of these financial statements.

PEPCO HOLDINGS, INC. (Parent Company)

BALANCE SHEETS

	As of December 31,
	2009	2008
	(millions of dollars, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$585	$556
Prepayment of income taxes	8	4
Accounts receivable and other	33	16

	626	576

Investments and Other Assets
Goodwill	1,137	1,137
Notes receivable from subsidiary companies	472	628
Investment in consolidated companies	2,700	2,333
Other	16	19
Investments held for sale	1,787	1,683

	6,112	5,800

Total Assets	$6,738	$6,376

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt	$324	$50
Current portion of long-term debt	450	—
Accounts payable	—	4
Interest and taxes accrued	60	34

	834	88

Deferred Credits
Liabilities and accrued interest related to uncertain tax positions	—	1

Long-Term Debt	1,648	2,097

Commitments and Contingencies (Note 4)

Equity
Common stock, $.01 par value; authorized 400,000,000 shares; 222,269,895 and 218,906,220 shares outstanding, respectively	2	2
Premium on stock and other capital contributions	3,227	3,179
Accumulated other comprehensive loss	(241)	(262)
Retained earnings	1,268	1,271

Total equity	4,256	4,190

Total Capitalization and Liabilities	$6,738	$6,376

The accompanying Notes are an integral part of these financial statements.

PEPCO HOLDINGS, INC. (Parent Company)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2009	2008	2007
	(millions of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$235	$300	$334
Income from discontinued operations	(12)	(117)	(70)
Adjustments to reconcile net income to net cash from operating activities:
Distributions from related parties less than earnings	(186)	(53)	(145)
Deferred income taxes	—	2	2
Changes in:
Prepaid and other assets	(24)	(10)	—
Accounts payable	(4)	16	10
Interest and taxes accrued	19	(5)	(5)
Other assets and liabilities	16	(2)	2

Net Cash From Operating Activities	44	131	128

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property, plant and equipment	—	—	—

Net Cash Used By Investing Activities	—	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid on common stock	(238)	(222)	(203)
Common stock issued for the Dividend Reinvestment Plan	31	29	28
Issuance of common stock	18	287	200
Issuance of long-term debt	—	—	450
Capital distribution to subsidiaries	(255)	(175)	—
Reacquisition of long-term debt	—	—	(500)
Decrease in notes receivable from associated companies	156	79	227
Issuances (repayments) of short-term debt, net	274	50	(36)
Costs of issuances	(1)	(10)	(3)

Net Cash (Used By) From Financing Activities	(15)	38	163

Net increase in cash and cash equivalents	29	169	291
Cash and cash equivalents at beginning of year	556	387	96

CASH AND CASH EQUIVALENTS AT END OF YEAR	$585	$556	$387

The accompanying Notes are an integral part of these financial statements.

NOTES TO FINANCIAL INFORMATION

(1)	BASIS OF PRESENTATION

Pepco Holdings, Inc. is a holding company and conducts substantially all of its business operations through its subsidiaries. These condensed financial statements and related footnotes have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X. These statements should be read in conjunction with the consolidated financial statements and notes thereto of Pepco Holdings, Inc. included in this Form 8-K.

Pepco Holdings, Inc. owns 100% of all significant subsidiaries.

(2)	RECLASSIFICATIONS AND ADJUSTMENTS

Certain prior period amounts have been reclassified in order to conform to the current period presentation.

(3)	DEBT

For information concerning PHI’s long-term debt obligations, see Note (11), “Debt” to the consolidated financial statements of Pepco Holdings set forth in Exhibit 99.3.

(4)	COMMITMENTS AND CONTINGENCIES

For information concerning PHI’s material contingencies and guarantees, see Note (17), “Commitments and Contingencies” to the consolidated financial statements of Pepco Holdings set forth in Exhibit 99.3.

(5)	INVESTMENT IN CONSOLIDATED COMPANIES

The Parent Company’s majority owned subsidiaries are recorded using the equity method of accounting. A breakout of the balance in Investment in consolidated companies is as follows:

	2009	2008
Conectiv (including DPL and ACE)	$509	$431
Potomac Electric Power Company	1,435	1,235
Potomac Capital Investment Corporation	472	442
Pepco Energy Services, Inc.	278	219
PHI Service Company	6	6

Total investment in consolidated companies	$2,700	$2,333

(6)	DISCONTINUED OPERATIONS

On April 20, 2010, the Board of Directors of PHI approved a plan for the disposition of Conectiv Energy. The plan consists of (i) the sale of Conectiv Energy’s wholesale power generation business and (ii) the liquidation, within the succeeding twelve months, of all of Conectiv Energy’s remaining assets and businesses, including its load service supply contracts, energy hedging portfolio, certain tolling agreements and other non-generation assets. On July 1, 2010, PHI completed the sale of its wholesale power generation business to Calpine. Accordingly, the investment in Conectiv Energy has been reflected in Investments held for sale on the balance sheet, and the associated income has been included in Income from discontinued operations, net of income taxes.

Schedule II, Valuation and Qualifying Accounts:

Pepco Holdings, Inc. (Consolidated)

Col. A	Col. B	Col. C		Col. D	Col. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts (a)	Deductions(b)	Balance at End of Period
	(millions of dollars)
Year Ended December 31, 2009
Allowance for uncollectible accounts - customer and other accounts receivable	$35	$52	$6	$(49)	$44
Year Ended December 31, 2008
Allowance for uncollectible accounts - customer and other accounts receivable	$30	$43	$6	$(44)	$35
Year Ended December 31, 2007
Allowance for uncollectible accounts - customer and other accounts receivable	$35	$34	$1	$(40)	$30

(a)	Collection of accounts previously written off.
(b)	Uncollectible accounts written off.